As filed with the Securities and Exchange Commission on August 11, 2003
                                                     Registration No. 333-105476
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                        PRE-EFFECTIVE AMENDMENT NO. 2 TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                               ASB Holding Company
          -------------------------------------------------------------
          (Exact name of Small Business Issuer as specified in charter)

         United States                      6035                 56-2317250
---------------------------------     -----------------      ------------------
(State or other jurisdiction          (Primary SIC No.)      (I.R.S. Employer
of incorporation or organization)                            Identification No.)

                 365 Broad Street, Bloomfield, New Jersey 07003
                                  973-748-3600
--------------------------------------------------------------------------------
        (Address and telephone number of principal executive offices and principal place of business)

           Mr. Joseph Kliminski, President and Chief Executive Officer
                 365 Broad Street, Bloomfield, New Jersey 07003
                                  973-748-3600
--------------------------------------------------------------------------------
            (Name, address and telephone number of agent for service)

                  Please send copies of all communications to:

     Samuel J. Malizia, Esq.                         Sanford Brown, Esq.
     Tiffany A. Hasselman, Esq.                      Charlotte M. Rasche, Esq.
     MALIZIA SPIDI & FISCH, PC                       BRACEWELL & PATTERSON
     1100 New York Ave., N.W., Suite 340 West        500 North Akard, Suite 4000
     Washington, D.C.  20005                         Dallas, Texas  75201
     (202) 434-4660                                  (214) 758-1093

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   As soon as practicable after this registration statement becomes effective.

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                              CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------------------------
Title of Each                   Shares      Proposed Maximum   Proposed Maximum      Amount of
Class of Securities              to be       Offering Price       Aggregate        Registration
To Be Registered              Registered        Per Unit        Offering Price        Fee(1)
------------------------------------------------------------------------------------------------
Common Stock,
$0.10 Par Value              1,666,350           $10.00           $16,663,500       $235.38(2)
Interests of participants
in the 401(k) Plan             238,459(3)        $10.00           $ 2,384,590            --(4)
------------------------------------------------------------------------------------------------

(1)  Calculated in accordance with Rule 457(o).
(2) An additional 290,950 shares are being registered with this amendment. The fee for the other 1,375,400 shares being registered was paid with the original filing of the Form SB-2 on May 22, 2003.
(3)  These shares are included in the  1,666,350  shares being registered.
(4) The $2,384,590 of participations to be registered are based upon the assets of the 401(k) Plan. Pursuant to Rule 457(h)(2), no additional fee is required with respect to the interests of participants of the 401(k) Plan.

      The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS                                                                [LOGO]

                               ASB HOLDING COMPANY
                (Holding Company for American Savings Bank of NJ)


                   Up to [^] 1,449,000 Shares of Common Stock




         ASB Holding Company is a federally-chartered corporation that is offering for sale up to [^] 1,449,000 shares of its common stock, par value $0.10 per share, at $10.00 per share. ASB Holding Company is the holding company for American Savings Bank of NJ. ASB Holding Company received authorization from the Office of Thrift Supervision to conduct the stock offering on ________, 2003. The shares being offered will represent approximately [^] 30% of the outstanding common stock of ASB Holding Company after the completion of this stock offering. American Savings, MHC, a federally-chartered mutual holding company will own the remainder of the outstanding common stock of ASB Holding Company.

         The deadline for ordering stock is 12:00 noon, eastern time, on _________, 2003, and may be extended to __________, 2003. The minimum purchase is 25 shares (minimum investment of $250). All funds submitted shall be placed in a segregated deposit account at American Savings Bank of NJ until the shares are issued or the funds are returned. No stock will be sold if ASB Holding Company does not receive orders for at least [^] 1,071,000 shares. Purchases of common stock in the offering by ASB Holding Company's directors and executive officers will be counted toward such minimum. While no formal decisions have been made, preliminary indications are that directors and executive officers and their associates will purchase approximately [^] 242,000 shares of common stock in the offering. See Proposed Stock Purchases by Management on page __.


         Milestone Advisors, LLC will assist us in our selling efforts on a best efforts basis. In a best efforts underwriting, Milestone Advisors, LLC is not obligated to purchase any of the stock that is being offered for sale.

         There is currently no public market for the stock. ASB Holding Company anticipates that the stock will be quoted on the OTC Bulletin Board. See Market for the Stock on page __.


---------------------------------------------- ------------------ --------------
                                                    MINIMUM            MAXIMUM
---------------------------------------------- ------------------ --------------
Number of Shares                               [^] 1,071,000      1,449,000
---------------------------------------------- ------------------ --------------
Total Underwriting Commissions and Expenses    $580,000           $580,000
---------------------------------------------- ------------------ --------------
Net Proceeds                                   [^] $10,130,000    $13,910,000
---------------------------------------------- ------------------ --------------
Net Proceeds Per Share                         [^] $9.46          $9.60
---------------------------------------------- ------------------ --------------




         Based upon market conditions and the approval of the Office of Thrift Supervision, ASB Holding Company may increase the offering by up to 15% of the [^] 1,449,000 shares to be sold, which would bring the number of shares to be sold to [^] 1,666,350 shares. No notice of an increase will be given to persons who have subscribed for stock unless the number of shares to be sold is increased beyond [^] 1,666,350 shares.


Please refer to Risk Factors beginning on page __.

         These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

         Neither the Securities and Exchange Commission, the Office of Thrift Supervision, nor any state securities regulator has approved or disapproved these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                             Milestone Advisors, LLC

                 The Date of this Prospectus is __________, 2003

                                TABLE OF CONTENTS


                                                                            Page
                                                                            ----
Summary.........................................................................
Risk Factors....................................................................
Use of Proceeds.................................................................
Dividend Policy.................................................................
Market for the Stock............................................................
Capitalization..................................................................
Pro Forma Data..................................................................
Historical and Pro Forma Capital Compliance.....................................
Selected Financial and Other Data...............................................
Management's Discussion and Analysis............................................
     of  Financial  Condition  and  Results of  Operations......................
Business of American Savings,  MHC. ............................................
Business of ASB Holding Company.................................................
Business of American Savings Bank of  NJ........................................
Regulation
Taxation
Management..................................................
The Stock Offering..............................................................
Restrictions on Acquisition of ASB Holding Company..............................
Description of Capital Stock....................................................
Legal and Tax Opinions..........................................................
Experts.........................................................................
Registration Requirements.......................................................
Where You Can Find Additional Information ......................................
Index to Financial Statements...................................................

--------------------------------------------------------------------------------

                                     SUMMARY

This summary highlights selected information from this document and may not contain all the information that is important to you. To understand the stock offering fully, you should read this entire document carefully, including the financial statements and the notes to the financial statements beginning at page F-1 of this document.

                               ASB Holding Company
                                365 Broad Street
                          Bloomfield, New Jersey 07003
                                 (973) 748-3600


         ASB Holding Company is a federally-chartered corporation organized in June 2003 that was formed for the purpose of acquiring all of the capital stock of American Savings Bank of NJ, which was previously owned by American Savings, MHC, a federally-chartered mutual holding company. American Savings Bank of NJ converted from a mutual to a stock savings bank in a mutual holding company reorganization in 1999 in which no stock was sold to any person other than American Savings, MHC. Currently, all of the outstanding stock of American Savings Bank of NJ is held by ASB Holding Company and all of the outstanding stock of ASB Holding Company is held by American Savings, MHC.

         ASB Holding Company will be offering shares representing [^] 30% of the outstanding stock of ASB Holding Company after the completion of the offering. The shares will be offered to depositors of American Savings Bank of NJ, the employee stock ownership plan of American Savings Bank of NJ and possibly to the community via a syndicated offering if necessary. See How We Will Prioritize Orders if We Receive Orders for More Shares than are Available on page ___ and Conduct of the Offering on page ___. Concurrent with the offering, ASB Holding Company will lend its employee stock ownership plan cash obtained from the stock subscriptions to enable the plan to buy up to 8% of the shares issued in the offering to persons other than American Savings, MHC. American Savings MHC will own the remaining [^] 70% of the outstanding stock of ASB Holding Company. The following chart shows the corporate structure after completion of the stock offering.


 ---------------------          ------------------------------------------------
 American Savings, MHC          Minority [^] Stockholders of ASB Holding Company
 ---------------------          ------------------------------------------------
         |                                |
         | [^] 70%                        | 30%
         |                                |
          -------------------------------------------------------------
                               ASB Holding Company
          -------------------------------------------------------------
                     |                               |
                     | 100%                      | 100%
                     |                               |
   --------------------------------     ---------------------------
      American Savings Bank of NJ            ASB Investment Corp
   --------------------------------     ---------------------------


         ASB Holding Company has not engaged in any significant business. Its primary activity is holding all of the stock of American Savings Bank of NJ. In June 2003, ASB Holding Company organized a new subsidiary, ASB Investment Corp, a New Jersey-incorporated company, for the purpose of selling insurance and investment products, including annuities, to customers of [^] American Savings Bank of NJ and the general public, with initial activities limited to the sale of fixed rate annuities. ASB Investment Corp is not a licensed insurance agency, and it may only offer insurance products through an agreement with a licensed insurance agency. ASB Investment Corp is not a registered broker-dealer, and it may not offer [^] and sell securities unless it becomes registered. See Subsidiary Activity on page __.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

         ASB Holding Company will invest the proceeds of the offering as discussed under Use of Proceeds on page __. In the future, it may pursue other business activities, including mergers and acquisitions, investment alternatives and diversification of operations. There are, however, no current understandings or agreements for these activities.

                              American Savings, MHC


         American Savings, MHC is a federally-chartered mutual holding company that was formed in 1999 in connection with the mutual holding company reorganization of American Savings Bank of NJ. American Savings, MHC has not engaged in any significant business since its formation in 1999. American Savings, MHC currently owns 100% of the outstanding stock of ASB Holding Company. So long as American Savings, MHC is in existence, it will at all times own at least a majority of the outstanding stock of ASB Holding Company. It is anticipated that the primary business activity of American Savings, MHC going forward will be to own a majority of ASB Holding Company's stock.

                           American Savings Bank of NJ


         American Savings Bank of NJ [^] is a federally-chartered stock savings bank. It was originally founded in 1919 as the American-Polish Building & Loan Association of Bloomfield, New Jersey. It became a state-chartered savings and loan association in 1948 and converted to a federally-chartered savings bank in 1995. American Savings [^] Bank of NJ's deposits are federally insured by the Savings Association Insurance Fund [^] as administered by the Federal Deposit Insurance Corporation[^]. American Savings Bank of NJ is regulated by the [^] Office of Thrift Supervision and the Federal Deposit Insurance Corporation. The Office of Thrift Supervision also regulates American Savings, MHC, ASB Holding Company and ASB Investment Corp. The New Jersey Department of Banking and Insurance does not regulate American Savings Bank of NJ, American Savings, MHC, ASB Holding Company or ASB Investment Corp.

         American Savings Bank of NJ conducts a traditional community bank operation, offering retail banking services, one- to four-family mortgage loans, multi-family, commercial and other real estate mortgage loans, home equity loans and lines of credit, construction loans and consumer loans. [^] American Savings Bank of NJ currently operates from its main office in Bloomfield, New Jersey, and a branch office in Cedar Grove, New Jersey.


Use of the Proceeds Raised from the Sale of Stock.


         The proceeds from the sale of common stock will provide us with additional equity capital, which will support future deposit growth and expanded operations. While American Savings Bank of NJ currently exceeds the regulatory capital requirements to be considered well capitalized, the sale of stock, coupled with the accumulation of earnings, less dividends or other reductions in capital, from year to year, represents a means for the orderly preservation and expansion of our capital base. If our current growth continues at the same rate, and if we expand further as we currently plan, American Savings Bank of NJ will need the additional capital to remain well capitalized under regulatory capital requirements.



         ASB Holding Company will use 80% of the net proceeds from the offering at the minimum and midpoint of the offering range, or [^] $8.1 million and [^] $9.6 million, respectively, to make a capital contribution to American Savings Bank of NJ. The contribution at the maximum and maximum, as adjusted if the independent valuation is increased by 15%, will be limited to [^] $9.6 million, or 69% and 60% of the net proceeds, respectively. Concurrent with the offering, ASB Holding Company will also lend its employee stock ownership plan cash from subscriptions received to enable the plan to buy up to 8% of the shares issued in the offering to persons other than American Savings, MHC. The balance will be retained as ASB Holding Company's initial capitalization and will be used for general business purposes which may include investment in securities, repurchasing shares of its common stock or paying cash dividends.

                                       2
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

         The funds  received  by  American  Savings  Bank of NJ will be used for general business purposes, including originating loans and purchasing securities. We intend to expand our branch office network over the next several years. We intend to continue [^] American Savings Bank of NJ's current mix of deposit and loan products, with the latter continuing to consist primarily of residential mortgages and multi-family, commercial and other real estate mortgages. In June 2003, we organized a new subsidiary, ASB Investment Corp, a New Jersey-incorporated company, for the purpose of selling insurance and investment products, including annuities, to customers of [^] American Savings Bank of NJ and the general public, with initial activities limited to the sale of fixed rate annuities. In addition to expanding our core banking business through internal growth, we may also consider expansion opportunities such as the acquisition of other financial institutions. We do not, however, have any current understandings, agreements or arrangements for expansion by acquisition of other financial institutions or for the expansion of our branch office network. See Use of Proceeds on page __.

HOW WE DETERMINED THE OFFERING RANGE.

     The offering range is based on an independent valuation prepared by FinPro, Inc., an appraisal firm experienced in appraisals of financial institutions, in accordance with applicable regulations and policies of the OTS. FinPro, Inc. has determined that as of July 28, 2003, our estimated aggregate pro forma market value ranged from a minimum of $35,700,000 to a maximum of $48,300,000, with a midpoint of $42,000,000. Based on this valuation and the $10.00 per share price, the number of shares of common stock being issued by ASB Holding Company will range from 3,570,000 to 4,830,000. The $10.00 per share price was selected primarily because it is the price most commonly used in stock offerings of this type. ASB Holding Company is offering 30% of these shares, or between 1,071,000 shares and 1,449,000 shares, for purchase by eligible depositors of American Savings Bank of NJ in a subscription offering and to the general public if a community or a syndicated community offering is held. The number of shares of ASB Holding Company that American Savings, MHC will own after completion of the stock offering will range from 2,499,000 to 3,381,000 comprising 70% of the total shares of common stock of ASB Holding Company.

     FinPro, Inc.'s valuation takes into account the effect of the additional capital raised by the sale of the common stock on our estimated pro forma market value. In preparing its independent valuation, FinPro, Inc. focused primarily on the price to core earnings and price to tangible book valuation methodologies, both of which are discussed in the valuation report. See Where You Can Find Additional Information on page ___ for how to obtain a copy of the valuation report. Core earnings differ from net income as presented in the income statement. Core earnings are net income before extraordinary items, less the after-tax portion of investment securities, nonrecurring items and other gains on sale. FinPro, Inc. chose this metric as a means of excluding components of income that are not likely to recur and are therefore considered by FinPro, Inc. to be less reliable for valuation purposes.

     FinPro, Inc.'s valuation is based on an analysis of American Savings Bank of NJ relative to a selected group of "comparable" financial institutions that are "fully converted". FinPro, Inc. made valuation adjustments relative to the "comparable" group based on the following factors:


o    balance sheet strength;
o    asset quality;
o    earnings quality, predictability and growth;
o    dividends;
o    liquidity of the issue;
o    recent regulatory matters;
o    market for seasoned thrift stocks;
o    acquisition market;
o    management;
o    market area; and
o    offering size.

     The valuation of American Savings Bank of NJ is priced at a discount relative to the comparable group's price to tangible book value multiple. FinPro, Inc. examined the market for mutual holding companies including the market for mutual holding company reorganizations and then adjusted the valuation due to the mutual holding company offering structure. In determining the valuation, FinPro, Inc.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

has made adjustments to the market value relative to the comparable group. Taken collectively, FinPro, Inc. determined that the value of American Savings Bank of NJ should be discounted relative to the comparable group multiples, for reasons including that the comparable group consists of Nasdaq traded companies, while ASB Holding Company will not trade on Nasdaq and thus will not have as active a trading market. FinPro, Inc. also considered American Savings Bank of NJ's earnings quality, predictability and growth relative to that of the comparable group, and determined that a downward adjustment to the appraisal was warranted because of how American Savings Bank of NJ compared to the comparable group in terms of earnings quality, predictability and growth. FinPro, Inc. also considered the pricing of other thrift stock issuances in the appraisal. A copy of the independent appraisal is available for review at American Savings Bank of NJ's main office and provides additional detail on the valuation process.

     The following table compares ASB Holding Company's pro forma price to core earnings multiple and pro forma price to tangible book ratio, on a fully converted equivalent basis, at the minimum, midpoint and maximum of the offering range to the median price to core earnings multiple and price to tangible book ratio for all publicly traded thrifts that underwent a full conversion, all publicly traded New Jersey thrifts that underwent a full conversion and a comparable group of seventeen fully converted publicly traded thrifts identified in the valuation report. The information for ASB Holding Company is shown on a fully converted basis, as though ASB Holding Company were undergoing a full conversion and issuing 100% of its stock to stockholders, instead of issuing 30% to stockholders and 70% to American Savings, MHC, the parent mutual holding company of ASB Holding Company. See Pro Forma Data on page __ for a description of the assumptions used in calculating the pro forma price to core earnings multiple and pro forma price to tangible book ratio for ASB Holding Company at the minimum, midpoint and maximum of the offering range.

                                                                                          Pro Forma         Pro Forma
                                                                                         Price to Core      Price to
                                                                                           Earnings         Tangible
                                                                                           Multiple        Book Ratio
                                                                                         --------------    ----------
    ASB Holding Company(1):
         Minimum (on a fully converted basis, as though 3,570,000 shares sold)........       17.86x          67.20%
         Midpoint (on a fully converted basis, as though 4,200,000 shares sold).......       20.41x          71.63%
         Maximum (on a fully converted basis, as though 4,830,000 shares sold)........       23.26x          75.24%

                                                                                        Price to Core      Price to
                                                                                            Earnings        Tangible
                                                                                            Multiple       Book Ratio
                                                                                        --------------     ----------
    Median for all publicly traded thrifts that underwent a full conversion...........       14.90x         143.15%
    Median for all publicly traded New Jersey thrifts that underwent a
             full conversion..........................................................       14.10x         170.35%
    Median for the comparable peer group of 17 publicly traded thrifts................       13.94x         128.53%

___________
(1) The price/core earnings multiples and the price/tangible book ratios shown here for ASB Holding Company are shown on a fully converted equivalent basis and therefore differ from the information presented in the tables under Pro Forma Data starting on page __. In addition, the price/core earnings multiples shown here for ASB Holding Company are based on core earnings for the twelve months preceding March 31, 2003 as required by regulatory appraisal guidelines, while the information presented in the tables under Pro Forma Data is based on net income for the six months preceding March 31, 2003 and the twelve months preceding September 30, 2002.

     The following table compares ASB Holding Company's pro forma price to core earnings multiple and pro forma price to tangible book ratio, on an mutual holding company basis, at the minimum, midpoint and maximum of the offering range to the median price to core earnings multiple and price to tangible book ratio for all publicly traded thrifts that underwent an mutual holding company reorganization, all publicly traded New Jersey thrifts that underwent a mutual holding company reorganization and a comparable group of four comparable pink sheet traded institutions that underwent a mutual holding company reorganization identified in the valuation report. See Pro Forma Data on page __ for a description of the assumptions

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

used in calculating the pro forma price to core earnings multiple and pro forma price to tangible book ratio for ASB Holding Company at the minimum, midpoint and maximum of the offering range.

                                                                                          Pro Forma         Pro Forma
                                                                                         Price to Core      Price to
                                                                                           Earnings         Tangible
                                                                                           Multiple        Book Ratio
                                                                                         --------------    ----------
    ASB Holding Company(1):
         Minimum (1,071,000 shares sold)...........................................          19.23x         116.14%
         Midpoint (1,260,000 shares sold)..........................................          22.73x         129.87%
         Maximum (1,449,000 shares sold)...........................................          26.32x         142.25%
                                                                                         Price to Core      Price to
                                                                                            Earnings        Tangible
                                                                                            Multiple       Book Ratio
                                                                                         --------------    ----------
    Median for all publicly traded thrifts that underwent a mutual holding
             company reorganization.                                                         31.42x         226.60%
    Median for all publicly traded New Jersey thrifts that underwent a
             mutual holding company reorganization.                                          25.75x         360.43%
    Median for the comparable peer group of 4 pink sheet traded thrifts.                     44.62x         157.77%

___________
(1) The price/core earnings multiples shown here for ASB Holding Company are based on core earnings for the twelve months preceding March 31, 2003 as required by regulatory appraisal guidelines, while the information presented in the tables under Pro Forma Data is based on net income for the six months preceding March 31, 2003 and the twelve months preceding September 30, 2002.

     THE BOARD OF DIRECTORS REVIEWED THE APPRAISAL AND THE METHODOLOGY AND ASSUMPTIONS USED BY FINPRO, INC., INCLUDING THE DISCOUNT ON A PRICE TO TANGIBLE BOOK BASIS TO THE COMPARABLE PRICE TO TANGIBLE BOOK RATIOS OF FULLY CONVERTED THRIFTS AND MUTUAL HOLDING COMPANIES, AND THE BOARD OF DIRECTORS APPROVED THE APPRAISAL.

     The Board considered both price to core earnings and price to tangible book valuation methodologies in its review of the appraisal. The Board recognized, however, that price to tangible book ratios vary widely and believes for this reason that it is important to establish the valuation at a range that prices ASB Holding Company's stock at a price to core earnings multiple that is close to that of the comparable peer group. The Board therefore placed a modestly lower emphasis on the price to tangible book valuation relative to the price to core earnings valuation.

     The Board considered the difference in ASB Holding Company's pro forma price to tangible book ratio as compared to the median price to tangible book ratio of the comparable peer group and found it prudent to issue the stock at a valuation that is less than the peer group on a tangible book value basis because ASB Holding Company will not trade on Nasdaq and thus will not have as active a trading market as the peer group and because American Savings Bank of NJ's earnings quality, predictability and growth do not compare favorably to the peer group. The Board also took into account the fact that the peer group institutions have had time to deploy their equity capital, while it will take a significant period of time for ASB Holding to prudently invest the increased capital resulting from this offering and determined that this made it appropriate to value ASB Holding Company at a discount to the peer group median tangible book ratio.

     The Board also considered the pricing of other thrift stock issuances in the appraisal and noted the increase in post-offering trading prices relative to initial public offering prices of recent conversions, but also noted that such recent conversions were generally priced on valuations with lower price to tangible book ratios than that of ASB Holding Company in this offering. The Board also considered the favorable performance of thrift stocks in recent periods during a historically low interest rate environment and the


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Board's expectation that if interest rates continue their recent sharp rise, the performance of thrift stocks would be expected to react negatively.

     The table set forth below shows the average and median one day, three month and to date increase, or decrease, from the initial public offering price of mutual holding company offerings completed in each of the years from 1999 to 2002. There have not yet been any mutual holding company offerings completed in 2003. There can be no assurance regarding how the post-offering performance of ASB Holding Company will compare to other companies.

                      Average Price Appreciation from the Initial Public Offering Price
                  -------------------------------------------------------------------------------
                                 After Day One       After Three Months     Through July 28, 2003
                                 -------------       ------------------     ---------------------
                  1999               5.84%                 0.49%                   224.54%
                  2000               1.88%                - 1.52%                  199.05%
                  2001               35.97%                69.33%                  126.83%
                  2002               28.00%                39.70%                   77.38%

     The trading price appreciation shown in the table above is reflected in the median price to tangible book ratios for all mutual holding companies and for New Jersey mutual holding companies. The Board considered the difference in those ratios compared to the lower pro forma price to tangible book ratio for ASB Holding Company and found the valuation of ASB Holding Company reasonable because the Board believes that the high tangible book ratios of the national and New Jersey groups to be caused in part by acquisition speculation. There have occurred in the last few years several acquisitions of companies that have a mutual holding company form of organization, with large premiums paid to the stockholders of such companies. The announcement of the first such acquisitions was in February 2000, and to date there have been seven such deals completed. The Board noted that this has led to a significant increase in the price to tangible book valuations of mutual holding companies relative to fully converted thrifts and noted that the Office of Thrift Supervision has indicated that more stringent guidelines will now apply to regulatory approval of acquisitions of mutual holding companies. The Board also considered that the national and New Jersey groups contain Nasdaq traded companies with much larger market capitalizations and greater liquidity, and noted that the median price to tangible book ratio of the peer group of non-Nasdaq traded companies was much lower and more comparable to the pro forma price to tangible book ratio of ASB Holding Company.

     ASB Holding Company's Board of Directors and executive officers anticipate purchasing approximately 242,000 shares in the offering, however, their purchases are at the same price and receive no priority over non-insider purchases. Insiders may actually be put at a disadvantage in the priority of their purchase orders relative to non-insiders because account balances at the eligibility record date determine the allocation in the event of an over-subscription and Office of Thrift Supervision regulations require that the account balances for insiders to be reduced by any increased amount from one year prior to the eligibility record date. The directors' anticipated participation in the offering could be considered to present a conflict of interest in the Board's evaluation and approval of FinPro, Inc.'s appraisal. For that reason, Office of Thrift Supervision regulations require that the appraisal be prepared by an experienced independent appraiser with expertise in corporate appraisals. Office of Thrift Supervision regulations also require that the appraisal be independently reviewed by the Office of Thrift Supervision before the Office of Thrift Supervision will permit us to offer any stock.

     We received authorization from the Office of Thrift Supervision on __________, 2003 to offer between a minimum of 1,071,000 shares and a maximum of 1,449,000 shares, based on the independent valuation. The independent valuation must be updated and approved by the Office of Thrift Supervision

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

before we may complete the stock offering. The maximum amount of common stock being offered may be increased by up to 15% without notice to persons who have subscribed for stock, so that a total of 1,666,350 shares could be sold in the offering. If the updated independent valuation would result in more than 1,666,350 shares being sold in the offering, we will be required to notify all persons who have subscribed and such persons would have the opportunity to change or cancel their subscription orders, and, unless an affirmative response is received, a subscriber's funds will be returned with interest at American Savings Bank of NJ's regular savings account rate. See pages __ to __.

The Amount of Stock You May Purchase.


Minimum purchase  = 25 shares
Maximum purchase  = 20,000 shares

         The maximum number of shares that any individual (or individuals through a single account) may purchase is 20,000. The maximum number of shares that any individual may purchase together with any associate or group of persons acting in concert is 40,000 shares.


         The purchase limitations are set by the plan of stock issuance adopted by our Board of Directors. If determined to be necessary or desirable by the Board of Directors, the plan may be amended by a two-thirds vote of the full Board, with the concurrence of the [^] Office of Thrift Supervision. Thus, the purchase limitation may be revised after completion of the subscription offering without notice to subscribers, except that in the event the maximum purchase limitation is increased, persons who subscribed for the maximum will be notified and permitted to revise their subscription.


How We Will Prioritize Orders if We Receive Orders for More Shares than are Available.

         You might not receive any or all of the stock you order. We have granted subscription rights in the following order of priority:


o Priority 1 - depositors of American Savings Bank of NJ at the close of business on January 31, 2002 with deposits of at least $50.00.

o Priority 2 - the tax qualified employee stock benefit plans of American Savings Bank of NJ.

o Priority 3 - depositors of American Savings Bank of NJ at the close of business on June 30, 2003 with deposits of at least $50.00.


         To the extent that shares remain available and depending on market conditions at or near the completion of the subscription offering, we may conduct a community offering and possibly a syndicated community offering, and preference may be given first to residents of Essex County, and second to residents of New Jersey. The community offering, if any, may commence simultaneously with, during or subsequent to the completion of the subscription offering. A syndicated community offering, if we conduct one, would commence just prior to, or as soon as practicable after, the termination of the subscription offering and would be open to the general public beyond the local community. We will have the right to reject orders, in whole or in part, in the community or syndicated community offerings, and orders received in connection with a syndicated community offering would receive a lower priority than orders received in the subscription offering and community offering. See The Stock Offering on page __.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Our Officers, Directors and Employees Will Receive Additional Compensation and Benefits After the Stock Offering.

         In order to align our employees' and directors' interests closer to our stockholders' interests, we intend to establish certain benefit plans that use our stock as compensation. Officers, directors, and employees will not be required to pay cash in exchange for shares received under the employee stock ownership plan or shares received under the restricted stock plan, but will be required to pay the exercise price to exercise stock options.


         The following table presents information regarding the participants in each plan, the percentage of total shares issued in the offering, and the dollar value of the stock for our employee stock ownership plan and stock-based incentive plans. The table below assumes that [^] 4,200,000 total shares are issued, including the sale of [^] 1,260,000 shares to public stockholders in the stock offering and the issuance of [^] 2,016,000 shares to American Savings, MHC. It is assumed that the value of the stock in the table is $10.00 per share. Options are given no value because their exercise price will be equal to the fair market value of the stock on the day the options are granted. As a result, anyone who receives an option will only benefit from the option if the price of the stock rises above the exercise price and the option is exercised. See pages __ to __ for more information about the stock benefit plans.


                                                                                                   Percentage of
                                          Individuals                                               Total Shares
                                           Eligible          Estimated             Number            Issued at
                                          to Receive           Value              of Shares/        Midpoint of
                                            Awards        of Shares/Options        Options         Offering Range
                                            ------        -----------------        -------         --------------


Employee stock ownership plan              Employees           $1,008,000         [^] 100,800            3.2%

Restricted stock plan awards(1)            Officers and       [^] 840,000         [^]  84,000            2.0%
                                           Directors
Stock options                              Officers and                 -(2)      [^] 210,000            5.0%
                                           Directors


------------------

(1) If the restricted stock plan is adopted within one year of the completion of the offering, the plan will be limited to 1.5% of the total number of shares issued, or [^] 63,000 shares, if American Savings Bank of NJ does not have tangible capital of at least 10% at the time the plan is established.
(2) [^] Options are given no value because their exercise price [^] will be equal to the fair market value of the [^] stock on the [^] day the options are granted. Thus, the value of the option will equal the difference between the exercise price of such option and the market price of the common stock on the date of exercise of the option. [^] We intend to adopt a stock option plan for the benefit of directors and officers after the offering after the passage of at least one year from the completion of the offering. We may, however, decide to adopt the stock option plan sooner than one year following the offering, but in no event will the plan be adopted sooner than six months subsequent to the completion of the offering.


Our Policy Regarding Dividends.

         At this time, we do not plan to pay dividends in the immediate future on the common stock of ASB Holding Company. We will in the future consider paying cash dividends, and the timing, amount and frequency would be determined at that time. There are also restrictions on our ability to pay dividends. See Dividend Policy on page __.


         If we pay dividends to stockholders of ASB Holding Company, it is anticipated that any dividends payable to American Savings, MHC would be waived. Under [^] Office of Thrift Supervision regulations, such dividend waivers would not result in dilution to public stockholders in the event that American Savings, MHC converts to stock form in the future. See Regulation - Regulation of ASB Holding Company on page __.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Deadlines for Purchasing Stock.

         The subscription offering will terminate at 12:00 noon, eastern time, on _____________, 2003. We may extend this expiration date without notice to you for up to 45 days, until _______, 2003. Once submitted, your order is irrevocable unless the offering is extended beyond ____________, 2003. We may request permission from the [^] Office of Thrift Supervision to extend the offering beyond ____________, 2003, and the [^] Office of Thrift Supervision may grant one or more extensions of the offering of up to 90 days per extension, but in no event may the offering be extended beyond February 10, 2005. If the offering is extended beyond __________, 2003, we will be required to notify each subscriber and resolicit subscriptions. During any extension period, subscribers will have the right to modify or rescind their subscriptions, and, unless an affirmative response is received, a subscriber's funds will be returned with interest at American Savings [^] Bank of NJ's regular savings account rate. A community offering and a syndicated community offering, if such offerings are conducted, may terminate at any time without notice but no later than _____________, 2003. See The Stock Offering on page __.


How You May Pay for Your Shares.

         In the subscription offering and the direct community offering you may pay for your shares by:


         (1)      payment in cash, if delivered in person;

         (2)      personal check, bank draft or money order; or

         (3) authorizing us to withdraw available funds from your deposit accounts maintained with American Savings Bank of NJ.

         In the case of payments made in cash, personal check, bank draft or money order, subscription funds will be placed in a segregated account at American Savings Bank of NJ. Interest will be paid on subscription funds at American Savings [^] Bank of NJ's regular savings account rate from the date the payment is received until the offering is either completed or terminated. The offering will not be completed and no stock will be sold unless we receive orders for at least [^] 1,071,000 shares. If the offering is not completed for any reason, all funds submitted pursuant to the offerings will be promptly refunded with interest as described above. See The Stock Offering - Ordering and Receiving Common Stock on page __.

         Any orders received in the subscription or community offering which aggregate $25,000 or more, if paid by check, must be paid by official bank or certified check. We will not accept copies or facsimiles of order forms or permit wire transfers as payment for shares ordered for purchase. American Savings Bank of NJ cannot lend funds to anyone for the purpose of purchasing shares. See The Stock Offering - Ordering and Receiving Common Stock on page __.


Once Submitted, Your Stock Order is Irrevocable.


         For your subscription to be valid, you must return to us a properly completed original order form with full payment for your shares. An order form, once we receive it, may not be modified, canceled or withdrawn without our consent. If the offering is not completed by _______________, 2003, you will have the right to modify or withdraw your order and to have your subscription funds returned with interest at American Savings [^] Bank of NJ's regular savings account rate. See The Stock Offering - Ordering and Receiving Common Stock on page __.


Your Subscription Rights Are Not Transferable.


         Selling or transferring your right to buy stock in the subscription offering is illegal. If you exercise this right you must state that you are purchasing stock for your own account. If we believe your order violates this restriction, your order will not be filled. You also may be subject to penalties imposed by the [^] Office of Thrift Supervision.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Proposed Stock Purchases by Management.


         While no formal decisions have been made, preliminary indications are that ASB Holding Company's directors and executive officers and their associates will purchase approximately [^] 242,000 shares of common stock in the offering, which represents [^] 6.8%, 5.8% and [^] 5.0%% of the total shares to be outstanding after the offering at the minimum, midpoint and maximum of the offering range, respectively, including shares issued to American Savings, MHC.


Risk Factors

         You should carefully read the information under Risk Factors beginning on page __.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                  RISK FACTORS

         In addition to the other information in this document, you should consider carefully the following risk factors in evaluating an investment in our common stock.

The relatively small amount of stock being offered makes it highly unlikely that an active and liquid trading market for the stock will exist, and the liquidity and price of the stock may be adversely affected by a limited trading market.


         Prior to this offering, ASB Holding Company has not offered its stock to the public. Consequently, there is not, at this time, any market for the stock. Due to the relatively small size of the offering to the public, an active market for the stock may not exist after the offering. This means that there may be limited secondary market liquidity for our stock. This might make it difficult for you to buy or sell the stock after the initial offering which may negatively affect the price of the stock and cause significant volatility in the price of our stock. Following the completion of the offering, we anticipate that quotations for our stock will be available on the OTC Bulletin Board. We must have at least two market makers in order for out stock to be quoted on the OTC Bulletin Board, however we do not have binding agreements with any broker-dealers to act as market makers for our stock. If we are unable to be quoted on the Bulletin Board, quotations for our stock will appear in the Pink Sheets. See Market for the Stock on page __.

         The liquidity of the trading market for our stock will also be affected by the amount of stock purchased by our directors and executive officers and their associates, who may purchase approximately [^] 242,000 shares in the offering, which represents [^] 6.8%, 5.8%, and [^] 5.0%% of the total outstanding stock after the offering at the minimum, midpoint and maximum of the offering range, respectively, including shares issued to American Savings, MHC. Shares purchased by directors and executive officers cannot be sold for a period of one year following the offering. Furthermore, if stockholders of ASB Holding Company approve the restricted stock plan and the stock option plan, and if all shares reserved under the restricted stock plan are awarded and all options reserved under the stock option plan are awarded and exercised, insider ownership would increase. In addition, [^] American Savings Bank of NJ's employee stock ownership plan will purchase up to 8% of the shares issued in the offering to persons other than American Savings, MHC, and such shares will be held in trust, further limiting the publicly traded shares.


Our return on equity after the offering may be low; this may negatively affect the price of our stock.


         The net proceeds from the offering will substantially increase our equity capital. It will take a significant period of time to prudently invest this capital. For the year ended September 30, 2002, our return on average equity was 9.70%. On a pro forma basis assuming that [^] 1,449,000 shares had been sold at the beginning of the year, our return on average equity for the year ended September 30, 2002 would be approximately [^] 6.35%. As a result, our return on equity, which is the ratio of our earnings divided by our equity capital, may be lower than that of similar companies. To the extent that the stock market values a company based in part on its return on equity, our low return on equity relative to our peer group could negatively affect the trading price of our stock.


The expenses related to our stock-based benefit plans and the expenses related to being a public company will reduce our earnings.

         We intend to adopt an employee stock ownership plan as part of the stock offering. We also intend to adopt other stock-based benefit plans. The money that we use to buy stock to fund our stock-based benefit plans will not be available for investment and will increase our future expenses. In addition, the public company costs of preparing reports for stockholders and the SEC will cause our expenses to be higher than they would be if we did not conduct the stock offering and become a public company. See Pro Forma Data on page __ and Management - Potential Stock Benefit Plans - Employee Stock Ownership Plan on page __.

The implementation of stock-based benefit plans may dilute your ownership interest in ASB Holding Company.

         We intend to adopt a stock option plan and a restricted stock plan following the stock offering. These stock benefit plans will be funded through either open market purchases or from the issuance of authorized but unissued shares. Stockholders would experience a reduction in ownership interest in the event newly issued shares are used to fund stock options and awards made under the restricted stock plan. The use of newly issued shares of stock to fund the restricted stock plan instead of open market purchases would dilute the voting interests of existing stockholders by approximately 1.96%. The use of newly issued shares of stock to fund the stock option plan instead of open market purchases would dilute the voting interests of existing stockholders by approximately 4.76%. See Management - Potential Stock Benefit Plans on page __.

If we receive orders for only the minimum number of shares required to be sold, we will have less proceeds than if we sold more shares, which may adversely affect our business plans and profitability.


         We are required to sell a minimum of [^] 1,071,000 shares in order to complete this stock offering. If we do not receive orders for more than the minimum number of shares, we may still complete the offering, but we will have approximately [^] $10.1 million of net proceeds, compared to [^] $13.9 million at the maximum of the offering range. Having less net proceeds from the offering may adversely affect our profitability and our business plans because it means we will have less funds to invest in loans and investments and less capital to fund the planned expansion of our branch network. Purchases of common stock in the offering by our directors and executive officers will be counted toward the minimum number of shares required to be sold to public stockholders to complete the offering. Management may, but is not required to, purchase additional shares in the offering to satisfy the minimum.


Persons who purchase stock in the offering will own a minority of ASB Holding Company's common stock and will not be able to exercise voting control over most matters put to a vote of stockholders.

         Public stockholders will own a minority of the outstanding shares of ASB Holding Company's common stock. American Savings, MHC will own a majority of ASB Holding Company's common stock after the offering. The same directors and executive officers who manage ASB Holding Company also manage American Savings, MHC. The Board of Directors of American Savings, MHC is also the Board of Directors of ASB Holding Company and will be able to exercise voting control over most matters put to a vote of stockholders. For example, American Savings, MHC may exercise its voting control to prevent a sale or merger transaction in which stockholders could receive a premium for their shares or to approve employee benefit plans.


         In addition, ASB Holding Company's directors, executive officers and their associates are expected to purchase approximately [^] 242,000 shares in the offering, which represents [^] 6.8%, 5.8%, 5.0%% at the minimum, midpoint and maximum of the offering range, respectively, including shares issued to

American Savings, MHC. Furthermore, if stockholders of ASB Holding Company approve the restricted stock plan and the stock option plan, and if all shares reserved under the restricted stock plan are awarded and all options reserved under the stock option plan are awarded and exercised, insider ownership would increase. See Management - Executive Compensation on page __ and Management - Proposed Stock Purchases by Management on page __.


Our interest rate risk is higher than our peer group.


         Our ability to make a profit largely depends on our net interest income, which could be negatively affected by changes in interest rates. Our net portfolio value [^] analysis, as calculated by the Office of Thrift Supervision using information as of March 31, 2003, showed our interest rate risk to be higher than our peer group. In an immediate and permanent 2.0% increase in interest rates, our [^] net portfolio value decreases by 225 basis points or 25.28% while the peer group's [^] net portfolio value ratio would decrease by only 142 basis points or 10.55%. In addition, assuming no change in interest rates, our [^] net portfolio value ratio as of March 31, 2003 is 8.90%, lower than the [^] net portfolio value ratio of 12.22% for our peer group. These factors make it likely that our net interest margin and earnings would be more adversely affected by an increase in interest rates than those of our peers. See Managements's Discussion and Analysis of Financial Condition and Results of Operations - Management of Interest Rate Risk and Market Risk on page __.


Deposits are our major source of funds for lending and other investment purposes, and a large portion of our deposits are certificates of deposit, including "jumbo" certificates, which are not as stable as other types of deposits.

         At March 31, 2003, $121.9 million, or 44.2%, of our total deposits were certificates of deposit, and of that amount $32.2 million, or 26.4%, of the certificates of deposit were "jumbo" certificates of $100,000 or more. Deposit inflows are significantly influenced by general interest rates and money market conditions. The inflow of jumbo certificates of deposit and the retention of such deposits upon maturity are particularly sensitive to general interest rates and money market conditions, making jumbo certificates of deposits traditionally a more volatile source of funding than core deposits. In order to retain jumbo certificates of deposits, we may have to pay a premium rate, resulting in an increase in our cost of funds. In a rising rate environment, we may be unwilling or unable to pay a competitive rate. To the extent that such deposits do not remain with us, they may need to be replaced with borrowings which could increase our cost of funds and negatively impact our interest rate spread and our financial condition.

Increases in market rates of interest could adversely affect our equity.


         At March 31, 2003, we held approximately $93.6 million in available-for-sale securities. Generally accepted accounting principles [^] require that these securities be carried at fair value on our balance sheet. Unrealized holding gains or losses on these securities, that is, the difference between the fair value and the amortized cost of these securities, net of deferred taxes, is reflected in our stockholders' equity. Movements in interest rates, either increasing or decreasing, can impact the value of our available-for-sale securities portfolio.


         As of September 30, 2002, our available-for-sale securities portfolio had an unrealized gain of approximately $884,000. At March 31, 2003, our available-for-sale securities portfolio had an unrealized gain of approximately $336,000. The decrease in the fair value of our available-for-sale securities affects our equity because it causes a decrease in accumulated other comprehensive income, which is a component of total equity.

A portion of our total loan portfolio consists of multi-family, commercial and other real estate loans, and we intend to continue our origination of such loans after the offering at the same level, if not higher. The repayment risk related to these types of loans is considered to be greater than the risk related to one- to four-family residential loans.


         At March 31, 2003, our loan portfolio included approximately $29.9 million of multi-family, commercial and other real estate loans, or 12.3% of our total loan portfolio. It is our intention to continue to originate these types of loans at the same level, if not higher. These types of loans are generally considered to involve a higher degree of credit risk than long-term financing of one- to four-family residential properties and any late payments or the failure to repay such loans would hurt our earnings. See Business of American Savings Bank of NJ - Lending Activities - Multi-family, Commercial and Other Mortgage Loans on page __.


We have a relatively high percentage of unseasoned credits, which are considered to pose a potentially greater repayment risk than loans that have been outstanding for a longer period of time.

         As a result of our recent growth, including growth in our non-residential mortgage loans, a significant portion of our loan portfolio is represented by new credits. Generally, loans that are relatively new, referred to as unseasoned loans, do not have sufficient repayment history to determine the likelihood of repayment in accordance with their terms. Mortgage loans are the bulk of our loan portfolio, representing 95% of our total loans. At March 31, 2003, 61% of the loans in our mortgage loan portfolio, including one- to four-family, multi-family, commercial and other real estate mortgage loans, were unseasoned, representing 71% of the unpaid principal balance of all mortgage loans. At March 31, 2003, unseasoned loans represented 75% of the total unpaid principal balance of one- to four-family loans, 50% of the total unpaid principal balance of multi-family loans, and 44% of the total unpaid principal balance of commercial and other real estate mortgage loans.

We do not anticipate that we will continue to experience the same rate of growth that we have in the past, and we may not be able to successfully manage our current growth.


         Over the past several years, we have experienced rapid and significant growth. Our total assets increased from [^] $173.6 million at September 30, 1998 to [^] $360.6 million at March 31, 2003. A large part of this growth was attributable to the opening of our Cedar Grove branch office in August 2001. We do not expect to sustain such rapid growth in the future. If we do experience continued growth, we can not assure you that we will be able to adequately and profitably manage such growth or that our earnings will adequately provide the necessary capital to maintain required regulatory capital levels.

         In addition, a majority of [^] American Savings Bank of NJ's loan originations is produced by [^] its one loan officer, whose referral base consists of a variety of sources, including customers, realtors, lawyers, title companies and accountants. If this individual were to leave [^] our employ [^], our level of loan originations would be affected.


We plan to remain independent and you should not invest in our common stock if you are anticipating our sale.

         It is our intention to continue operating as an independent financial institution, and you are urged not to invest in our stock if you are anticipating a sale of ASB Holding Company. We do not plan to undertake a sale of ASB Holding Company even if the acquisition would result in our stockholders receiving a substantial premium over the market price of our stock at the time of a sale.

         If we are faced with challenges to our independence, such as an election or proxy contest, we intend to rigorously defend ourselves. Our defense could significantly increase our expenses and reduce our net income and return on equity, which could negatively impact our stock price.


         The [^] Office of Thrift Supervision imposes stringent restrictions on the approval of acquisitions of greater than 10% of the outstanding stock in the three years after a thrift holding company's initial stock offering and has stated its intention to approve only those acquisitions of control within three years that comply strictly with the regulatory criteria. The [^] Office of Thrift Supervision may require as a condition of approving our stock offering that we retain our federal stock charter for a minimum of three years following our stock offering. In addition, the charter and bylaws of ASB Holding Company contain provisions which have an anti-takeover effect. See Restrictions on Acquisition of ASB Holding Company beginning on page __.


Strong   competition   within  our   market   area  may  limit  our  growth  and
profitability.


         Competition in the banking and financial services industry is intense. Our profitability depends upon our continued ability to successfully compete in our market area. Many of our competitors have substantially greater resources and lending limits than we do and may offer certain services that we do not or cannot provide. We compete with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms operating locally and elsewhere. As of June 2002, there were 79 financial institutions operating in Essex County, our primary market area, with an aggregate of 333 branches. The 23 commercial banks operating in Essex County, with an aggregate of 235 branches, held approximately 71% of [^] insured deposits. As of June 2002, we had a 1.84% market share of [^] insured deposits in Essex County. [^] The source of all of the foregoing market share information is SNL Financial, Inc. of Charlottesville, Virginia.


Our profitability depends significantly on local economic conditions.

         Unlike larger financial institutions, our business is geographically concentrated in a much smaller area. A substantial majority of our loans are to individuals and businesses in northern New Jersey. Any decline in the economy of this area could have an adverse impact on our earnings. Because we have a significant amount of real estate loans, decreases in local real estate values could adversely affect the value of property used as collateral. Adverse changes in the local economy may also have a negative effect on the ability of our borrowers to make timely repayments of their loans, which would have an adverse impact on our earnings. As of May 2003, the unemployment rate for Essex County was 6.8%, compared to 5.4% for New Jersey as a whole.

We will have substantial discretion over the use of the proceeds of the offering, and we may not apply the proceeds in the most profitable manner.


         We will have broad discretion over the use of the proceeds from this stock offering. Although we intend to use the net proceeds in the most profitable manner, our failure to utilize these funds effectively could hurt our profits. We will use 80% of the net proceeds from the offering at the minimum and midpoint, or [^] $8.1 million and [^] $9.6 million, respectively, to make a capital contribution to American Savings Bank of NJ. The contribution at the maximum and maximum, as adjusted will be limited to [^] $9.6 million, or [^] 69% and [^] 60% of the net proceeds, respectively. The funds received by [^]
American Savings Bank of NJ will be used for general business purposes, including expanding the branch office network. We will also lend the [^] bank's employee stock ownership plan cash to enable the plan to buy up to 8% of the shares issued in the offering to persons other than American Savings, MHC. The balance of the net proceeds will be retained by ASB Holding Company, and we will initially invest these proceeds in short to intermediate term investment securities.


Our charter permits us to issue shares of serial preferred stock, which could adversely affect the voting and other rights of holders of our common stock.

         We are authorized to issue up to 5,000,000 shares of serial preferred stock and to fix and state voting powers, designations, preferences, or other special rights of preferred stock and the qualifications, limitations and restrictions of those shares as the Board of Directors may determine in its discretion. Preferred stock may be issued in distinctly designated series, may be convertible into common stock and may rank prior to the common stock as to dividends rights, liquidation preferences, or both, and may have full or limited voting rights. The issuance of preferred stock could adversely affect the voting and other rights of holders of common stock. No stockholder approval generally would be required for the issuance of preferred stock.

We operate in a highly regulated environment and may be adversely affected by changes in laws and regulations.


         We are subject to extensive regulation, supervision and examination by the Office of Thrift Supervision, our chartering authority, and by the Federal Deposit Insurance Corporation, as insurer of our deposits. As federally chartered holding companies, ASB Holding Company and American Savings, MHC are also subject to regulation and oversight by the Office of Thrift Supervision. Such regulation and supervision govern the activities in which an institution and its holding companies may engage and are intended primarily for the protection of the insurance fund and depositors. Regulatory authorities have extensive discretion in connection with their supervisory and enforcement activities, including the imposition of restrictions on the operation of an institution, the classification of assets by the institution and the adequacy of an institution's allowance for loan losses. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, or legislation, including changes in the regulations governing mutual holding companies, could have a material impact on American Savings Bank of NJ, ASB Holding Company and their operations. See Regulation beginning on page __.


                                 USE OF PROCEEDS


         We are conducting this stock offering principally to raise additional capital to support our continued growth. The net proceeds will depend on the expenses incurred by us in connection with the offering and the total number of shares of stock issued in the offering, which will depend on the independent valuation and marketing considerations. Although the actual net proceeds from the sale of the common stock cannot be determined until the offering is completed, we estimate that net proceeds from the sale of common stock will be between [^] $10.1 million at the minimum and [^] $13.9 million at the maximum of the offering range (and [^] $16.1 million at the maximum, as adjusted, if the independent valuation is increased by 15%).

         Assuming  the sale of [^]  $10,710,000,  $12,600,000,  $14,490,000  and
$16,664,000 of common stock at the minimum, midpoint, maximum and maximum, as adjusted, respectively, of the offering range, expenses of $580,000 and the purchase by the employee stock ownership plan of 8% of the shares issued in the offering to persons other than American Savings, MHC, the following table shows the manner in which we will use the net proceeds:

                                                                                                             MAXIMUM,
                                     MINIMUM                MIDPOINT                MAXIMUM                As Adjusted
                              ------------------     ---------------------     --------------------    ---------------------
                                  $          %           $             %           $            %           $           %
                              --------     -----     ---------       -----     --------       -----     ---------     -----
                                                                                                      (Dollars in thousands)

Loan to employee
     stock ownership plan    $ [^] 857      8.5%    [^] $1,008        8.4%     $  1,159        8.3% $   [^] 1,333       8.3%

Investment in American
    Savings Bank [^] of NJ       8,104      80.0    [^]  9,616       80.0    [^]  9,616       69.2          9,616      59.8

ASB Holding Company
    working capital          [^] 1,169      11.5    [^]  1,396    [^] 11.6   [^]  3,135   [^] 22.5          5,135      31.9
                               -------     -----       -------       -----      -------      -----        -------     -----
Net Proceeds                [^]$10,130     100.0%   [^]$12,020       100.0%  [^]$13,910      100.0%    [^]$16,084     100.0%
                               =======     =====       =======       =====      =======      =====        =======     =====



         We will use 80% of the net proceeds from the offering at the minimum and midpoint, or [^] $8.1 million and [^] $9.6 million, respectively, to make a capital contribution to American Savings Bank of NJ. The contribution at the maximum and maximum, as adjusted will be limited to [^] $9.6 million, or [^] 69% and [^] 60% of the net proceeds, respectively. We will also lend the [^] bank's employee stock ownership plan cash to enable the plan to buy up to 8% of the shares issued in the offering to persons other than American Savings, MHC. The balance will be retained as our initial capitalization and used for general business purposes which may include investment in securities, repurchasing shares of our common stock, or paying cash dividends. We will initially invest these proceeds in short to intermediate term investment securities.

         The funds  received  by  American  Savings  Bank of NJ will be used for general business purposes, including originating loans and purchasing securities. We intend to expand our branch office network over the next several years. We intend to continue the [^] bank's current mix of deposit and loan products, with the latter continuing to consist primarily of residential mortgages and multi-family, commercial and other real estate mortgages. In June 2003, we organized a new subsidiary, ASB Investment Corp, a New Jersey-incorporated company, for the purpose of selling insurance and investment products, including annuities, to customers of [^] American Savings Bank of NJ and the general public, with initial activities limited to the sale of fixed rate annuities. In addition to expanding our core banking business through internal growth, we may also consider expansion opportunities such as the acquisition of other financial institutions. The two main criteria we would evaluate in determining to undertake an acquisition are whether it could improve our ability to generate future earnings and whether it could improve our franchise value. We do not, however, have any current understandings, agreements or arrangements for expansion by acquisition of other financial institutions or for the expansion of our branch office network.


         If the employee stock ownership plan does not purchase common stock in the offering, it may purchase shares of common stock in the market after the stock offering. If the purchase price of the common stock is higher than $10 per share, the amount of proceeds required for the purchase by the employee stock ownership plan will increase and the resulting stockholders' equity will decrease.


         The net proceeds may vary significantly because total expenses of the stock offering may be significantly more or less than those estimated. The net proceeds will also vary if the number of shares to be issued in the stock offering are adjusted to reflect a change in the estimated pro forma market value of ASB Holding Company and American Savings Bank of NJ. The net proceeds will also vary if our employee stock ownership plan purchases shares in the open market at an average cost that is higher or lower than $10.00 per share. Payments for shares made through withdrawals from existing deposit accounts at American Savings Bank of NJ will not result in the receipt of new funds for investment but will result in a reduction of American Savings [^] Bank of NJ's deposits and interest expense as funds are transferred from interest-bearing certificates or other deposit accounts.


                                 DIVIDEND POLICY

         At this time, we do not plan to pay dividends in the immediate future on the common stock of ASB Holding Company. We will in the future consider paying cash dividends, and the timing, amount and frequency would be determined at that time by the Board of Directors of ASB Holding Company. In making its decision regarding the timing, frequency and initial annual amount of any dividends, the Board of Directors will consider several factors, including: financial condition; results of operations; tax considerations; alternative investment opportunities available to us; industry standards; and general economic conditions.

         There can be no assurance that dividends will be paid on the stock or that, if paid, dividends will not be reduced or eliminated in future periods.


         ASB Holding Company's ability to pay dividends also depends on the receipt of dividends from American Savings Bank of NJ which is subject to a variety of regulatory limitations on the payment of dividends. See Regulation - Regulation of American Savings Bank of NJ - Dividend and Other Capital Distribution Limitations on page __. Furthermore, as a condition to the [^] Office of Thrift Supervision giving its authorization to conduct the stock offering, ASB Holding Company has agreed that it will not initiate any action within one year of completion of the stock offering in the furtherance of payment of a special distribution or return of capital to stockholders of ASB Holding Company

         If ASB Holding Company pays dividends to its stockholders, it is anticipated that dividends payable to American Savings, MHC would be waived. Under [^] Office of Thrift Supervision regulations, public stockholders would not be diluted for any dividends waived by American Savings, MHC in the event that American Savings, MHC converts to stock form. See Regulation - Regulation of ASB Holding Company on page __.


                              MARKET FOR THE STOCK


         ASB Holding Company has never issued capital stock. Consequently, there is not, at this time, any market for the stock. Following the completion of the offering, ASB Holding Company anticipates that its stock will be traded on the over-the-counter market with quotations available [^] on the Over the Counter Bulletin Board (the OTCBB). Milestone Advisors, LLC is not in the business of making a market in publicly-traded stocks, meaning that it does not solicit potential buyers and sellers in order to match buy and sell orders for any stocks. We must have at least two market makers in order [^] for out stock to be quoted on the OTC Bulletin Board, [^] however we do not have [^] binding [^] agreements with any broker-dealers [^] to act as market makers for our stock. If we are unable to be quoted on the Bulletin Board, quotations for our stock will appear in the Pink Sheets.


         The development of an active trading market depends on the existence of willing buyers and sellers. Due to the small size of the offering, it is highly unlikely that an active trading market will be maintained after the offering. The relatively small amount of stock being issued to the public may make it difficult to buy or sell our stock in the future which may negatively affect the price of the stock and cause significant volatility in the price of our stock. You could have difficulty disposing of your shares and you should not view the shares as a short term investment. You may not be able to sell your shares at a price equal to or above the price you paid.

                                 CAPITALIZATION


         Set forth below is the historical capitalization as of March 31, 2003 of American Savings Bank of NJ and the pro forma capitalization of ASB Holding Company as of March 31, 2003 after giving effect to the offering. The table also gives effect to the assumptions set forth under Pro Forma Data on page __. A change in the number of shares sold in the offering may materially affect the pro forma capitalization.




                                                                          Pro Forma Capitalization at March 31, 2003
                                                                 ---------------------------------------------------------------
                                              American Savings
                                                  Bank of NJ        Minimum         Midpoint        Maximum        as adjusted
                                                Historical, at   [^] 3,570,000   [^] 4,200,000   [^] 4,830,000    [^] 5,554,500
                                                  March 31,          Shares          Shares          Shares          Shares
                                                    2003          Outstanding     Outstanding     Outstanding    Outstanding(1)
                                                ---------------   -----------     -----------     -----------    -----------
                                                                                (In thousands)
Deposits(2)                                            $275,857        $275,857        $275,857        $275,857         $275,857
Borrowed funds                                           57,000          57,000          57,000          57,000           57,000
                                                       --------        --------        --------        --------         --------
Total deposits and borrowed funds                      $332,857        $332,857        $332,857        $332,857         $332,857
                                                       ========        ========        ========        ========         ========
Stockholders' equity:
  Preferred stock, $0.10 par value,
    5,000,000 shares authorized;
    none to be issued                                         -               -               -               -                -
  Common stock, $0.10 par value,
    20,000,000 shares authorized,
    assuming shares outstanding as shown(3)                   -      [^]    357         [^] 420         [^] 483          [^] 555
Additional paid-in capital(3)(4)                              -      [^] 10,133          11,960          13,787           15,889
Retained earnings                                        21,613          21,613          21,613          21,613           21,613
Accumulated other comprehensive
   income, net of tax                                       202             202             202             202              202
Less:
  Common stock acquired by
    employee stock ownership plan(5)                          -         [^] 857       [^] 1,008       [^] 1,159        [^] 1,333
  Common stock acquired by restricted
     stock plan(6)                                            -         [^] 714       [^]   840       [^]   966        [^] 1,111
                                                       --------        --------        --------        --------         --------
Total stockholders' equity                             $ 21,815    $ [^] 30,734   $ [^]  32,347    $[^]  33,960      $[^] 35,815
                                                       ========    ============   =============    ============      ===========


---------------------
(1) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the independent valuation and a commensurate increase in the offering range of up to 15% to reflect changes in market and financial conditions.

(2) Does not reflect withdrawals from deposit accounts for the purchase of stock in the offering. Any withdrawals would reduce pro forma deposits by an amount equal to the withdrawals.

(3) Non-historical data includes shares to be held by American Savings, MHC after completion of the stock offering. No effect has been given to the issuance of additional shares of stock pursuant to any stock option plan that may be adopted by ASB Holding Company and presented for approval by the stockholders after the offering. An amount equal to 5% of the total number of shares issued in the offering to the public shareholders and to American Savings, MHC would be reserved for issuance upon the exercise of options to be granted under the stock option plan following the stock offering. See Management - Potential Stock Benefit Plans - Stock Option Plan on page __.


(4) Additional paid-in capital amounts under pro forma capitalization are net of stock offering expenses. Actual capitalization at March 31, 2003 consists of the existing capitalization of American Savings Bank of NJ and this amount is also included under pro forma capitalization.

(5) Assumes that 8% of the shares issued in the offering to persons other than American Savings, MHC will be purchased by the employee stock ownership plan, and that the funds used to acquire the employee stock ownership plan shares will be borrowed from ASB Holding Company, concurrent with the offering. See Summary - ASB Holding Company on page __. For an estimate of the impact of the loan on earnings, see Pro Forma Data on page __. American Savings Bank of NJ intends to make scheduled discretionary contributions to the employee stock ownership plan sufficient to enable the plan to service and repay its debt over a ten year period. The amount of shares to be acquired by the employee stock ownership plan is reflected as a reduction of stockholders' equity. See Management - Potential Stock Benefit Plans -Employee Stock Ownership Plan on page __. If the employee stock ownership plan is unable to purchase stock in the stock offering due to an oversubscription in the offering by eligible account holders having first priority, and the purchase price in the open market is greater than the original $10.00 price per share, there will be a corresponding reduction in stockholders' equity. See The Stock Offering - Subscription Offering - Subscription Rights on page __.

(6) Assumes that an amount equal to 2% of the total number of shares issued in the offering to the public shareholders and to American Savings, MHC is purchased by the restricted stock plan following the stock offering. The stock purchased by the restricted stock plan is reflected as a reduction of stockholders' equity. See footnote (2) to the table under Pro Forma Data on page __. If the restricted stock plan is adopted within one year of the completion of the offering, the plan will be limited to 1.5% of the total number of shares issued, or [^] 63,000 shares, if American Savings Bank of NJ does not have tangible capital of at least 10% at the time the plan is established. See Management - Potential Stock Benefit Plans -Restricted Stock Plan on page __.


                                 PRO FORMA DATA


         The actual net proceeds from the sale of the stock cannot be determined until the offering is completed. However, investable net proceeds to ASB Holding Company are currently estimated to be between approximately [^] $8.6 million and [^] $11.8 million at the minimum and maximum of the offering range, respectively (or [^] $13.6 million at the maximum, as adjusted, if the independent valuation is increased by 15%) based on the following assumptions:


o an amount equal to the cost of purchasing 8% of the shares issued in the offering to persons other than American Savings, MHC will be loaned to the employee stock ownership plan to fund its purchase;

o an amount equal to 2% of the total number of shares issued in the offering to the public shareholders and to American Savings, MHC will be awarded pursuant to the restricted stock plan adopted no sooner than six months following the offering, funded through open market purchases; and

o        expenses of the offering are estimated to be approximately $580,000.


         We have prepared the following table, which sets forth American Savings [^] Bank of NJ's historical net income and stockholders' equity prior to the offering and ASB Holding Company's pro forma net income and stockholders' equity following the offering. In preparing this table and in calculating pro forma data, we have made the following assumptions:

o Pro forma earnings have been calculated assuming the stock had been sold at the beginning of the period and the net proceeds had been invested at an average yield of 2.08%, which approximates the yield on a three-year U.S. Treasury bill on March 31, 2003. The yield on a three-year U.S. Treasury bill, rather than an arithmetic average of the average yield on interest-earning assets and the average rate paid on deposits, has been used to estimate income on net proceeds because it is believed that the three-year U.S. Treasury bill rate is a more accurate estimate of the rate that would be obtained on an investment of net proceeds from the offering.

o The pro forma after-tax yield on the net proceeds is assumed to be 1.25% for the six months ended March 31, 2003 and for the year ended September 30, 2002, based on an effective tax rate of 39.94% for both periods.

o We did not include any withdrawals from deposit accounts to purchase shares in the offering.

o Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of stock, as adjusted in the pro forma net earnings per share to give effect to the purchase of shares by the employee stock ownership plan.

o Pro forma stockholders' equity amounts have been calculated as if the stock had been sold on March 31, 2003 and September 30, 2002, respectively, and no effect has been given to the assumed earnings effect of the transactions.

         The following pro forma data relies on the assumptions we outlined above, and this data does not represent the fair market value of the common stock, the current value of assets or liabilities, or the amount of money that would be distributed to stockholders if ASB Holding Company were liquidated. The pro forma data does not predict how much we will earn in the future. You should not use the following information to predict future results of operations.


         The tables on the following pages summarizes historical data of American Savings Bank of NJ and pro forma data of ASB Holding Company at or for the six months ended March 31, 2003 and at or for the year ended September 30, 2002 based on the assumptions set forth above and in the notes to the tables and should not be used as a basis for projections of market value of the stock following the stock offering. No effect has been given in the tables to the possible issuance of additional stock reserved for future issuance pursuant to a stock option plan that may be adopted by the Board of Directors of ASB Holding Company and approved by stockholders following the stock offering. See Management - Potential Stock Benefit Plans - Stock Option Plan on page __.

                                                                      At or For the Six Months Ended March 31, 2003
                                                             --------------------------------------------------------------
                                                                                                                  Maximum,
                                                                   Minimum       Midpoint        Maximum        as adjusted
                                                                  1,071,000      1,260,000      1,449,000        1,666,350
                                                                  Shares at      Shares at      Shares at        Shares at
                                                                 $10.00 per     $10.00 per      $10.00 per      $10.00 per
                                                                    share         share           share           share
                                                                 -----------     -----------    -----------     -----------
                                                                 (Dollars in thousands, except share and per share amounts)
Gross proceeds ...............................................   $    10,710     $    12,600    $    14,490     $    16,664
Less expenses ................................................          (580)           (580)          (580)           (580)
                                                                 -----------     -----------    -----------     -----------
   Estimated net proceeds ....................................        10,130          12,020         13,910          16,084
Less ESOP funded by ASB Holding Company ......................          (857)         (1,008)        (1,159)         (1,333)
Less restricted stock plan adjustment ........................          (714)           (840)          (966)         (1,111)
                                                                 -----------     -----------    -----------     -----------
   Estimated investable net proceeds .........................   $     8,559     $    10,172    $    11,785     $    13,640
                                                                 ===========     ===========    ===========     ===========
Net Income:
   Historical ................................................   $       632     $       632    $       632     $       632
   Pro forma income on net proceeds ..........................            53              64             74              85
   Pro forma ESOP adjustments(1) .............................           (26)            (30)           (35)            (40)
   Pro forma restricted stock plan adjustment(2) .............           (43)            (50)           (58)            (67)
                                                                 -----------     -----------    -----------     -----------
   Pro forma net income(1)(3)(4) .............................   $       616     $       616    $       613     $       610
                                                                 ===========     ===========    ===========     ===========

Per share net income:
   Historical ................................................   $      0.18     $      0.15    $      0.13     $      0.12
   Pro forma income on net proceeds ..........................          0.02            0.02           0.02            0.02
   Pro forma ESOP adjustments(1) .............................         (0.01)          (0.01)         (0.01)          (0.01)
   Pro forma restricted stock plan adjustment(2) .............         (0.01)          (0.01)         (0.01)          (0.01)
                                                                 -----------     -----------    -----------     -----------
   Pro forma net income per share(1)(3)(4) ...................   $      0.18     $      0.15    $      0.13     $      0.12
                                                                 ===========     ===========    ===========     ===========

Shares used in calculation of income per share (1) ...........     3,488,604       4,104,240      4,719,876       5,427,857

Stockholders' equity:
   Historical ................................................   $    22,175     $    22,175    $    22,175     $    22,175
   Estimated net proceeds ....................................        10,130          12,020         13,910          16,084
   Less: Common Stock acquired by the ESOP(1) ................          (857)         (1,008)        (1,159)         (1,333)
   Less: Common Stock acquired by the restricted stock
plan(2) ......................................................          (714)           (840)          (966)         (1,111)
                                                                 -----------     -----------    -----------     -----------
   Pro forma stockholders' equity(1)(3)(4) ...................   $    30,734     $    32,347    $    33,960     $    35,815
                                                                 ===========     ===========    ===========     ===========
Stockholders' equity per share:
   Historical ................................................   $      6.21     $      5.28    $      4.59     $      3.99
   Estimated net proceeds ....................................          2.84            2.86           2.88            2.90
   Less: Common Stock acquired by the ESOP(1) ................         (0.24)          (0.24)         (0.24)          (0.24)
   Less: Common stock acquired by the restricted stock
plan(2) ......................................................         (0.20)          (0.20)         (0.20)          (0.20)
                                                                 -----------     -----------    -----------     -----------
   Pro forma stockholders' equity per share(4) ...............   $      8.61     $      7.70    $      7.03     $      6.45
                                                                 ===========     ===========    ===========     ===========

Offering price as a percentage of pro forma
  stockholders' equity per share .............................        116.14%         129,87%        142.25%         155.04%
                                                                 ===========     ===========    ===========     ===========
Offering price to pro forma net income per share .............         27.78X          33.33X         38.46X          41.67X

Shares used in calculation of stockholders' equity  per
share ........................................................     3,570,000       4,200,000      4,830,000       5,554,500
                                                                   =========       =========      =========       =========
                                                                                               (Footnotes on following page)

(1) Assumes that 8% of the shares issued in the offering to persons other than American Savings, MHC will be purchased by [^] American Savings Bank of NJ's employee stock ownership plan and that the plan will borrow funds from ASB Holding Company. The stock acquired by the employee stock ownership plan is reflected as a reduction of stockholders' equity. [^] American Savings Bank of NJ intends to make annual contributions to the plan in an amount at least equal to the principal and interest requirement of the loan. This table assumes a 10 year amortization period. See Management - Potential Stock Benefit Plans - Employee Stock Ownership Plan on page __. The pro forma net earnings assumes: (i) that [^] American Savings Bank of NJ's contribution to the employee stock ownership plan for the principal portion of the debt service requirement for the six months ended March 31, 2003 was made at the end of the period; (ii) that [^] 4,284, 5,040, 5,796 and [^] 6,665 shares at the minimum, midpoint, maximum, and 15% above the maximum of the range, respectively, were committed to be released during the six months ended March 31, 2003, at an average fair value of $10.00 per share and were accounted for as a charge to expense in accordance with Statement of Position [^] No. 93-6; and (iii) only the employee stock ownership plan shares committed to be released were considered outstanding for purposes of the net earnings per share calculations. All employee stock ownership plan shares were considered outstanding for purposes of the stockholders' equity per share calculations.

(2) Gives effect to the restricted stock plan that may be adopted by [^] American Savings Bank of NJ following the stock offering and presented for approval at a meeting of stockholders to be held after completion of the stock offering. If the restricted stock plan is approved by ASB Holding Company's stockholders, the restricted stock plan would be expected to acquire an amount of stock equal to 2% of the total number of shares issued in the offering to the public shareholders and to American Savings, MHC, or [^] 71,400, 84,000, 96,600 and 111,100 shares of stock respectively at the minimum, midpoint, maximum and 15% above the maximum of the range through open market purchases. Funds used by the restricted stock plan to purchase the shares will be contributed to the restricted stock plan by [^] American Savings Bank of NJ. In calculating the pro forma effect of the restricted stock plan, it is assumed that the required stockholder approval has been received, that the shares were acquired by the restricted stock plan at the beginning of the six months ended March 31, 2003 through open market purchases, at $10.00 per share, and that 10% of the amount contributed was amortized to expense during the six months ended March 31, 2003. The restricted stock plan will be amortized over 5 years. The issuance of authorized but unissued shares of stock to the restricted stock plan instead of open market purchases would dilute the voting interests of existing stockholders by approximately 1.96% and pro forma net income per share for the six months ended March 31, 2003 would be [^] $0.17, $0.15, $0.13 and [^] $0.11 at the minimum, midpoint, maximum and 15% above the maximum of the range, respectively, and pro forma stockholders' equity per share at March 31, 2003 would be [^] $8.44, $7.55, $6.89 and $6.32 at the minimum, midpoint, maximum and 15% above the maximum of the range, respectively. There can be no assurance that stockholder approval of the restricted stock plan will be obtained, or the actual purchase price of the shares will be equal to $10.00 per share. If the restricted stock plan is adopted within one year of the completion of the offering, the plan will be limited to 1.5% of the total number of shares issued, or [^] 63,000 shares, if American Savings Bank of NJ does not have tangible capital of at least 10% at the time the plan is established. See Management - Potential Stock Benefit Plans -Restricted Stock Plan on page __.

(3) The retained earnings of ASB Holding Company and American Savings Bank of NJ will continue to be substantially restricted after the stock offering. See Dividend Policy on page __ and Regulation - Regulation of American Savings Bank of NJ - Dividends and Other Capital Distribution Limitations on page[^] __.

(4) No effect has been given to the issuance of additional shares of stock pursuant to the stock option plan that may be adopted by ASB Holding Company following the stock offering which, in turn, would be presented for approval at a meeting of stockholders to be held after the completion of the stock offering. If the stock option plan is presented and approved by stockholders, an amount equal to 5% of the total number of shares issued in the offering to the public shareholders and to American Savings, MHC, or [^] 178,500, 210,000, 241,500 and 277,750
         shares at the minimum, midpoint, maximum and 15% above the maximum of the range, respectively, will be reserved for future issuance upon the exercise of options to be granted under the stock option plan. The issuance of authorized but unissued shares of stock to the stock option plan instead of open market purchases would dilute the voting interests of existing stockholders by approximately 4.76%. Assuming stockholder approval of the stock option plan and the exercise of all options at the end of the period at an exercise price of $10.00 per share, the pro forma net earnings per share would be [^] $0.17, $0.14, $0.12 and [^] $0.11, respectively at the minimum, midpoint, maximum and 15% above the maximum of the range for the six months ended March 31, 2003; pro forma stockholders' equity per share would be [^] $8.68, $7.81, $7.17 and $6.62, respectively at the minimum, midpoint, maximum and 15% above the maximum of the range at March 31, 2003. See Management - Potential Stock Benefit Plans -Stock Option Plan on page __.

                                                                      At or For the Six Months Ended March 31, 2003
                                                             --------------------------------------------------------------
                                                                                                                  Maximum,
                                                                   Minimum       Midpoint        Maximum        as adjusted
                                                                  1,071,000      1,260,000      1,449,000        1,666,350
                                                                  Shares at      Shares at      Shares at        Shares at
                                                                 $10.00 per     $10.00 per      $10.00 per      $10.00 per
                                                                    share         share           share           share
                                                                 -----------     -----------    -----------     -----------
                                                                 (Dollars in thousands, except share and per share amounts)
Gross proceeds ........................................   $    10,710     $    12,600     $    14,490     $    16,664
Less expenses .........................................          (580)           (580)           (580)           (580)
   Estimated net proceeds .............................        10,130          12,020          13,910          16,084
Less ESOP funded by ASB Holding Company ...............          (857)         (1,008)         (1,159)         (1,333)
Less restricted stock plan adjustment .................          (714)           (840)           (966)         (1,111)
   Estimated investable net proceeds ..................   $     8,559     $    10,172     $    11,785     $    13,640
                                                          ===========     ===========     ===========     ===========

Net Income:
   Historical .........................................   $     1,890     $     1,890     $     1,890     $     1,890
   Pro forma income on net proceeds ...................           107             127             147             170
   Pro forma ESOP adjustments(1) ......................           (51)            (61)            (70)            (80)
   Pro forma restricted stock plan adjustment(2) ......           (86)           (101)           (116)           (133)
   Pro forma net income(1)(3)(4) ......................   $     1,860     $     1,855     $     1,851     $     1,847
                                                          ===========     ===========     ===========     ===========

Per share net income:
   Historical .........................................   $      0.54     $      0.46     $      0.40     $      0.35
   Pro forma income on net proceeds ...................          0.03            0.03            0.03            0.03
   Pro forma ESOP adjustments(1) ......................         (0.01)          (0.01)          (0.01)          (0.01)
   Pro forma restricted stock plan adjustment(2) ......         (0.02)          (0.02)          (0.02)          (0.02)
   Pro forma net income per share(1)(3)(4) ............   $      0.54     $      0.46     $      0.40     $      0.35
                                                          ===========     ===========     ===========     ===========

Shares used in calculation of income per share (1) ....     3,492,888       4,109,280       4,725,672       5,434,523

Stockholders' equity:
   Historical .........................................   $    21,872     $    21,872     $    21,872     $    21,872
   Estimated net proceeds .............................        10,130          12,020          13,910          16,084
   Less: Common Stock acquired by the ESOP(1) .........          (857)         (1,008)         (1,159)         (1,333)
   Less: Common Stock acquired by the restricted stock
plan(2) ...............................................          (714)           (840)           (966)         (1,111)
   Pro forma stockholders' equity(1)(3)(4) ............   $    30,431     $    32,044     $    33,657     $    35,512
                                                          ===========     ===========     ===========     ===========

Stockholders' equity per share:
   Historical .........................................   $      6.13     $      5.21     $      4.53     $      3.94
   Estimated net proceeds .............................          2.84            2.86            2.88            2.90
   Less: Common Stock acquired by the ESOP(1) .........         (0.24)          (0.24)          (0.24)          (0.24)
   Less: Common stock acquired by the restricted stock
plan(2) ...............................................         (0.20)          (0.20)          (0.20)          (0.20)
   Pro forma stockholders' equity per share(4) ........   $      8.53     $      7.63     $      6.97     $      6.40
                                                          ===========     ===========     ===========     ===========

Offering price as a percentage of pro forma
  stockholders' equity per share ......................        117.23%         131.06%         143.47%         156.25%
                                                          ===========     ===========     ===========     ===========
Offering price to pro forma net income per share ......         18.52X          21.74X          25.00X          28.57X

Shares used in calculation of stockholders' equity  per
share                                                       3,570,000       4,200,000       4,830,000        5,554,500

                                                                                         (Footnotes on following page)

(1) Assumes that 8% of the shares issued in the offering to persons other than American Savings, MHC will be purchased by [^] American Savings Bank of NJ's employee stock ownership plan and that the plan will borrow funds from ASB Holding Company. The stock acquired by the employee stock ownership plan is reflected as a reduction of stockholders' equity. [^] American Savings Bank of NJ intends to make annual contributions to the plan in an amount at least equal to the principal and interest requirement of the loan. This table assumes a 10 year amortization period. See Management - Potential Stock Benefit Plans - Employee Stock Ownership Plan on page __. The pro forma net earnings assumes: (i) that [^] American Savings Bank of NJ's contribution to the employee stock ownership plan for the principal portion of the debt service requirement for year ended September 30, 2002 was made at the end of the period; (ii) that [^] 8,568, 10,080, 11,592 and 13,331 shares at the minimum, midpoint, maximum, and 15% above the maximum of the range, respectively, were committed to be released during the year ended September 30, 2002, at an average fair value of $10.00 per share and were accounted for as a charge to expense in accordance with Statement of Position [^] No. 93-6; and (iii) only the employee stock ownership plan shares committed to be released were considered outstanding for purposes of the net earnings per share calculations. All employee stock ownership plan shares were considered outstanding for purposes of the stockholders' equity per share calculations.

(2) Gives effect to the restricted stock plan that may be adopted by [^] American Savings Bank of NJ following the stock offering and presented for approval at a meeting of stockholders to be held after completion of the stock offering. If the restricted stock plan is approved by ASB Holding Company's stockholders, the restricted stock plan would be expected to acquire an amount of stock equal to 2% of the total number of shares issued in the offering to the public shareholders and to American Savings, MHC, or [^] 71,400, 84,000, 96,600 and 111,100 shares of stock respectively at the minimum, midpoint, maximum and 15% above the maximum of the range through open market purchases. Funds used by the restricted stock plan to purchase the shares will be contributed to the restricted stock plan by [^] American Savings Bank of NJ. In calculating the pro forma effect of the restricted stock plan, it is assumed that the required stockholder approval has been received, that the shares were acquired by the restricted stock plan at the beginning of the year ended September 30, 2002 through open market purchases, at $10.00 per share, and that 20% of the amount contributed was amortized to expense during the year ended September 30, 2002. The restricted stock plan will be amortized over 5 years. The issuance of authorized but unissued shares of stock to the restricted stock plan instead of open market purchases would dilute the voting interests of existing stockholders by approximately 1.96% and pro forma net income per share for the year ended September 30, 2002 would be [^] $0.52, $0.44, $0.39 and [^] $0.34 at the minimum, midpoint, maximum and 15% above the maximum of the range, respectively, and pro forma stockholders' equity per share at September 30, 2002 would be [^] $8.36, $7.48, $6.83 and $6.27 at the minimum, midpoint, maximum and 15% above the maximum of the range, respectively. There can be no assurance that stockholder approval of the restricted stock plan will be obtained, or the actual purchase price of the shares will be equal to $10.00 per share. If the restricted stock plan is adopted within one year of the completion of the offering, the plan will be limited to 1.5% of the total number of shares issued, or [^] 63,000 shares, if American Savings Bank of NJ does not have tangible capital of at least 10% at the time the plan is established. See Management - Potential Stock Benefit Plans -Restricted Stock Plan on page __.

(3) The retained earnings of ASB Holding Company and American Savings Bank of NJ will continue to be substantially restricted after the stock offering. See Dividend Policy on page __ and Regulation - Regulation of American Savings Bank of NJ -Dividends and Other Capital Distribution Limitations on page __.

(4) No effect has been given to the issuance of additional shares of stock pursuant to the stock option plan that may be adopted by ASB Holding Company following the stock offering which, in turn, would be presented for approval at a meeting of stockholders to be held after the completion of the stock offering. If the stock option plan is presented and approved by stockholders, an amount equal to 5% of the total number of shares issued in the offering to the public shareholders and to American Savings, MHC, or [^] 178,500, 210,000, 241,500 and 277,750
         shares at the minimum, midpoint, maximum and 15% above the maximum of the range, respectively, will be reserved for future issuance upon the exercise of options to be granted under the stock option plan. The issuance of authorized but unissued shares of stock to the stock option plan instead of open market purchases would dilute the voting interests of existing stockholders by approximately 4.76%. Assuming stockholder approval of the stock option plan and the exercise of all options at the end of the period at an exercise price of $10.00 per share, the pro forma net earnings per share would be [^] $0.51, $0.43, $0.37 and [^] $0.32, respectively at the minimum, midpoint, maximum and 15% above the maximum of the range for the year ended September 30, 2002, pro forma stockholders' equity per share would be [^] $8.59, $7.74, $7.11 and $6.57, respectively at the minimum, midpoint, maximum and 15% above the maximum of the range at September 30, 2002. See Management - Potential Stock Benefit Plans - Stock Option Plan on page __.

                   HISTORICAL AND PRO FORMA CAPITAL COMPLIANCE


         The following table presents American Savings [^] Bank of NJ's historical and pro forma capital position relative to its capital requirements as of March 31, 2003. Pro forma capital levels assume receipt by American Savings Bank of NJ of 80% of the net proceeds at the minimum and the midpoint and [^] $9.6 million of the net proceeds at the maximum and maximum, as adjusted. For a discussion of the assumptions underlying the pro forma capital calculations presented below, see Use of Proceeds, Capitalization and Pro Forma Data on pages __, __ and __. The definitions of the terms used in the table are those provided in the capital regulations issued by the [^] Office of Thrift Supervision. For a discussion of the capital standards applicable to American Savings Bank of NJ, see Regulation - Regulation of American Savings Bank of NJ - Regulatory Capital Requirements on page __.


                                                                             Pro Forma at March 31, 2003
                                          ------------------------------------------------------------------------------------------
                                                 Minimum                Midpoint                   Maximum      Maximum, as adjusted
                       Actual at               $10,710,000           $12,600,000                $14,490,000           $16,664,000
                     March 31, 2003            Offering                 Offering                Offering                Offering
                ------------------------  ---------------------   ----------------------   -------------------   -------------------
                            Percentage               Percentage             Percentage              Percentage          Percentage
                   Amount   of Assets(2)   Amount  of Assets(2)    Amount  of Assets(2)     Amount of Assets(2)  Amount of Assets(2)
                   ------   ------------   ------  ------------    ------  ------------     ------ ------------  ------ ------------
                                                                          (Dollars in thousands)


GAAP
  Capital(3)    [^]$22,175     6.16%       $28,708    7.83%       $29,943       8.14%      $29,666    8.07%       $29,347      7.99%
Tangible
  Capital          $21,613     6.00%    ^] $28,146    7.68%       $29,381       7.99%      $29,104    7.92%       $28,785      7.84%
Tangible
  Capital
  Requirement        5,400     1.50      [^] 5,498    1.50          5,517       1.50      [^]5,512    1.50      [^] 5,508      1.50
                   -------     ----        -------    ----        -------       ----       -------    ----        -------      ----
Excess             $16,213     4.50%    ^] $22,648    6.18%       $23,864       6.49%      $23,592    6.42%       $23,277      6.34%
                   =======     ====        =======    ====        =======       ====       =======    ====        =======      ====

Core
  Capital          $21,613     6.00%     ] $28,146    7.68%       $29,381       7.99%      $29,104    7.92%       $28,785      7.84%
Core
  Capital
  Requirement(4)    14,400     4.00     [^] 14,661    4.00     [^] 14,711       4.00    [^] 14,700    4.00     [^] 14,687      4.00
                   -------     ----        -------    ----        -------       ----       -------    ----        -------      ----
Excess             $ 7,213     2.00%    ^] $13,485    3.68%       $14,670       3.99%      $14,404    3.92%       $14,098      3.84%
                   =======     ====        =======    ====        =======       ====       =======    ====        =======      ====
Total
  Risk-Based
  Capital(5)(6)    $23,460    13.03%    ^] $29,993   16.53%       $31,228      17.19%      $30,951   17.04%       $30,632     16.67%
Risk-Based
  Capital
  Requirement       14,408     8.00     [^] 14,512    8.00         14,532       8.00    [^] 14,528    8.00     [^] 14,523      8.00
                   -------     ----        -------    ----        -------       ----       -------    ----        -------      ----
Excess              $9,052     5.03%    $[^]15,481    8.53%    $[^]16,696       9.19%   $[^]16,423    9.04%    $[^]16,109      8.87%
                   =======     ====        =======    ====        =======       ====       =======    ====        =======      ====


--------------
(1) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the offering range of up to 15% as a result of regulatory considerations or changes in market or general financial and economic conditions following the commencement of the offerings.
(2) Tangible and core capital levels are shown as a percentage of total adjusted assets. The risk-based capital level is shown as a percentage of risk-weighted assets.
(3) [^] Generally accepted accounting principles, referred to as "GAAP," capital includes unrealized gain (loss) on available-for-sale securities, net, which is not included as regulatory capital.
(4) The current [^] Office of Thrift Supervision core capital requirement for savings banks is 3% of total adjusted assets for thrifts that receive the highest supervisory rating for safety and soundness and a 4% to 5% core capital ratio requirement for all other thrifts. See Regulation - Regulation of American Savings Bank of NJ - Regulatory Capital Requirements on page __.
(5)  Assumes   net   proceeds   are   invested   in  assets  that  carry  a  20%
     risk-weighting.
(6) The difference between equity under GAAP and regulatory risk-based capital is attributable to the subtraction of accumulated other comprehensive income of $202,000 and the addition of general loan loss reserves of [^] $1,247,000.

                               RECENT DEVELOPMENTS

The following financial information and other data in this section is derived from American Savings Bank of NJ's unaudited consolidated financial statements for the three and nine month periods ended June 30, 2003 and 2002, and should be read together with the financial statements and the notes thereto beginning on page F-1 of this prospectus. In the opinion of management, all adjustments consisting of normal recurring adjustments that are necessary for a fair presentation of the interim periods have been reflected. The results of operations and other data presented for the three and nine month periods ended June 30, 2003 do not necessarily indicate the results that may be expected for the fiscal year ending September 30, 2003 or any other period.

                                                     At or For the Nine
                                                        Months Ended          At or For the Year
  Balance Sheet Data:                                     June 30,            Ended September 30,
                                                   ---------------------      --------------------
                                                     2003         2002          2002          2001
                                                   --------     --------      --------      --------
                                                                (Dollars in thousands)
    Total assets                                   $373,248     $311,287      $334,879      $258,208
    Cash and cash equivalents                         8,133       13,206        17,330        22,109
    Loans receivable, net                           246,221      196,996       208,374       166,322
    Loans held-for-sale                               2,311            -             -             -
    Securities available-for-sale                    99,233       82,185        90,134        52,022
    Securities held-to-maturity                       3,254        7,701         6,970        10,187
    Federal Home Loan Bank stock                      2,800        2,425         2,200         2,300
    Deposits                                        284,719      242,791       264,587       188,828
    Total borrowings                                 56,000       43,000        44,000        46,000
    Total equity                                     22,583       21,574        21,872        20,155

  Summary of Operations:

    Total interest income                           $13,256      $13,063       $17,578       $16,052
    Total interest expense                            6,691        6,642         8,829         9,140
                                                    -------      -------       -------       -------
       Net interest income                            6,565        6,421         8,749         6,912
                                                    -------      -------       -------       -------
    Provision for loan losses                           171            1           105             2
                                                    -------      -------       -------       -------
    Net interest income after provision
      for loan losses                                 6,394        6,420         8,644         6,910
                                                    -------      -------       -------       -------
    Loss on sale of securities                        (188)            -             -             -
    Gain on sale of loans                                84            -             -             -
    Other noninterest income                            566          411           595           458
    Noninterest expense                               5,070        4,684         6,274         4,923
                                                    -------      -------       -------       -------
    Income before taxes                               1,786        2,147         2,965         2,445
    Income tax provision                                653          763         1,075           888
                                                    -------      -------       -------       -------
    Net income                                      $ 1,133      $ 1,384       $ 1,890       $ 1,557
                                                    =======      =======       =======       =======


                                                                     At or For the                      At or For
                                                                   Nine Months Ended                  the Year Ended
                                                                            June 30,                   September 30,
                                                                   -------------------------  ----------------------------------
Performance Ratios (1):                                                 2003         2002        2002        2001          2000
                                                                        ----         ----        ----        ----          ----
  Return on average assets (ratio of net income to
    average total assets)                                              0.43%       0.63%       0.63%         0.68%       0.86%
  Return on average equity (ratio of net income to
    average equity)                                                    7.02%       9.26%       9.30%         8.28%      11.13%
  Return on average equity excluding accumulated
    other comprehensive income(2)                                      7.09%       9.43%       9.52%         8.30%      10.68%
  Net interest rate spread                                             2.24%       2.61%       2.63%         2.49%       2.63%
  Net interest margin on average interest-earning assets               2.54%       3.00%       3.00%         3.10%       3.20%
  Average interest-earning assets to average
    interest-bearing liabilities                                     111.62%     112.65%     112.30%       115.01%     113.99%
  Operating expense ratio (noninterest expenses to
    average total assets)                                              1.91%       2.14%       2.09%         2.16%       2.03%
  Efficiency ratio (noninterest expense divided by
    sum of net interest income and noninterest
    income)                                                           72.15%      68.56%      67.15%        66.80%      60.03%
Asset Quality Ratios:
  Non-performing loans to total loans                                  0.21%       0.26%       0.27%         0.36%       0.53%
  Non-performing assets to total assets                                0.14%       0.17%       0.17%         0.24%       0.35%
  Net charge-offs to average loans outstanding                         0.05%       0.00%       0.00%         0.00%     (0.01)%
  Allowance for loan losses to non-performing loans                  248.17%     195.55%     195.96%       160.67%     128.92%
  Allowance for loan losses to total loans                             0.52%       0.50%       0.53%         0.58%       1.68%
Capital Ratios:
  Equity to total assets at end of period                              6.05%       6.93%       6.53%         7.81%       7.79%
  Average equity to average assets                                     6.07%       6.82%       6.78%         8.24%       7.70%


----------------

-------------------
(1) Performance ratios for the nine month periods ended June 30, 2003 and 2002 are annualized where appropriate.
(2) Excludes the FAS 115 market value adjustment, net of tax, of $208,000, $374,000, $475,000, $52,000 and ($699,000) for the periods ended June 30,
     2003, June 30, 2002, September 30, 2002, September 30, 2001 and September 30, 2000. FAS 115 market value adjustments represent gains/losses that have not been recognized through the income statement and are therefore excluded in this performance ratio. Changes in interest rates may significantly impact the market value adjustments of securities and therefore may cause significant fluctuations in ROE. Because these market value adjustments will only be realized if and when the securities are sold we believe this performance ratio is more meaningful to disclose excluding the FAS 115 market value adjustments.
(3) Balances reported have been restated for a prior period adjustment to the allowance for loan losses effective September 30, 1995. See Note 1 to [restated] financial statements on page F-9 for additional information.

Comparison of Financial Condition at June 30, 2003 and September 30, 2002

Our total assets increased by $38.4 million, or 11.5%, to $373.2 million at June 30, 2003 from $334.9 million at September 30, 2002. The increase reflected growth in loans receivable and securities, funded by a decrease in cash and cash equivalents and increases in deposits and Federal Home Loan Bank advances. Loans increased by $37.8 million, or 18.2%, to $246.2 million at June 30, 2003 from $208.4 million at September 30, 2002. Our increase in loans resulted from a higher volume of one-to four-family mortgage loan originations reflecting increased demand as borrowers sought to take advantage of continued low market interest rates. During June of 2003, for the purposes of managing interest rate risk, the Bank returned to a strategy of selling a portion of its long term, fixed rate mortgage loans originated into the secondary market, resulting in loans held for sale of $2.3 million at June 30, 2003. See Management's Discussion and Analysis of Financial Condition and Results of Operations - Management of Interest Rate Risk and Market Risk - Quantitative Analysis on page ____. Securities classified as available-for-sale increased $9.1 million, or 10.1%, to $99.2 million at June 30, 2003 from $90.1 million at September 30, 2002 as funds were reinvested out of cash and cash equivalents. Cash and cash equivalents decreased by $9.2 million, or 53.1%, to $8.1 million at June 30, 2003 from $17.3 million at September 30, 2002 to provide funding for securities purchases and loan originations.

Total deposits increased by $20.1 million, or 7.6%, to $284.7 million at June 30, 2003 from $264.6 million at September 30, 2002. The increase reflected growth in savings and certificates of deposit, partially offset by a decrease in checking accounts. Savings accounts increased $19.0 million or 18.8% to $120.5 million. Certificates of deposit increased by $2.8 million, or 2.4% to $121.4 million. Checking accounts, including demand, NOW and money market checking accounts, decreased $1.7 million, or 3.8% to $42.9 million. The increase in savings accounts continues to be primarily a result of a money market savings product that the Bank began offering during 2002. The decrease in checking was primarily due to withdrawal of funds from one large municipal money market deposit account held.

Federal Home Loan Bank advances increased $12.0 million, or 27.3%, to $56.0 million at June 30, 2003 from $44.0 million at September 30, 2002. The increase in Federal Home Loan Bank advances was used to fund new loan originations and to structure the balance sheet to continue to manage interest rate risk. New advances drawn were fixed rate borrowings ranging in maturity from three to ten years.

         Equity increased $711,000, or 3.3%, to $22.6 million at June 30, 2003 from $21.9 million at September 30, 2002, reflecting income of $1.1 million for the nine months ended June 30, 2003, partially offset by a $422,000 decrease in unrealized after-tax gains on securities available-for-sale.

Comparison of Operating Results for the Nine Months Ended June 30, 2003 and 2002

General. Net income for the nine months ended June 30, 2003 was $1.1 million, a decrease of $251,000, or 18.1% from the same period in 2002. The decrease in net income resulted from an increase in noninterest expense and the provision for loan losses.

Interest Income. Total interest income increased by $193,000, or 1.5%, to $13.3 million for the nine months ended June 30, 2003 from $13.1 million for the nine months ended June 30, 2002. The primary factor for the increase in interest income was a $51.3 million increase in the average balance of loans receivable from $182.0 million for the nine months ended June 30, 2002 to $233.3 million for the nine months ended June 30, 2003. The increase was the result of loan originations exceeding repayments due to strong demand, reflecting generally lower interest rates. The increased interest income as a result of increased volume was partially offset by the decrease in the average yield on loans receivable to 6.16% from 6.98%, reflecting decreased market rates of interest.

Interest income on securities decreased $1.0 million, or 31.0%, to $2.3 million for the nine months ended June 30, 2003 from $3.3 million for the nine months ended June 30, 2002. The decrease resulted from a 184 basis point decrease in the average yield on securities from 4.95% for the nine months ended June 30, 2002 to 3.11% for the same period in 2003 as principal repayments received on older, higher yielding mortgage-backed securities and collateralized mortgage obligations were used to purchase lower yielding securities.

Interest income from other interest-earning assets remained relatively stable for both periods.

Interest Expense. Total interest expense remained relatively stable, increasing $49,000 or 0.7% to $6.7 million for the nine months ended June 30, 2003 from $6.6 million or the same period in 2002. The average cost of certificates of deposit decreased from 3.77% for the nine months ended June 30, 2002 to 2.91% for the same period in 2003, which more than offset the increase in the average balance of certificates of deposit. The decrease in interest expense on certificates of deposit was partially offset by increases in interest expense on savings accounts, which increased $75,000 for the nine months ended June 30, 2003 from the prior period in 2002. The increase resulted from a $28.3 million increase in the average balance of savings accounts during the period. In addition, interest expense on Federal Home Loan Bank advances increased $449,000 as a result of an increase in the average balance from $44.1 million for the nine months ended June 30, 2002 to $53.5 million for the same period in 2003 and an increase in the average cost from 4.99% to 5.23% for the same periods.

Net Interest Income. Net interest income increased by $144,000 or 2.2%, to $6.6 million for the nine months ended June 30, 2003 from $6.4 million for the same period in 2002. The net interest rate spread decreased to 2.24% for the nine months ended June 30, 2003 from 2.61% for 2002. The net interest margin decreased 46 basis points to 2.54% for the nine months ended June 30, 2003 compared with 3.00% for the same period in 2002 reflecting assets repricing downward more rapidly than fixed rate deposits and advances.

Provision for Loan Losses. Provisions for loan losses are charged to operations at a level required to reflect probable incurred credit losses in the loan portfolio. In evaluating the level of the allowance for loan losses, management considers historical loss experience, the types of loans and the amount of loans in the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral, peer group information, and prevailing economic conditions. Large groups of smaller balance homogenous loans, such as residential real estate, small commercial real estate, and home equity and consumer loans, are evaluated in the aggregate using historical loss factors and peer group data adjusted for current economic conditions. Large balance and/or more complex loans, such as multi-family and commercial real estate loans, are evaluated individually for impairment.

The provision for loan losses increased to $171,000 for the nine months ended June 30, 2003 from $1,000 for the same period in 2002 primarily to reflect a $48.7 million or 24.3% increase in gross loans and to reflect a provision for impaired loans for the current period. Provisions for nonperforming assets and historical losses based on net charge-offs were nominal due to a history of low charge-offs and stability of nonperforming assets. However, the application of the Bank's loan loss methodology outlined above results, in part, in historical and environmental loss factors being applied to the outstanding balance of homogeneous groups of loans to ascertain probable and estimable credit losses. Growth in these balances, such as that experienced by the Bank during the periods discussed herein, resulted in the need for the additional loss provisions. Total one-to-four family mortgages increased $44.0 million representing an increase of 27.8% and reflecting the majority of the Bank's loan growth. Multi-family and commercial real estate loans increased $4.0 million and commercial loans increased $618,000. Consumer loans remained stable and home equity loans increased $1.9 million while construction loans decreased $4.1 million.

As a result of the significant loan growth, a large part of the Bank's loan portfolio is considered "unseasoned", meaning the loans were originated less than two years ago. Generally, unseasoned loans demonstrate a greater risk of credit losses than their seasoned counterparts. Moreover, in many cases, these unseasoned loans are obligations of borrowers with whom the Bank has had no prior payment experience. These risks are considered in the environmental factors used in the Bank's loss provision calculations as described above.

This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision, as more information becomes available or as projected events change. The allowance for loan losses as a percentage of gross loans outstanding increased to .52% at June 30, 2003 from .50% at June 30, 2002 reflecting balances of $1.3 million and $1.0 million, respectively. The provision increased primarily as a result of growth in unseasoned loans and allocations for impaired loans, as previously discussed. Non-performing loans as a percentage of gross loans was .21% at June 30, 2003 compared to .26% at June 30, 2002. The level of the allowance is based on estimates and the ultimate losses may vary from estimates.

Management assesses the allowance for loan losses quarterly. While management uses available information to recognize losses on loans, future loan loss provisions may be necessary based on changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the allowance for loan losses and may require the bank to recognize additional provisions based on their judgment of information available to them at the time of their examination. The allowance for loan losses as of June 30, 2003 was maintained at a level that represented management's best estimate of losses in the loan portfolio to the extent they were both probable and reasonably estimable.

Noninterest Income. Noninterest income increased $51,000, or 12.4% to $462,000 for the nine months ended June 30, 2003 compared to the same period in 2002. The increase was primarily a result of gains on sales of mortgage loans and income from the increase in the cash surrender value of life insurance, partially offset by losses on sales of securities. During June 2003, for the purposes of managing interest rate risk, the Bank returned to a strategy of selling a portion of its long term, fixed rate mortgage loans originated into the secondary market, resulting in $84,000 in gains on the sale of mortgage loans for the nine months ended June 30, 2003. There were no gains or losses on the sale of mortgage loans for the nine months ended June 30, 2002. See Management's Discussion and Analysis of Financial Condition and Results of Operations - Management of Interest Rate Risk and Market Risk - Quantitative Analysis on page ____. Income from the cash surrender value of life insurance, included in other noninterest income, increased $128,000 to $177,000 for the nine months ended June 30, 2003 from $49,000 for the same period in 2002. During the nine month period ended June 30, 2003, we incurred losses on sales of securities totaling $188,000 as the Bank sold $21.0 million of securities at losses in order to restructure the balance sheet to better manage interest rate risk in the low rate environment.

Noninterest Expense. Noninterest expense increased $386,000, or 8.2% to $5.1 million for the nine months ended June 30, 2003 from $4.7 million for the nine months ended June 30, 2002. The increase was primarily a result of a $446,000 increase in salaries and employee benefits, occupancy expense and data processing expense, partially offset by a decrease in advertising expense.



Salaries and employee benefits increased $446,000, or 15.1% primarily as a result of the continued growth of the Bank. Compensation expense, including bonuses, increased approximately $207,000 as a result of inflation, increased full-time equivalent employees and overtime wages. Employee benefits increased approximately $248,000. This was the result of the establishment of an officer supplemental executive retirement plan during 2002 and 2003, resulting in an increase of $155,000 and other increases in profit sharing and medical benefits totaling approximately $92,000. The directors pension expense increased as a result of a decrease in the discount rate used to calculate the liability in a lower rate environment. Finally, medical benefits increased due to an increase in premiums and an increase in staffing.

Occupancy and equipment expense increased $57,000 to $596,000 for the nine months ended June 30, 2003 due to increased repairs and maintenance expenses. In addition, data processing expense increased $38,000 largely as a result of increased volume of transactions and reporting. This was more than offset by the decrease in advertising expense of $190,000 primarily related to the Cedar Grove branch. During the nine months ended June 30, 2002, the Bank incurred a higher level of advertising expense as a result of the opening of the new branch in Cedar Grove. During the 2003 period, these additional expenses were not incurred.

Management expects increased expenses in the future as a result of the establishment of the employee stock ownership plan and the potential stock benefit plans, as well as increased costs associated with being a public company such as periodic reporting, annual meeting materials, retention of a transfer agent, and professional fees. Furthermore, we currently intend to expand our branch office network over the next several years, and expenses related to such expansion may impact earnings in future periods.

Provision for Income Taxes. The provision for income taxes decreased $110,000 for the nine months ended June 30, 2003 from the same period in 2002. The effective tax rate was 33.3% and 34.7% for the nine months ended June 30, 2003 and 2002. The slight decrease in the effective tax rate is primarily reflective of an increase in tax-exempt income related to the cash surrender value of life insurance.

                        SELECTED FINANCIAL AND OTHER DATA


         The following financial information and other data in this section is derived from American Savings [^] Bank of NJ's audited financial statements for the fiscal years ended September 30, 2002 and 2001 and unaudited financial statements for the six months ended March 31, 2003 and 2002, and should be read together with the financial statements and the notes thereto beginning on page F-1 of this document. In the opinion of management, all adjustments consisting of normal recurring adjustments that are necessary for a fair presentation of the interim periods have been reflected. The results of operations and other data presented for the six month period ended March 31, 2003 do not necessarily indicate the results that may be expected for the fiscal year ending September 30, 2003 or any other period.


                                              At or For the Six
                                                Months Ended        At or For the Year
  Balance Sheet Data:                             March 31,            Ended September 30,
                                          -----------------------   ----------------------
                                             2003         2002        2002        2001
                                          ---------    ---------   ---------   ---------
                                                        (Dollars in thousands)


    Total assets ......................   $ 360,562    $ 305,339   $ 334,879   $ 258,208
    Cash and cash equivalents .........       6,903       11,899      17,330      22,109
    Loans receivable, net .............     242,122      188,640     208,374     166,322
    Securities available-for-sale .....      93,648       84,717      90,134      52,022
    Securities held-to-maturity .......       4,130        8,427       6,970      10,187
    [^] Federal Home Loan Bank stock ..       2,900        2,250       2,200       2,300
    Deposits ..........................     275,857      237,059     264,587     188,828
    Total borrowings ..................      57,000       44,000      44,000      46,000
    Total equity ......................      22,175       20,224      21,872      20,155


  Summary of Operations:

    Total interest income .............   $   8,843    $   8,620   $  17,578   $  16,052
    Total interest expense ............       4,505        4,512       8,829       9,140
                                          ---------    ---------   ---------   ---------
       Net interest income ............       4,338        4,108       8,749       6,912
    Provision for loan losses .........         130            1         105           2
                                          ---------    ---------   ---------   ---------
    Net interest income after provision
      for loan losses .................       4,208        4,107       8,644       6,910
                                          ---------    ---------   ---------   ---------
    Loss on sale of securities ........        (188)        --          --          --
    Other noninterest income ..........         363          239         595         458
    Noninterest expense ...............       3,396        3,056       6,274       4,923
                                          ---------    ---------   ---------   ---------
    Income before taxes ...............         987        1,290       2,965       2,445
    Income tax provision ..............         355          469       1,075         888
                                          ---------    ---------   ---------   ---------
    Net income ........................   $     632    $     821   $   1,890   $   1,557
                                          =========    =========   =========   =========

  Actual Number (not in thousands):
    Real estate loans outstanding .....       1,695        1,439       1,535       1,330
    Deposit accounts ..................      20,159       19,650      20,045      18,120
    Offices ...........................           2            2           2           2

                                                                         At or For the            At or For
                                                                      Six Months Ended         the Year Ended
                                                                          March 31,             September 30,
                                                                     --------------------    ---------------------
Performance Ratios(1):
                                                                      2003        2002        2002        2001          2000
                                                                      ----        ----        ----        ----          ----

  Return on average assets (ratio of net income to
    average total assets)                                              0.36%       0.57%       0.63%         0.68%       0.86%
  Return on average equity (ratio of net income to
    average equity)                                                    5.89%       8.31%       9.30%         8.28%      11.13%
  Return on average equity excluding accumulated
    other comprehensive income(2)                                      5.97%       8.52%       9.52%         8.30%      10.68%
  Net interest rate spread                                             2.24%       2.53%       2.63%         2.49%       2.63%
  Net interest margin on average interest-earning assets               2.55%       2.94%       3.00%         3.10%       3.20%
  Average interest-earning assets to average
    interest-bearing liabilities                                     111.54%     113.02%     112.30%       115.01%     113.99%
  Operating expense ratio (noninterest expenses to
    average total assets)                                              1.94%       2.14%       2.09%         2.16%       2.03%
  Efficiency ratio (noninterest expense divided by
    sum of net interest income and noninterest
    income)                                                           72.25%      70.30%      67.15%        66.80%      60.03%
Asset Quality Ratios:
  Non-performing loans to total loans                                  0.22%       0.27%       0.27%         0.36%       0.53%
  Non-performing assets to total assets                                0.15%       0.16%       0.17%         0.24%       0.35%
  Net charge-offs to average loans outstanding                         0.00%       0.00%       0.00%         0.00%     (0.01)%
  Allowance for loan losses to non-performing loans                  232.22%     320.72%     195.96%       160.67%     128.92%
  Allowance for loan losses to total loans                             0.51%       0.53%       0.53%         0.58%       0.68%
Capital Ratios:
  Equity to total assets at end of period                              6.15%       6.61%       6.53%         7.81%       7.79%
  Average equity to average assets                                     6.14%       6.91%       6.78%         8.24%       7.70%

----------------
(1) Performance ratios for the six month periods ended March 31, 2003 and 2002 are annualized where appropriate.
(2) Excludes the FAS 115 market value adjustment, net of tax, of $284,000, $471,000, $475,000, $52,000 and ($699,000) for the periods ended March 31,
     2003, March 31, 2002, September 30, 2002, September 30, 2001 and September 30, 2000. FAS 115 market value adjustments represent gains/losses that have not been recognized through the income statement and are therefore excluded in this performance ratio. Changes in interest rates may significantly impact the market value adjustments of securities and therefore may cause significant fluctuations in ROE. Because these market value adjustments will only be realized if and when the securities are sold we believe this performance ratio is more meaningful to disclose excluding the FAS 115 market value adjustments.
(3) Balances reported have been restated for a prior period adjustment to the allowance for loan losses effective September 30, 1995. See Note 1 to [restated] financial statements on page F-9 for additional information.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


         This discussion and analysis reflects American Savings [^] Bank of NJ's financial statements and other relevant statistical data and is intended to enhance your understanding of our financial condition and results of operations. You should read the information in this section in conjunction with American Savings [^] Bank of NJ's Financial Statements and accompanying Notes to Financial Statements beginning on page F-1 of this document, and the other statistical data provided in this prospectus. Unless otherwise indicated, the financial information presented in this section reflects the financial condition and operations of American Savings Bank of NJ.


General


         American Savings [^] Bank of NJ's results of operations depend primarily on earnings on its net interest income. Net interest income is the difference between the interest income we earn on our interest-earning assets and the interest we pay on interest-bearing liabilities. It is a function of the average balances of loans and investments versus deposits and borrowed funds outstanding in any one period and the yields earned on those loans and investments and the cost of those deposits and borrowed funds. Our interest-earning assets consist primarily of residential mortgage loans, multi-family and commercial real estate mortgage loans, and residential mortgage-related securities. Interest-bearing liabilities consist primarily of retail deposits and borrowings from the Federal Home Loan Bank of New York. Our results of operations also depend on our provision for loan losses, non-interest income and non-interest expense. Non-interest expense includes salaries and employee benefits, occupancy expenses and other general and administrative expenses. Non-interest income includes service fees and charges and income on bank owned life insurance.


         Our results of operations may also be affected significantly by changes in market interest rates, economic and competitive conditions in our market area, and changes in applicable laws, regulations or governmental policies. Furthermore, because our lending activity is concentrated in loans secured by real estate located in northern New Jersey, downturns in the regional economy encompassing New Jersey could have a negative impact on our earnings.

         This document contains statements that project our future operations, which involve risks and uncertainties. Our actual results may differ significantly from the results discussed in these forward-looking statements. Factors that might cause a difference in results include, but are not limited to, those discussed in "Risk Factors" beginning on page __ of this document.

Business Strategy


         Our business strategy has been to operate as a well-capitalized independent financial institution dedicated to providing convenient access and quality service at competitive prices. During recent years, we have experienced significant growth, with total loans receivable, net growing from [^] $109.4 million at September 30, 1998 to [^] $242.1 million at March 31, 2003 and total deposits growing from $139.8 million at September 30, 1998 to $275.9 million at March 31, 2003. [^] American Savings Bank of NJ opened its first branch office in August 2001, and deposits at the new Cedar Grove branch grew rapidly. To the extent that new deposits have exceeded loan originations, we have invested these deposits primarily in mortgage-related securities.

         [^] American Savings Bank of NJ's current strategy seeks to continue the growth of the last several years. The highlights of the [^] bank's growth strategy include increasing [^] its volume of loan originations and the size of its loan portfolio and expanding the [^] branch office network over the next several years. [^] American Savings Bank of NJ intends to continue its current mix of deposit and loan products, with the latter continuing to consist primarily of residential mortgages and multi-family, commercial and other real estate mortgages. In June 2003, we organized a new subsidiary, ASB Investment Corp, a New Jersey-incorporated company, for the purpose of selling insurance and investment products, including annuities, to customers of [^] American Savings Bank of NJ and the general public, with initial activities limited to the sale of fixed rate annuities. In addition to expanding our core banking business through internal growth, we may also consider expansion opportunities such as the acquisition of other financial institutions. We do not, however, have any current understandings, agreements or arrangements for expansion by acquisition of other financial institutions or for the expansion of our branch office network.


Management of Interest Rate Risk and Market Risk


         Qualitative Analysis. Because the majority of our assets and liabilities are sensitive to changes in interest rates, a significant form of market risk for us is interest rate risk, or changes in interest rates. Notwithstanding the unpredictability of future interest rates, American Savings [^] Bank of NJ's management expects that changes in interest rates may have a significant, adverse impact on the [^] bank's net interest income.


         Our ability to make a profit largely depends on our net interest income, which could be negatively affected by changes in interest rates. Net interest income is the difference between:

o the interest income we earn on our interest-earning assets, such as loans and securities; and

o the interest expense we pay on our interest-bearing liabilities, such as deposits and amounts we borrow.

         The rates we earn on our assets and the rates we pay on our liabilities are generally fixed for a contractual period of time. We, like many savings
institutions,   have  liabilities   that  generally  have  shorter   contractual
maturities than our assets. This imbalance can create significant earnings volatility, because market interest rates change over time. In a period of rising interest rates, the interest income earned on our assets may not increase as rapidly as the interest paid on our liabilities. In a period of declining interest rates the interest income earned on our assets may decrease more rapidly than the interest paid on our liabilities.

         In addition, changes in interest rates can affect the average life of loans and mortgage-backed and related securities. A reduction in interest rates results in increased prepayments of loans and mortgage-backed and related securities, as borrowers refinance their debt in order to reduce their borrowing cost. This causes reinvestment risk, because we are generally not able to reinvest prepayments at rates that are comparable to the rates we earned on the prepaid loans or securities. At March 31, 2003, 82.6% of our loan portfolio was comprised of one- to four-family mortgage loans, which have recently experienced a very high prepayment rate.


         Our net interest rate spread, which is the difference between the yields we receive on assets and the rates we pay on liabilities, has been decreasing during recent periods due to the significant decrease in market interest rates to historically low levels. For the six month period ended March 31, 2003 our net interest rate spread was [^] 2.24%, as compared to [^] 2.53% for the six month period ended March 31, 2002. Our investment securities portfolio consists primarily of adjustable interest rate securities and securities that have shorter maturity terms than residential mortgages, which provides protection against interest rate risk if interest rates rise. However, as interest rates have decreased, these securities have paid off or adjusted to lower yields. This decrease in the yield on our securities portfolio, along with the modification or replacement of loans in our existing loan portfolio with lower rate loans, has caused our net interest rate spread to shrink because the decrease in the rates we pay on deposits and borrowings has been less than the decrease in the yields on our securities and loan portfolios. This has caused a decrease in our earnings, sometimes referred as an "earnings squeeze." Our earnings are expected to continue to be impacted by an "earnings squeeze" in the future.


         We are also vulnerable to an increase in interest rates because the majority of our loan portfolio consists of long-term, fixed rate loans. At March 31, 2003, 70.9% of our loans with maturities of greater than one year had fixed rates of interest, and 85.1% of our loans had maturities of ten or more years. In an increasing rate environment, our cost of funds will increase more rapidly than the interest earned on our loan portfolio and investment securities portfolio because our primary source of funds is deposits with substantially shorter maturities than the maturities on our loans and investment securities. Having interest-bearing liabilities that reprice more frequently than interest-earning assets will be detrimental during periods of rising interest rates and could cause our net interest rate spread to shrink because the increase in the rates we would earn on our securities and loan portfolios would be less than the increase in the rates we would pay on deposits and borrowings. This could cause a decrease in our earnings and an "earnings squeeze" just as the decrease in interest rates in recent periods has impacted our earnings.


         The Board of Directors has established an Asset/Liability Management Committee, comprised of Joseph Kliminski, the [^] bank's President and Chief Executive Officer, Richard Bzdek, the [^] bank's Executive Vice President and Chief Operating Officer, Catherine Bringuier, the [^] bank's Senior Vice President and Chief Lending Officer, Eric Heyer, the [^] bank's Senior Vice President and Chief Financial Officer, and Josephine Castaldo, the [^] bank's Vice President of Branch Administration, which is responsible for monitoring interest rate risk. The committee conducts regular, informal meetings, generally on a weekly basis, to address the day-to-day management of the assets and liabilities of [^] American Savings Bank of NJ, including review of the [^] bank's short term liquidity position; loan and deposit pricing and production volumes and alternative funding sources; current investments; average lives, durations and repricing frequencies of loans and securities; and a variety of other asset and liability management topics. The committee meets quarterly to formally review such matters. The results of the committee's quarterly review are reported to the full Board, which makes adjustments to the [^] bank's interest rate risk policy and strategies as it considers necessary and appropriate.


         To reduce the effect of interest rate changes on net interest income, we have utilized various strategies to enable us to improve the matching of interest-earning asset maturities to interest-bearing liability maturities. The main elements of these strategies include seeking to:

o originate loans with adjustable rate features or fixed rate loans with short maturities;

o lengthen the maturities of our liabilities through utilization of [^] Federal Home Loan Bank advances;

o attract low cost checking and transaction accounts which tend to be less interest rate sensitive;

o continue to originate loans eligible for sale in the secondary market and, if warranted, sell long term fixed rate loans; and

o purchase short to intermediate term securities and maintain a securities portfolio that provides a stable cash flow, thereby providing investable funds in varying interest rate cycles.


         Quantitative Analysis. The following table presents American Savings [^] Bank of NJ's net portfolio value [^] as of March 31, 2003. The [^] net portfolio value was calculated by the [^] Office of Thrift Supervision, based on information provided by American Savings Bank of NJ.

                                                      [^] Net Portfolio Value
                    Net Portfolio Value           as % of Present Value of Assets    Board Established Limits
             ------------------------------------ -------------------------------   ------------------------
 Changes in                                         Net Portfolio    Basis Point   Net Portfolio    Basis Point
 Rates(1)    $ Amount     $ Change [^][^]% Change   Value Ratio       Change       Value Ratio       Change
 --------    --------     -----------------------   -----------       ------       -----------       ------

                       (Dollars in thousands)
+300 bp        18,438      -15,261          -45%        5.21%         -369 bp         5.00%          -450 bp
+200 bp        24,110       -9,590          -28%        6.65%         -225 bp         6.00%          -300 bp
+100 bp        29,637       -4,063          -12%        7.98%          -92 bp         7.00%          -150 bp
   0 bp        33,700                                   8.90%                             -
-100 bp        33,058         -642           -2%        8.66%          -24 bp         7.00%          -150 bp


-----------------
(1) The -200bp and -300bp scenarios are not shown due to the abnormally low prevailing interest rate environment.


         Future interest rates or their effect on [^] net portfolio value or net interest income are not predictable. Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, prepayments, and deposit run-offs, and should not be relied upon as indicative of actual results. Certain shortcomings are inherent in this type of computation. Although certain assets and liabilities may have similar maturity or periods of repricing, they may react at different times and in different degrees to changes in the market interest rates. The interest rate on certain types of assets and liabilities, such as demand deposits and savings accounts, may fluctuate in advance of changes in market interest rates, while rates on other types of assets and liabilities may lag behind changes in market interest rates. Certain assets such as adjustable rate mortgages, generally have features which restrict changes in interest rates on a short-term basis and over the life of the asset. In the event of a change in interest rates, prepayments and early withdrawal levels could deviate significantly from those assumed in making calculations set forth above.
Additionally, an increased credit risk may result as the ability of many borrowers to service their debt may decrease in the event of an interest rate increase.


         Notwithstanding the discussion above, the qualitative interest rate analysis findings presented herein indicates that a rapid increase in interest rates would adversely affect our net interest margin and earnings. Given the historically low interest rates prevalent in the current marketplace, management is continuing to evaluate a variety of strategies to manage the earnings risks presented by an upward movement in interest rates. These strategies include the sale of longer term, fixed rate conforming loan originations into the secondary market and the use of wholesale borrowings funds to match fund the non-conforming loan originations that are retained in portfolio.


         For the purposes of managing interest rate risk, we have returned to a strategy of selling a portion of our long term, fixed rate mortgage loans originated into the secondary market. For the quarter ending June 30, 2003, we sold a total of $2.9 million of loans to the Federal National Mortgage Association while an additional $2.3 million of closed loans remained on the balance sheet and were denoted as "held for sale." Gains on sale of mortgage loans held for sale totaled $83,744 for the quarter.

We offer borrowers the option to lock in their interest rate prior to closing their mortgage loans. Once a loan's rate is locked, we are exposed to market value risk because the price at which we can sell the loan will vary with movements in market interest rates. To manage that risk, we may take forward commitments to sell loans at a fixed price. Outstanding contracts to sell long term, fixed rate mortgage loans to Federal National Mortgage Association totaled $5.2 million at the end of the quarter. Loans sold under these contracts are expected to generate additional gains on sale of mortgage loans in subsequent periods.


Comparison of Financial Condition at March 31, 2003 and September 30, 2002


         Our total assets increased by $25.7 million, or 7.7%, to [^] $360.6 million at March 31, 2003 from [^] $334.9 million at September 30, 2002. The increase reflected growth in loans receivable and securities, funded by a decrease in cash and cash equivalents and increases in deposits and Federal Home Loan Bank advances. Loans increased by $33.7 million, or 16.2%, to [^] $242.1 million at March 31, 2003 from [^] $208.4 million at September 30, 2002. Our increase in loans resulted from a higher volume of one-to four-family mortgage loan originations reflecting increased demand as borrowers sought to take advantage of lower market interest rates. Securities classified as available-for-sale increased $3.5 million, or 3.9%, to $93.6 million at March 31, 2003 from $90.1 million at September 30, 2002 as funds were reinvested out of cash and cash equivalents. Cash and cash equivalents decreased by $10.4 million, or 60.2%, to $6.9 million at March 31, 2003 from $17.3 million at September 30, 2002 to provide funding for securities purchases and loan originations.

         Total deposits increased by $11.3 million, or 4.3%, to $275.9 million at March 31, 2003 from $264.6 million at September 30, 2002. The increase reflected growth in savings and certificates of deposit, partially offset by a decrease in checking accounts. Savings accounts increased $13.1 million or 12.9% to $114.5 million. Certificates of deposit increased by $3.3 million, or 2.8% to $121.9 million. Checking accounts, including demand, NOW and money market checking accounts, decreased $5.1 million, or 11.5% to $39.4 million. The increase in savings accounts continues to be primarily a result of a money market savings product that [^] we began offering during 2002. The decrease in checking was primarily due to withdrawal of funds from one large municipal money market deposit account held.

         Due to broker totaled $1.5 million at March 31, 2003 as compared to $0 at September 30, 2002. This balance represents the [^] purchase on a trade date prior to quarter end of a security for which payment was not made to the broker from whom the security was purchased until the settlement date, which was subsequent to March 31, 2003.

         Federal Home Loan Bank [^] advances increased $13.0 million, or 29.5%, to $57.0 million at March 31, 2003 from $44.0 million at September 30, 2002. The increase in [^] Federal Home Loan Bank advances was used to fund new loan originations and to structure the balance sheet to continue to manage interest rate risk. New advances drawn were fixed rate borrowings ranging in maturity from three to ten years.

         Equity increased $303,000, or 1.4%, to [^] $22.2 million at March 31, 2003 from [^] $21.9 million at September 30, 2002, reflecting income of $632,000 for the six months ended March 31, 2003, partially offset by a $329,000 decrease in unrealized after-tax gains on securities available-for-sale.

Comparison of Operating Results for the Six Months Ended March 31, 2003 and March 31, 2002

         General. Net income for the six months ended March 31, 2003 was $632,000, a decrease of $189,000, or 23.0% from the same period in 2002. The decrease in net income resulted from an increase in noninterest expense and the provision for loan losses and a decrease in noninterest income due largely to losses on sales of securities.


         Interest Income. Total interest income increased by $223,000, or 2.6%, to $8.8 million for the six months ended March 31, 2003 from $8.6 million for the six months ended March 31, 2002. The primary factor for the increase in interest income was a $50.2 million increase in the average balance of loans receivable from [^] $176.9 million for the six months ended March 31, 2002 to [^] $227.1 million for the six months ended March 31, 2003. The increase was the result of loan originations exceeding repayments due to strong demand, reflecting generally lower interest rates. The increased interest income as a result of increased volume was partially offset by the decrease in the average yield on loans receivable to [^] 6.28% from [^] 7.07%, reflecting decreased market rates of interest.


         Interest income on securities decreased $650,000, or 29.1%, to $1.6 million for the six months ended March 31, 2003 from $2.2 million for the six months ended March 31, 2002. The decrease resulted from a 180 basis point decrease in the average yield on securities from 5.02% for the six months ended March 31, 2002 to 3.22% for the same period in 2003 as principal repayments received on older, higher yielding mortgage-backed securities and collateralized mortgage obligations were used to purchase lower yielding securities.

         Interest income from other interest-earning assets remained relatively stable for both periods.

         Interest Expense. Total interest expense remained stable at $4.5 million for the six months March 31, 2003 and 2002. The average cost of certificates of deposit decreased from 3.96% for the six months ended March 31, 2002 to 3.00% for the same period in 2003, which more than offset the increase in the average balance of certificates of deposit. The decrease in interest expense on certificates of deposit was partially offset by increases in interest expense on savings accounts, which increased $49,000 for the six months ended March 31, 2003 from the prior period in 2002. The increase resulted from a $30.5 million increase in the average balance of savings accounts during the period. In addition, interest expense on Federal Home Loan Bank advances increased $276,000 as a result of an increase in the average balance from $45.4 million for the six months ended March 31, 2002 to $51.7 million for the same period in 2003 and an increase in the average cost from 4.81% to 5.30% for the same periods due to the lengthening of borrowing maturities.


         Net Interest Income. Net interest income increased by $230,000 or 5.6%, to $4.3 million for the six months ended March 31, 2003 from $4.1 million for the same period in 2001. The net interest rate spread decreased to [^] 2.24% for the six months ended March 31, 2003 from [^] 2.53% for 2002. The net interest margin decreased 39 basis points to [^] 2.55% for the six months ended March 31, 2003 compared with [^] 2.94% for the same period in 2002 reflecting assets repricing more rapidly than fixed rate deposits.


         Provision for Loan Losses. Provisions for loan losses are charged to operations at a level required to reflect credit losses in the loan portfolio that are both probable and reasonable to estimate. In evaluating the level of the allowance for loan losses, management considers historical loss experience, the types of loans and the amount of loans in the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral, peer group information, and prevailing economic conditions. Large groups of smaller balance homogeneous loans, such as residential real estate, small commercial real estate, and home equity and consumer loans, are evaluated in the aggregate using historical loss factors and peer group data adjusted for current economic conditions. Large balance and/or more complex loans, such as multi-family and commercial real estate loans, are evaluated individually for impairment. See Allowance for Loan Losses beginning on page __.


         The provision for loan losses increased to $130,000 for the six months ended March 31, 2003 from $1,000 for the same period in 2002 primarily to reflect a $50.8 million or 26.4% increase in gross loans and to reflect [^] a provision on impaired loans for the current period. Provisions for nonperforming assets and historical losses based on net charge-offs were nominal due to a history of low charge-offs and a slight improvement in nonperforming assets. However, the application of the Bank's loan loss methodology outlined above results, in part, in historical and environmental loss factors being applied to the outstanding balance of homogeneous groups of loans to ascertain probable and estimable credit losses. Growth in these balances, such as that experienced by the Bank during the periods discussed herein, resulted in the need for the additional loss provisions. Total one-to-four family mortgage loans increased $51.1 million representing an increase of 34.2% and reflecting the majority of the [^] loan growth. Multi-family and commercial real estate loans increased $1.5 million and commercial loans increased $2.7 million. Consumer loans remained stable and home equity loans increased $2.3 million while construction loans decreased $5.8 million.

         As a result of the significant loan growth, a large part of the Bank's loan portfolio is considered "unseasoned", meaning the loans were originated less than two years ago. Generally, unseasoned loans demonstrate a greater risk of credit losses than their seasoned counterparts. Moreover, in many cases, these unseasoned loans are obligations of borrowers with whom the Bank has had no prior payment experience. These risks are considered in the environmental factors used in the Bank's loss provision calculations as described above.

         This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available or as projected events change. The allowance for loan losses as a percentage of gross loans outstanding decreased to [^] 0.51% at March 31, 2003 from [^] 0.53% at March 31, 2002 reflecting balances of [^] $1.2 million and [^] $1.0 million, respectively. Although the allowance for loan losses has increased in terms of total dollars, the ratio of the allowance for loan losses as a percentage of total loans outstanding decreased as a result of a decrease in the levels of non-performing loans and a continued low level of net charge-offs. The provision increased primarily as a result of growth in unseasoned loans and [^] as a result of a provision for impaired loans, as previously discussed. Non-performing loans as a percentage of gross loans was 0.22% at March 31, 2003 compared to 0.27% at March 31, 2002. The level of the allowance is based on estimates and the ultimate losses may vary from estimates.


         Management assesses the allowance for loan losses quarterly. While management uses available information to recognize losses on loans, future loan loss provisions may be necessary based on changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the allowance for loan losses and may require the bank to recognize additional provisions based on their judgment of information available to them at the time of their examination. The allowance for loan losses as of March 31, 2003 was maintained at a level that represented management's best estimate of losses in the loan portfolio to the extent they were both probable and reasonably estimable.


         Noninterest Income. Noninterest income decreased $64,000, or 26.8% to $175,000 for the six months ended March 31, 2003 compared to the same period in 2002. The decrease was primarily a result of losses on sales of securities totaling $188,000 partially offset by income from the increase in cash surrender value of life insurance of $118,000. [^] We sold $21.0 million of securities at losses in order to restructure the balance sheet to better manage interest rate risk in the low rate environment.


         Noninterest Expense. Noninterest expense increased $340,000, or 11.1% to $3.4 million for the six months ended March 31, 2003 from $3.1 million for the six months ended March 31, 2002. The increase was primarily a result of a $401,000 increase in salaries and employee benefits, partially offset by a decrease in advertising expense.


         Salaries and employee benefits increased $401,000, or 20.9% primarily as a result of [^] our continued growth [^]. Compensation expense, including bonuses, increased approximately $205,000 as a result of normal pay increases, increased full-time equivalent employees and overtime wages. Employee benefits increased approximately $195,000. This was the result of the establishment of an executive salary continuation plan during 2002, resulting in an increase of $128,000 and other increases in profit sharing and medical benefits totaling approximately $75,000. The directors pension expense increased as a result of a decrease in the discount rate used to calculate the liability in a lower rate environment. The discretionary contribution to the profit sharing plan was increased by the Board of Directors as a result of [^] our growth in net income. Finally, medical benefits increased due to an increase in premiums and an increase in staffing.

         Occupancy and equipment and data processing expense increased slightly as a result of the new branch opened in the fall of 2001 and increased volume of transactions. This was offset by a decrease in advertising expense of $155,000, primarily related to the Cedar Grove branch. During the six months ended March 31, 2002, [^] we incurred a higher level of advertising expense as a result of the opening of the new branch in Cedar Grove. During the 2003 period, these additional expenses were not incurred.


         Management expects increased expenses in the future as a result of the establishment of the employee stock ownership plan and the potential stock benefit plans, as well as increased costs associated with being a public company such as periodic reporting, annual meeting materials, retention of a transfer agent, and professional fees. Furthermore, we currently intend to expand our branch office network over the next several years, and expenses related to such expansion may impact earnings in future periods.

         Provision for Income Taxes. The provision for income taxes decreased $114,000 for the six months ended March 31, 2003 from the same period in 2002, reflecting a decrease in pretax income of $303,000. The effective tax rate was 36.0% and 36.4% for the six months ended March 31, 2003 and 2002. The slight decrease in the effective tax rate is primarily reflective of an increase in tax exempt income related to the cash surrender value of life insurance.

Comparison of Financial Condition at September 30, 2002 and September 30, 2001


         Our total assets increased by $76.7 million, or 29.7%, to [^] $334.9 million at September 30, 2002 from [^] $258.2 million at September 30, 2001. The increase reflected growth in loans receivable, securities, and the purchase of bank owned life insurance, funded by an increase in deposits and decreases in cash and cash equivalents. Loans increased by $42.1 million, or [^] 25.3%, to [^] $208.4 million at September 30, 2002 from [^] $166.3 million at September 30, 2001. Our increase in loans primarily resulted from a $36.1 million increase of one-to four-family mortgage loan originations reflecting increased demand as borrowers sought to take advantage of lower market interest rates. The loan portfolio also experienced a slight change in composition as multi-family and commercial real estate loans increased by $4.6 million to $29.5 million, and commercial loans increased $1.9 million to $2.3 million, while construction loans decreased by $4.5 million to $4.9 million at September 30, 2002. Securities classified as available-for-sale increased $38.1 million, or 73.3%, to $90.1 million at September 30, 2002 from $52.0 million at September 30, 2001 as we sought to invest the funds generated by the increase in deposits into interest earning assets. The increase in available-for-sale securities was somewhat offset as the held-to-maturity securities portfolio decreased $3.2 million or 31.6% to $7.0 million at September 30, 2002 from $10.2 million at September 30, 2001. During 2002, we also purchased bank owned life insurance on Bank officers who have executive salary continuation agreements with the [^] bank as a means to help fund such agreements, which had a cash surrender value of $4.5 million at September 30, 2002. Cash and cash equivalents decreased $4.8 million or 21.6% to $17.3 million at September 30, 2002 from $22.1 million at September 30, 2001 as balances were invested in higher yielding assets such as securities available-for-sale.


         Total deposits increased by $75.8 million, or 40.1%, to $264.6 million at September 30, 2002 from $188.8 million at September 30, 2001. The majority of this growth was in savings accounts, NOW accounts and money market accounts, which increased $47.3 million and $18.0 million, or 87.5% and 184.3%, during the fiscal year ended September 30, 2002, respectively. The increase was largely a result of the opening of the Cedar Grove branch in August 2001 and the introduction of a new money market savings account. The increased deposit growth was used to fund loan originations and purchase securities.

         [^] Federal Home Loan Bank advances decreased $2.0 million, or 4.3%, to $44.0 million at September 30, 2002 from $46.0 million at September 30, 2001. The net decrease of $2.0 million consisted of the repayment of $14.0 million of maturing monthly variable rate advances, partially offset by $12.0 million of net growth in fixed rate advances with new borrowings ranging in maturity from six to ten years.

         Equity increased $1.7 million, or [^] 8.5%, to [^] $21.9 million at September 30, 2002 from [^] $20.2 million at September 30, 2001, reflecting income of $1.9 million for the year partially offset by a $173,000 decrease in unrealized after-tax gains on available-for-sale securities to a $531,000 gain at September 30, 2002, from a $704,000 gain at September 30, 2001, reflecting a lower-yielding securities portfolio as higher yielding mortgage-backed securities and collateralized mortgage obligations experienced significant prepayments.


Comparison of Operating Results for the Years Ended September 30, 2002 and September 30, 2001

         General. Net income for the year ended September 30, 2002 was $1.9 million, an increase of $333,000, or 21.4% from the same period in 2001. The increase in net income resulted from an increase in net interest income and noninterest income, partially offset by an increase in the provision for loan losses and noninterest expense.


         Interest Income. Total interest income increased by $1.5 million, or 9.5%, to $17.6 million for the year ended September 30, 2002 from $16.1 million for the year ended September 30, 2001. The primary factor for the increase in interest income was a $68.6 million increase in the average balance of interest-earning assets from [^] $223.0 million for the year ended September 30, 2001 to [^] $291.6 million for the year ended September 30, 2002.

         The average balance of loans receivable increased $36.0 million while the average balance of securities increased $24.8 million. The increase in loans was the result of loan originations exceeding repayments due to strong demand, reflecting generally lower interest rates in 2002. The increased interest income on loans as a result of increased volume was partially offset by the decrease in the average yield on loans receivable to [^] 6.90% from [^] 7.65%, reflecting decreased market rates of interest.


         The increase in the average balance of securities was partially offset by a decrease in the average yield from 6.42% for the year ended September 30, 2001 to 4.84% for the year ended September 30, 2002. This decrease was also reflective of decreased market rates of interest resulting in prepayments of mortgage-backed securities and collateralized mortgage obligations.


         The average yield on total interest earning assets decreased to [^] 6.03% for 2002 from [^] 7.20% for 2001.


         Interest Expense. Total interest expense decreased $311,000, or 3.4%, to $8.8 million for the year ended September 30, 2002 from $9.1 million for the year ended September 30, 2001. The net change in interest expense primarily resulted from a decrease in the average cost of deposits from 4.44% for the year ended September 30, 2001 to 3.04% for the year ended September 30, 2002 as a result of the decline in market rates of interest from 2001 to 2002. This was largely offset by the increase in the average balance of interest-bearing deposits to $215.8 million for 2002 from $154.8 million for 2001. In addition, the increase in the volume of deposits was more concentrated in NOW and money market accounts and savings deposits which are lower cost than certificates of deposit resulting in a change in the mix of the deposit base to favor a lower cost of funds.

         Interest expense on Federal Home Loan Bank advances remained relatively stable reflecting a decrease in the average cost offsetting the increase in average balance.


         Net Interest Income. Net interest income increased by $1.8 million, or 26.6%, to $8.7 million for the year ended September 30, 2002 from $6.9 million for the same period in 2001. The net interest rate spread increased to [^] 2.63% for the year ended September 30, 2002 from [^] 2.49% for the year ended September 30, 2001, while the net interest margin decreased during the period to [^] 3.00% from [^] 3.10%. The increase in the spread was reflective of the downward repricing of certificates of deposit as they matured throughout 2002. The decrease in the net interest margin is largely reflective of the decrease in the ratio of interest-earning assets to interest-bearing liabilities from [^] 115.01% to [^] 112.30%. This decrease was largely a result of the use of funds to purchase the Cedar Grove branch resulting in an increase of average non-interest-earning assets of $2.8 million, as well as the disproportionate growth of interest-earning assets and interest-bearing liabilities during the fiscal year in relation to that of capital.


         Provision for Loan Losses. Provisions for loan losses are charged to operations at a level required to reflect credit losses in the loan portfolio that are both probable and reasonable to estimate. In evaluating the level of the allowance for loan losses, management considers historical loss experience, the types of loans and the amount of loans in the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral, peer group information, and prevailing economic conditions. Large groups of smaller balance homogeneous loans, such as residential real estate, small commercial real estate, and home equity and consumer loans, are evaluated in the aggregate using historical loss factors and peer group data adjusted for current economic conditions. Large balance and/or more complex loans, such as multi-family and commercial real estate loans, are evaluated individually for impairment. See Allowance for Loan Losses beginning on page __.


         The provision for loan losses increased to $105,000 for the year ended September 30, 2002 from $2,000 for the same period in 2001 primarily reflecting a $39.3 million or 22.8% increase in total loans and [^] a provision on impaired loans for the current period. Provisions for nonperforming assets and historical losses based on net charge-offs were nominal due to a history of low charge-offs and a slight improvement in nonperforming assets. Total one-to-four family mortgage loans increased $36.1 million representing an increase of 27.4% and reflecting the majority of the [^] loan growth. Multi-family and commercial real estate loans increased $4.6 and commercial loans increased $1.9. Consumer loans remained relatively stable and home equity loans increased $1.0 million while construction loans decreased $4.5 million.

         The evaluation of the level of loan loss allowance is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available or as future events change. The allowance for loan losses as a percentage of gross loans outstanding decreased to [^] 0.53%at September 30, 2002 from [^] 0.58% at September 30, 2001 reflecting balances of [^] $1.1 million and [^] $1.0 million, respectively. Although the allowance for loan losses has increased in terms of total dollars, the ratio of the allowance for loan losses as a percentage of total loans outstanding decreased as a result of a decrease in the levels of non-performing loans and a continued low level of net charge-offs. The provision increased primarily as a result of growth in unseasoned loans and [^] a provision for impaired loans, as previously discussed. Non-performing loans as a percentage of gross loans were 0.27% at September 30, 2002 compared to 0.36% at September 30, 2001. The level of the allowance is based on estimates and the ultimate losses may vary from these estimates.


         Management assesses the allowance for loan losses quarterly. While management uses available information to recognize losses on loans, future loan loss provisions may be necessary based on changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the allowance for loan losses and may require the bank to recognize additional provisions based on their judgment of information available to them at the time of their examination. The allowance for loan losses as of September 30, 2002 was maintained at a level that represented management's best estimate of losses in the loan portfolio to the extent they were both probable and reasonably estimable.

         Noninterest Income. Noninterest income increased $137,000, or 29.9% to $595,000 for 2002 compared to 2001. The increase was primarily a result of income from the increase in cash surrender value of life insurance of $102,000 combined with an increase in service charges on deposits of $25,000 as a result of the increased volume of deposits.

         Noninterest Expense. Noninterest expense increased $1.4 million, or 27.4% to $6.3 million for the year ended September 30, 2002 from $4.9 million for the year ended September 30, 2001. The increase was primarily a result of an $888,000 increase in salaries and employee benefits, a $160,000 increase in advertising and marketing, and a $156,000 increase in occupancy and equipment expense. These increases are largely reflective of the opening of the Cedar Grove branch during 2001.


         Salaries and employee benefits increased $888,000, or 28.8% primarily as a result of [^] our continued growth [^]. Compensation expense, including bonuses, increased approximately $594,000 as a result of inflation, increased full-time equivalent employees and overtime wages. Employee benefits increased approximately $280,000 as a result of the establishment of an executive salary continuation plan during 2002 resulting in an increase of $87,000 and other increases in profit sharing and medical benefits totaling approximately
$193,000. The directors pension expense increased $99,000 resulting from modification of the pension plan and medical benefits increased $88,000 due to an increase in premiums and an increase in staffing.

         Occupancy and equipment expense  increased  $156,000 as a result of the
Cedar Grove branch opened in 2001. In addition, advertising and marketing expense increased $160,000 primarily as a result of special advertising relating to the Cedar Grove branch. Other expense increased $72,000 primarily due to consulting fees related to information technology services and network assessments.

         Management expects increased expenses in the future as a result of the establishment of the employee stock ownership plan and the potential stock benefit plans, as well as increased costs associated with being a public company such as periodic reporting, annual meeting materials, retention of a transfer agent, and professional fees. Furthermore, we currently intend to expand our branch office network over the next several years, and expenses related to such expansion may impact earnings in future periods.


         Provision for Income Taxes. The provision for income taxes increased $187,000 reflecting an increase in pretax income of $520,000. The effective tax rate was 36.3% for the calendar year ended December 31, 2002 and 2001. Effective [^] January 1, 2002, [^] our state tax rate increased from 3% to 9% of state taxable income. This increase was largely offset by a positive adjustment to the deferred tax inventory to reflect the new tax rate, and by an increase in tax-exempt income as a result of the increase in the cash surrender value of life insurance.


Liquidity and Commitments

         We are required to have enough investments that qualify as liquid assets in order to maintain sufficient liquidity to ensure a safe and sound operation. Liquidity may increase or decrease depending upon the availability of funds and comparative yields on investments in relation to the return on loans. Historically, we have maintained liquid assets above levels believed to be adequate to meet the requirements of normal operations, including potential deposit outflows. Cash flow projections are regularly reviewed and updated to assure that adequate liquidity is maintained.


         [^] Our liquidity, represented by cash and cash equivalents, is a product of its operating, investing and financing activities. [^] Our primary sources of funds are deposits, amortization, prepayments and maturities of outstanding loans and mortgage-backed securities, maturities of investment securities and other short-term investments and funds provided from operations. While scheduled payments from the amortization of loans and mortgage-backed securities and maturing investment securities and short-term investments are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition. In addition, [^] we invest excess funds in short-term interest-earning assets, which provide liquidity to meet lending requirements. [^] We also [^] generate cash through borrowings. [^] We utilize Federal Home Loan Bank advances to leverage [^] our capital base and provide a portion of the funding needed to manage the interest rate risk presented by [^] our core business of attracting and retaining retail deposits to fund mortgage and consumer loans.

         Liquidity management is both a daily and long-term function of business management. Excess liquidity is generally invested in short-term investments such as overnight deposits or U.S. Agency securities. On a longer term basis, [^] we maintain a strategy of investing in various loan products. [^] We use our sources of funds primarily to meet [^] our ongoing commitments, to pay maturing certificates of deposit and savings withdrawals, to fund loan commitments and to maintain [^] our portfolio of mortgage-backed securities and investment securities. At March 31, 2003, the total approved loan origination commitments outstanding amounted to $19.5 million. At the same date, unused lines of credit were $9.7 million and construction loans in process were $381,000. Certificates of deposit scheduled to mature in one year or less at March 31, 2003, totaled $89.1 million. Although the average cost of deposits decreased throughout 2002, management's policy is to maintain deposit rates at levels that are competitive with other local financial institutions. Based on the competitive rates and on historical experience, management believes that a significant portion of maturing deposits will remain with the [^] bank. In addition, at March 31, 2003, the total collateralized borrowing limit was $90.1 million of which [^] we had $57.0 million outstanding, giving [^] us the ability at March 31, 2003 to borrow an additional $33.1 million from the Federal Home Loan Bank of New York as a funding source to meet commitments and for liquidity purposes.

         The  following  table   discloses  our   contractual   obligations  and
commercial commitments [^] as of March 31, 2003.


                                                       Less Than                                After
                                            Total        1 Year     1-3 Years    4-5 Years     5 Years
                                            -----        ------     ---------    ---------     -------

[^] Federal Home Loan Bank advances(1)     $57,000       $ 3,000      $ 9,000      $10,000       $35,000
    Total                                  $57,000       $ 3,000      $ 9,000      $10,000       $35,000



(1) At March 31, 2003, the total collateralized borrowing limit was $90.1 million of which [^] we had $57.0 million outstanding.


                                         Total
                                        Amounts   Less Than                       Over
                                       Committed   1 Year   1-3 Years 4-5 Years  5 Years
                                       ---------   ------   -------------------  -------
Lines of credit(1) ..................   $ 9,714   $   355   $   226   $   154   $ 8,979
Construction loans in process .......       381       381         -         -         -
Other commitments to extend credit(1)    19,481    19,481         -         -         -
                                        -------   -------   -------   -------   -------
    Total ...........................   $29,576   $20,217   $   226   $   154   $ 8,979
                                        =======   =======   =======   =======   =======

----------------
(1)   Represents amounts committed to customers.

Capital


         Consistent with its goals to operate a sound and profitable financial organization, American Savings Bank of NJ actively seeks to maintain a "well capitalized" institution in accordance with regulatory standards. Total equity was [^] $22.2 million at March 31, 2003, or [^] 6.2% of total assets on that date. As of March 31, 2003, American Savings Bank of NJ exceeded all capital requirements of the [^] Office of Thrift Supervision. American Savings [^] Bank of NJ's regulatory capital ratios at March 31, 2003 were as follows: core capital [^] 6.1%; Tier I risk-based capital [^] 12.2%; and total risk-based capital [^] 12.9%. The regulatory capital requirements to be considered well capitalized are 5.0%, 6.0% and 10.0%, respectively.


Impact of Inflation

         The financial statements included in this document have been prepared in accordance with accounting principles generally accepted in the United States of America. These principles require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

         Our primary assets and liabilities are monetary in nature. As a result, interest rates have a more significant impact on our performance than the effects of general levels of inflation. Interest rates, however, do not necessarily move in the same direction or with the same magnitude as the price of goods and services, since such prices are affected by inflation. In a period of rapidly rising interest rates, the liquidity and maturities structures of our assets and liabilities are critical to the maintenance of acceptable performance levels.

         The principal effect of inflation, as distinct from levels of interest rates, on earnings is in the area of noninterest expense. Such expense items as employee compensation, employee benefits and occupancy and equipment costs may be subject to increases as a result of inflation. An additional effect of inflation is the possible increase in the dollar value of the collateral securing loans that we have made. We are unable to determine the extent, if any, to which properties securing our loans have appreciated in dollar value due to inflation.

Recent Accounting Pronouncements


         [^] American Savings Bank of NJ adopted Statement of Financial Accounting Standards 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" on January 1, 2002. The statement requires that the [^] bank recognize an impairment loss on long-lived assets when the carrying amount is not recoverable and the measurement of the impairment loss is the difference between the carrying amount and the fair value of the asset. The adoption of [^] Statement No. 144 did not have any effect on the [^] bank's financial condition or results of operations.

         On April 1, 2002, the [^] Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 145, "Rescission of [^] Financial Accounting Standards Board Statements No. 4, 44, and 64, Amendment of [^] Financial Accounting Standards Board Statement No. 13, and Technical Corrections." [^] Statement No. 145 is effective for financial statements issued on or after May 15, 2002. [^] Statement No. 145 requires that any gains or losses on extinguishment of debt that were classified as an extraordinary item in prior periods that are not unusual in nature and infrequent in occurrence be reclassified to other income or expense. [^] Statement No. 145 also amends [^] Statement No. 13 to require certain modifications to capital leases be treated as a sale-leaseback and modifies the accounting for sub-leases when the original lessee remains a secondary obligor or guarantor. Adoption of [^] Statement No. 145 did not have any effect on the [^] bank's financial condition or results of operations.

         On June 1, 2002, the [^] Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." [^] Statement No. 146 is effective for exit or disposal activities initiated after December 31, 2002, and may be early applied. [^] Statement No. 146 supersedes EITF 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." [^] Statement No. 146 provides guidance on the accounting for the recognition of liabilities associated with exit and disposal activities. Under [^] Statement No. 146, "a liability for a cost associated with an exit or disposal activity should be recognized when the liability is incurred." The [^] Financial Accounting Standards Board concluded that an entity's commitment to a plan, by itself, does not create a present obligation to others that meet the definition of a liability. [^] American Savings Bank of NJ adopted [^] Statement No. 146 effective July 1, 2002, and the adoption of this standard did not have any effect on the [^] bank's financial condition or results of operations.

         On October 1, 2002, the [^] Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 147, "Acquisitions of Certain Financial Institutions." [^] Statement No. 147 was effective October 1, 2002, and may be early applied. [^] Statement No. 147 supersedes [^] Statement No. 72, "Accounting for Certain Acquisitions of Banking or Thrift Institutions." [^] Statement No. 147 provides guidance on the accounting for the acquisition of a financial institution, and applies to all such acquisitions except those between two or more mutual enterprises. Under [^] Statement No. 147, the excess of the fair value of liabilities assumed over the fair value of tangible and identifiable intangible assets acquired in a financial institution business combination represents goodwill that should be accounted for under [^] Statement No. 142, "Goodwill and Other Intangible Assets." If certain criteria are met, the amount of the unidentifiable intangible asset resulting from prior financial institutions acquisitions is to be reclassified to goodwill upon adoption of this Statement. Financial institutions meeting conditions outlined in [^] Statement No. 147 are required to restate previously issued financial statements. The objective of the restatement is to present the balance sheet and income statement as if the amount accounted for under [^] Statement No. 72 as an unidentifiable intangible asset had been reclassified to goodwill as of the date [^] American Savings Bank of NJ adopted [^] Statement No. 142. Adoption of [^] Statement No. 147 on October 1, 2002 did not have any impact on the [^] bank's financial condition or results of operations as the [^] bank had not previously acquired any financial institution branches.

         On December 31, 2002, the [^] Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 148, "Accounting for Stock Based Compensation - Transition and Disclosure." [^] Statement No. 148 is effective for the 2002 annual financial statements as well as interim financial statements starting in the first quarter of 2003. [^] Statement No. 148 requires more prominent disclosure of how an entity's accounting policy for stock based compensation affects net income, including moving the pro-forma table of the effect of not following FAS 123 to Note 1 Summary of Significant Accounting policies. [^] Statement No. 148 also provides additional choices on how to adopt FAS 123. The adoption of [^] Statement No. 148 did not have any impact on [^] American Savings Bank of NJ's financial condition or results of operations.

         In April 2003, the [^] Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." [^] Statement No. 149 is effective for contracts entered into or modified after June 30, 2003, except for hedging activities designated after June 30, 2003 and Statement 133 Implementation Issues that have been effective for fiscal quarters that began prior to June 15, 2003. [^] Statement No. 148 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under [^] Financial Accounting Standards Board No. 133, "Accounting for Derivative Instruments and Hedging Activities." Adoption of [^] Statement No. 149 in April 2003 did not have any impact on [^] American Savings Bank of NJ's financial condition or results of operations.

         On May 31, 2003, the [^] Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." [^] Statement No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities. [^] Statement No. 150 requires that an issuer classify components of financial instruments as liabilities or equity based upon the particular characteristics of such components. If an instrument contains both liability and equity components, the separate components would be reported in the balance sheet as a liability or equity, as applicable, rather than presenting those components on an aggregate basis entirely as a liability or entirely as equity. Adoption of [^] Statement No. 150 did not have any impact on [^] American Savings Bank of NJ's financial condition or results of operations.

         In December 2002, the [^] Financial Accounting Standards Board issued Interpretation No. 45 (FIN 45), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." FIN 45 is effective on a prospective basis to guarantees issued or modified after December 31, 2002. FIN 45 requires a guarantor to make additional disclosures in its interim and annual financial statements regarding the guarantor's obligations. FIN 45 also requires, under certain circumstances, that a guarantor recognize, at the inception of the guarantee, a liability for the fair value of the obligation undertaken when issuing the guarantee. The adoption of FIN 45 did not have any impact on [^] American Savings Bank of NJ's financial condition or results of operation.

         Average Balance Sheet. The following tables set forth certain information at March 31, 2003 and for the six months ended March 31, 2003 and 2002 and for the years ended September 30, 2002, 2001 and 2000. The average yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods presented. Average balances are derived primarily from daily balances. Management does not believe that the use of month-end balances instead of daily average balances has caused any material differences in the information presented.


                                                                                 Six Months Ended March 31,
                                                   At March 31,       --------------------------------------------------------------
                                                      2003                   2003                                2002
                                             -----------------------  ------------------------------ -------------------------------
                                                                      Average  Interest     Average   Average   Interest   Average
                                               Balance    Yield/Cost  Balance Earned/Paid Yield/Cost  Balance Earned/Paid Yield/Cost
                                               -------    ----------  ------- ----------- ----------  ------- ----------- ----------
                                                                                        (Dollars in thousands)

   Interest-earning assets:
     Loans receivable, net(1)                 $242,122        6.10%  $227,098      7,128      6.28%  $176,919      6,254      7.07%
     Investment securities(2)                   97,442        3.40%    98,256      1,582      3.22%    88,839      2,232      5.02%
     Other interest-earning assets(3)            8,316        1.68%    14,712        133      1.81%    13,400        134      2.01%
                                              --------        ----   --------      -----      ----   --------      -----      ----
     Total interest-earning assets             347,880        5.24%   340,066      8,843      5.20%   279,158      8,620      6.18%
     Non-interest-earning assets                12,682                  9,350                           6,490
                                              --------               --------                        --------
     Total assets                             $360,562               $349,416                        $285,648
                                              ========               ========                        ========
   Interest-bearing liabilities:
     NOW & money market                        $20,974        1.25%   $23,985        178      1.48%   $10,340         76      1.48%
     Savings deposits(4)                       114,522        1.98%   107,625      1,132      2.10%    77,093      1,083      2.81%
     Certificates of deposit                   121,923        2.85%   121,611      1,826      3.00%   114,137      2,260      3.96%
                                              --------        ----   --------      -----      ----   --------      -----      ----
     Total interest-bearing deposits           257,419        2.33%   253,221      3,136      2.48%   201,570      3,419      3.39%
     Federal Home Loan Bank advances            57,000        5.18%    51,651      1,369      5.30%    45,418      1,093      4.81%
                                              --------        ----   --------      -----      ----   --------      -----      ----
     Total interest-bearing liabilities        314,419        2.85%   304,872      4,505      2.96%   246,988      4,512      3.65%

     Non-interest-bearing deposits              18,438                 18,932                          15,567
     Other non-interest-bearing liabilities      5,530                  4,162                           3,343
                                              --------               --------                        --------
     Total liabilities                         338,387                327,966                         265,898
     Accumulated other comprehensive income        202                    284                             471
     Retained earnings                          21,973                 21,166                          19,279
                                              --------               --------                        --------
     Total liabilities and equity             $360,562               $349,416                        $285,648
                                              ========               ========                        ========

     Net interest spread(5)                                   2.39%               $4,338      2.24%               $4,108      2.53%
                                                              ====                            ====                            ====
     Net interest margin(6)                                   2.66%                           2.55%                           2.94%
                                                              ====                            ====                            ====


                                       51

     Ratio of interest-earning assets to
       interest-bearing liabilities            110.64%                111.54%                         113.02%
                                               =======                =======                         =======

-----------------
(1) Calculated net of deferred fees and loss reserves. Non-accruing loans have been included as loans carrying a zero yield.
(2)  Calculated   based  on  amortized  cost  excluding  FAS  115  market  value adjustment.
(3) Includes [^] Federal Home Loan Bank stock at cost and term deposits with other financial institutions.
(4)  Includes money market savings accounts.
(5) Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(6) Net interest margin represents net interest income as a percentage of average interest-earning assets.


                                                                          Year Ended September 30,
                                       ---------------------------------------------------------------------------------------------
                                                  2002                             2001                           2000
                                       ------------------------------ ------------------------------- ------------------------------
                                       Average   Interest    Average   Average   Interest    Average  Average   Interest    Average
                                       Balance Earned/Paid Yield/Cost  Balance Earned/Paid Yield/Cost Balance Earned/Paid Yield/Cost
                                       ------------------- ----------  ------- ----------- ---------- ------- ----------- ----------
                                                                            (Dollars in thousands)
Interest-earning assets:
  Loans receivable, net(1)            $186,974    12,907      6.90%   $150,938     11,542      7.65%  $128,463      9,855      7.67%
  Investment securities(2)              91,141     4,414      4.84%     66,387      4,261      6.42%    74,179      4,869      6.56%
  Other interest-earning assets(3)      13,506       257      1.90%      5,687        249      4.38%     6,050        345      5.71%
                                      --------    ------      ----    --------     ------      ----   --------      -----      ----
  Total interest-earning assets        291,621    17,578      6.03%    223,012     16,052      7.20%   208,692     15,069      7.22%
  Non-interest-earning assets            8,223                           5,377                           4,712
                                      --------                        --------                        --------
  Total assets                        $299,844                        $228,389                        $213,404
                                      ========                        ========                        ========
Interest-bearing liabilities:
  NOW & money market                   $14,381       211      1.47%    $ 8,758        149      1.71%   $ 8,381        144      1.72%
  Savings deposits(4)                   86,475     2,196      2.54%     39,201        895      2.28%    37,124        765      2.06%
  Certificates of deposit              114,965     4,158      3.62%    106,845      5,835      5.46%    99,065      5,193      5.24%
                                      --------    ------      ----    --------     ------      ----   --------      -----      ----
  Total interest-bearing deposits      215,821     6,565      3.04%    154,804      6,879      4.44%   144,570      6,102      4.22%
  Federal Home Loan Bank advances       43,859     2,264      5.16%     39,094      2,261      5.78%    38,508      2,296      5.96%
                                      --------    ------      ----    --------     ------      ----   --------      -----      ----
  Total interest-bearing liabilities   259,680     8,829      3.40%    193,898      9,140      4.71%   183,078      8,398      4.59%

  Non-interest-bearing deposits         16,333                          12,637                          11,166
  Other non-interest-
    bearing liabilities                  3,507                           3,039                           2,737
                                      --------                        --------                        --------
  Total liabilities                    279,520                         209,574                         196,981
  Accumulated other comprehensive
    income (loss)                          475                              52                           (699)
  Retained earnings                     19,849                          18,763                          17,122
                                      --------                        --------                        --------
  Total liabilities and equity        $299,844                        $228,389                        $213,404
                                      ========                        ========                        ========

  Net interest spread(5)                          $8,749      2.63%              $  6,912      2.49%              $ 6,671      2.63%
                                                   =====      ====                =======      ====                ======      ====
  Net interest margin(6)                                      3.00%                            3.10%                           3.20%
                                                              ====                             ====                            ====
  Ratio of interest-earning assets to
    interest-bearing liabilities       112.30%                         115.01%                         113.99%
                                       ======                          ======                          ======

---------------------
(1) Calculated net of deferred fees and loss reserves. Non-accruing loans have been included as loans carrying a zero yield.
(2)  Calculated   based  on  amortized  cost  excluding  FAS  115  market  value adjustment.
(3) Includes Federal Home Loan Bank stock at cost and term deposits with other financial institutions.
(4)  Includes money market savings accounts.
(5) Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(6) Net interest margin represents net interest income as a percentage of average interest-earning assets.

         Rate/Volume Analysis. The following table reflects the sensitivity of [^] our interest income and interest expense to changes in volume and in prevailing interest rates during the periods indicated. Each category reflects the: (1) changes in volume (changes in volume multiplied by old rate); (2) changes in rate (changes in rate multiplied by old volume); (3) changes in rate/volume (changes in rate multiplied by the change in volume); and (4) net change. The net change attributable to the combined impact of volume and rate has been allocated proportionally to the absolute dollar amounts of change in each.


                                 Six Months Ended                    Twelve Months Ended               Twelve Months Ended
                                      March 31,                         September 30,                      September 30,
                        ------------------------------------  ----------------------------------   ---------------------------------
                                 2003 vs. 2002                          2002 vs. 2001                      2001 vs. 2000
                        ------------------------------------  ----------------------------------   ---------------------------------
                              Increase (Decrease)                  Increase (Decrease)                  Increase (Decrease)
                                    Due to                                Due to                             Due to
                        ------------------------------------  ----------------------------------   ---------------------------------
                                              Rate/                              Rate/                               Rate/
                         Volume       Rate   Volume      Net  Volume    Rate    Volume      Net     Volume    Rate  Volume     Net
                         ------       ----   ------      ---  ------    ----    ------      ---     ------    ----  ------     ---
                                                                     (Dollars in thousands)
Interest and
dividend income:
  Loans receivable,
    net ................ $1,774    $  (701)   $(199)   $ 874  $2,756   $(1,122)   $(268) $ 1,366    $1,724   $ (32)  $ (6)   $1,686
  Investment
    securities .........    237       (802)     (85)    (650)  1,589    (1,046)    (390)     153      (511)   (108)    11      (608)
  Other interest-
    earning assets .....     13        (13)      (1)      (1)    342      (141)    (194)       7       (21)    (80)     5       (96)
                         ------    -------    -----    -----  ------   -------    -----  -------    ------   -----   ----     -----

  Increase (decrease)
    in total interest
    income .............  2,024     (1,516)    (285)     223   4,687    (2,309)    (852)   1,526     1,192    (220)    10       982

Interest expense:
  NOW and money market . $  100    $     1    $   1    $ 102  $   96   $   (21)   $ (13) $    62    $    6   $  (1)  $  -    $    5
  Savings deposits .....    429       (272)    (108)      49   1,079       101      122    1,302        43      82      5       130
  Certificates of
    deposit ............    148       (546)     (36)    (434)    443    (1,970)    (150)  (1,677)      408     218     17
                         ------    -------    -----    -----  ------   -------    -----  -------    ------   -----   ----     -----

  Total interest-
    bearing deposits....    677       (817)    (143)    (283)  1,618    (1,890)     (41)    (313)      457     299     22       778
  Federal Home Loan
    Bank advances.......    150        111       15      276     276      (243)     (30)      35       (69)     (1)
                         ------    -------    -----    -----  ------   -------    -----  -------    ------   -----   ----     -----
  Increase (decrease)
    in total interest
    expense ............    827       (706)    (128)      (7)  1,894    (2,133)     (71)    (310)      492     230     21       743
                         ------    -------    -----    -----  ------   -------    -----  -------    ------   -----   ----     -----
Change in net
  interest income ...... $1,197    $  (810)   $(157)   $ 230  $2,793   $  (176)   $(781) $ 1,836    $  700   $(450)  $(11)    $ 239
                         ======    =======    =====    =====  ======   =======    =====  =======    ======   =====   ====      ====

                        BUSINESS OF AMERICAN SAVINGS, MHC

         American Savings, MHC is a federal mutual holding company and is subject to regulation by the Office of Thrift Supervision. American Savings, MHC currently owns 100% of the outstanding common stock of ASB Holding Company. So long as American Savings, MHC is in existence, it will at all times own at least a majority of the outstanding common stock of ASB Holding Company


         The primary business activity of American Savings, MHC going forward will continue to be owning a majority of ASB Holding Company's common stock. American Savings, MHC, however, is authorized to engage in any other business activities that are permissible for mutual holding companies under federal law, including investing in loans and securities. American Savings, MHC does not maintain offices separate from those of American Savings Bank of NJ or employ any persons other than certain of American Savings [^] Bank of NJ's officers.
Officers of American Savings, MHC are not separately compensated for their service.


                         BUSINESS OF ASB HOLDING COMPANY

         ASB Holding Company is a federal mutual holding company subsidiary and is subject to regulation by the Office of Thrift Supervision. It was organized for the purpose of being a holding company for American Savings Bank of NJ.


         ASB Holding Company has not engaged in any significant business to date. Its primary activity is and will continue to be holding all of the stock of American Savings Bank of NJ. ASB Holding Company will invest the proceeds of the offering as discussed under Use of Proceeds on page __. In the future, it may pursue other business activities, including mergers and acquisitions and diversification of operations. There are, however, no current understandings or agreements for these activities. ASB Holding Company does not maintain offices separate from those of American Savings Bank of NJ or employ any persons other than certain of American Savings [^] Bank of NJ's officers. Officers of ASB Holding Company are not separately compensated for their service.


                     BUSINESS OF AMERICAN SAVINGS BANK OF NJ

General


         American Savings Bank of NJ [^] was originally founded in 1919 as the American-Polish Building & Loan Association of Bloomfield, New Jersey. It became a state-chartered savings and loan association in 1948 and converted to a federally-chartered savings bank in 1995. American Savings [^] Bank of NJ's deposits are federally insured by the Savings Association Insurance Fund [^] as administered by the Federal Deposit Insurance Corporation[^]. American Savings Bank of NJ is regulated by the [^] Office of Thrift Supervision and the Federal Deposit Insurance Corporation.

         Our core business is attracting and retaining retail deposits in order to fund a variety of mortgage and consumer loan products. [^] We operate as a traditional community bank, offering retail banking services, one- to four-family residential mortgage loans, home equity loans and lines of credit, multi-family and non-residential mortgage loans and consumer loans. We also invest in mortgage-backed securities and collateralized mortgage-backed obligations. The principal source of funds for our lending and investing activities is deposits, supplemented with [^] Federal Home Loan Bank borrowings. Our principal source of income is interest on loans and securities. Our principal expense is interest paid on deposits and borrowings.

Market Area

         Our main office is located in Bloomfield, New Jersey, and our branch office is located in Cedar Grove, New Jersey. [^] Our lending is concentrated in Essex County, New Jersey, and [^] our predominant sources of deposits are the communities in which [^] our two offices are located as well as the neighboring communities. Bloomfield and Cedar Grove are fully developed, mature markets experiencing limited population growth and limited or shrinking household growth. Bloomfield and Cedar Grove have higher median household incomes, $78,863 and $90,161, respectively, as reported by the 2000 United States census, compared to the median household income of $55,146 for New Jersey as a whole. [^] As reported by Claritas Inc., the predominant business types in Bloomfield and Cedar Grove are retail trade, representing 18.1% of total businesses in the two communities, and services, representing 46.2% of total businesses in the two communities.

         [^] We consider our market area to be Essex County and the surrounding counties, which are highly urbanized and densely populated areas in the New York City metropolitan area, in the heart of the northeast corridor. [^] Essex County characterizes its economy on its official county web page ( as continuing to shift from a manufacturing base to a services oriented economy and reports that companies headquartered in Essex County include PSE&G, Bell Atlantic, ADP and Prudential. As of May 2003, the unemployment rate in Essex County was 6.8%, as compared to 5.4% for New Jersey as a whole, as reported by the New Jersey Department of Labor, Bureau of Labor Force Statistics. As reported by the 2000 United States census, the median household income for Essex County was $44,944, as compared to $55,146 for New Jersey as a whole.


Our business of attracting deposits and making loans is primarily conducted within our market area. A downturn in the local economy could reduce the amount of funds available for deposit and the ability of borrowers to repay their loans. As a result, our profitability could decrease.

Competition

We face substantial competition in our attraction of deposits, which are our primary source of funds for lending, and in the origination of loans. Many of our competitors are significantly larger institutions and have greater financial and managerial resources. Our ability to compete successfully is a significant factor affecting our profitability.


Our competition for deposits and loans historically has come from other insured financial institutions such as local and regional commercial banks, savings institutions, and credit unions located in our primary market area. We also compete with mortgage banking companies for real estate loans, and commercial banks and savings institutions for consumer loans; and face competition for funds from investment products such as mutual funds, short-term money funds and corporate and government securities. Within Essex County, as of June 2002, there were 79 financial institutions, with an aggregate of 333 branches, and total deposits of $13.2 billion. As of June 2002, [^] our market share of [^] insured deposits in Essex County was 1.84%, representing the fourteenth largest market share in Essex County. The three largest competitors as of June 2002 were Wachovia Corp. with 44 branches in Essex County and a 13.66% market share, followed by FleetBoston Financial Corp. with 42 branches and a 12.23% market share and PNC Financial Services Group with 30 branches and a 11.22% market share. The source of all of the foregoing market share information is SNL Financial, Inc. of Charlottesville, Virginia.

Lending Activities


General. We have traditionally focused on the origination of one- to four-family loans, which comprise a significant majority of the total loan portfolio. We also provide financing on multi-family dwellings, mixed-use properties and other commercial real estate. Commercial business loans, generally secured by real estate, construction loans, home equity loans and consumer loans make up the rest of the total loan portfolio. We have experienced substantial loan growth over the last several years, with total loans receivable, net increasing from [^] $109.4 million at September 30, 1998 to [^] $242.1 million at March 31, 2003, a [^] 121% increase.

Loan Portfolio Composition. The following tables analyzes the composition of [^] our loan portfolio by loan category at the dates indicated.



                                At March 31,                                    At September 30
                            ----------------- --------------------------------------------------------------------------------------
                                   2003              2002             2001             2000             1999              1998
                            ----------------- ----------------- ---------------- ---------------- ----------------- ----------------
                             Amount   Percent  Amount   Percent  Amount  Percent  Amount  Percent  Amoun    Percent  Amount  Percent
                             ------   -------  ------   -------  ------  -------  ------  -------  -----    -------  ------  -------
                                                                        (Dollars in thousands)
Type of Loans:
--------------
Mortgage Loans
  One- to four-
   family(1)............    $200,498    82.6% $167,564    79.0% $131,513   76.2% $108,678   74.0% $ 89,833    71.5% $ 81,208   68.6%
  Multi-family,
    commercial
    and other...........      29,946    12.3    29,503    13.9    24,903   14.4    21,867   14.9    18,653    14.9    17,750   15.0
Construction............         832     0.3     4,875     2.3     9,402    5.5    10,697    7.3    11,317     9.0    13,410   11.3
Consumer................         720     0.3       795     0.4       540    0.3       547    0.4       695     0.5       620    0.5
Home equity.............       8,458     3.5     6,904     3.3     5,863    3.4     4,903    3.3     4,967     4.0     5,153    4.4
Commercial..............       2,441     1.0     2,298     1.1       417    0.2       238    0.1        66     0.1       195    0.2
                            --------   ----   --------   ----   --------  ----   --------  ----   --------   ----   --------   ----

     Total loans
       receivable.......     242,895   100.0%  211,939   100.0%  172,638  100.0%  146,930  100.0%  125,531   100.0%  118,336  100.0%
                                       =====   =======   =====   =======  =====   =======  =====   =======   =====   =======  =====

Less:

  Allowance for
    loan losses.........   [^](1,247)           (1,117)           (1,009)          (1,003)            (999)           (1,041)
                          ==========           =======           =======          =======            =====          =======
  Net deferred
    origination
    costs...............         855               673               532          [^] 400              312               252
                                                                                  === ===
  Loans in process......        (381)           (3,121)           (5,839)          (5,369)          (6,615)           (8,165)
                             -------          --------          --------         --------         --------          --------



     Total loans
       receivable, net.. [^] 242,122          $208,374          $166,322         $140,958         $118,229          $109,382
                             =======          ========          ========         ========         ========          ========


--------------
(1)      Includes loans held for sale of $452,000 at September 30, 2000.

         Loan Maturity Schedule. The following table sets forth the maturity of [^] our loan portfolio at March 31, 2003. Demand loans, loans having no stated maturity, and overdrafts are shown as due in one year or less. This table shows contractual maturities and does not reflect repricing or the effect of prepayments. Actual maturities may differ.


                                                                 At March 31, 2003
                                   ----------------------------------------------------------------------------------------
                                                   Multi-family,
                                   One- to Four-   Commercial
                                      Family       and Other   Construction   Consumer    Home Equity   Commercial     Total
                                   -------------    ------     ------------   ---------   -----------   ----------     -----
                                                        (In thousands)
       Amounts Due:
       Within 1 Year...............  $    153       $   380        $624          $712         $  -       $1,841        $3,710
                                     --------       -------        ----          ----         ----       ------        ------
       After 1 year:
         1 to 3 years..............       219           280         208             6          158          433         1,304
         3 to 5 years..............     1,796         1,834           -             2           23          115         3,770
         5 to 10 years.............    20,284         5,675           -             -        1,304           52        27,315
         10 to 15 years............    58,140         9,468           -             -        6,973            -        74,581
         Over 15 years.............   119,906        12,309           -             -            -            -       132,215
                                     --------       -------           -             -            -            -       -------

       Total due after one year....   200,345        29,566         208             8        8,458          600       239,185
                                     --------       -------         ---          ----        -----          ---       -------
       Total amount due............  $200,498       $29,946        $832          $720       $8,458       $2,441      $242,895
                                     ========       =======        ====          ====       ======       ======      ========

         The following table sets forth the maturity of our loan portfolio at September 30, 2002. Demand loans, loans having no stated maturity, and overdrafts are shown as due in one year or less. This table shows contractual maturities and does not reflect repricing or the effect of prepayments. Actual maturities may differ.


                                                                 At September 30, 2002

                                                   Multi-family,
                                   One- to Four-   Commercial
                                      Family       and Other   Construction   Consumer    Home Equity   Commercial   Total
                                   -------------    ------     ------------   ---------   -----------   ----------   -----
                                                        (In thousands)
       Amounts due:
       Within 1 Year..............  $    125       $   381       $1,667       $ 79        $    -        $1,064      $  3,316

       After 1 year:
         1 to 3 years.............       516           287        3,208          8           152         1,025         5,196
         3 to 5 years.............     1,072         1,682            -          3            10           180         2,947
         5 to 10 years............    11,783         5,308            -          -         1,257            29        18,377
         10 to 15 years...........    41,173         9,834            -          -         5,485             -        56,492
         Over 15 years............   112,895        12,011            -        705             -             -       125,611

       Total due after one year...   167,439        29,122        3,208        716         6,904         1,234       208,623
                                    --------       -------       ------       ----        ------        ------      --------
       Total amount due...........  $167,564       $29,503       $4,875       $795        $6,904        $2,298      $211,939
                                    ========       =======       ======       ====        ======        ======      ========

         The following table sets forth the dollar amount of all loans at March 31, 2003 due after March 31, 2004, which have fixed interest rates and which have floating or adjustable interest rates.


                                                                                   Floating or
                                                                                   Adjustable
                                                             Fixed Rates              Rates          Total
                                                             -----------           ----------        -----
                                                                          (In thousands)
One- to four-family........................................   $154,004               $46,341       $200,345
Multi-family, commercial and other.........................     15,199                14,367         29,566
Construction...............................................        208                     -            208
Consumer...................................................          8                     -              8
Home equity................................................          -                 8,458          8,458
Commercial.................................................        178                   422            600
                                                              --------               -------       --------
  Total....................................................   $169,597               $69,588       $239,185
                                                              ========               =======       ========



     The following table sets forth the dollar amount of all loans at September 30, 2002 due after September 30, 2003, which have fixed interest rates and which have floating or adjustable interest rates.


                                                                                   Floating or
                                                                                   Adjustable
                                                             Fixed Rates              Rates          Total
                                                             -----------           ----------        -----
                                                                          (In thousands)
One- to four-family........................................   $104,567               $62,872       $167,439
Multi-family, commercial and other.........................     13,941                15,181         29,122
Construction...............................................      3,208                     -          3,208
Consumer...................................................        716                     -            716
Home equity................................................      1,141                 5,763          6,904
Commercial.................................................        958                   276          1,234
                                                              --------               -------       --------
  Total....................................................   $124,531               $84,092       $208,623
                                                              ========               =======       ========



     One- to Four-Family Mortgage Loans. Our primary lending activity consists of the origination of one- to four-family mortgage loans, most of which are secured by property located in northern New Jersey. We will generally originate a mortgage loan in an amount up to 80% of the lesser of the appraised value or the purchase price of a mortgaged property. For loans exceeding this guideline, private mortgage insurance on the loan is typically required.


         The majority of our residential loans are originated with fixed rates and have terms of fifteen to thirty years. In addition, [^] we offer borrowers the flexibility of selecting a particular maturity date of the borrower's choice. [^] We also [^] offer mortgage loans with bi-weekly payments. [^] Our adjustable rate loan products provide for an interest rate that is tied to the one-year Constant Maturity U.S. Treasury [^] index and have terms of up to thirty years with initial fixed rate periods of one, three, five, seven, or ten years according to the terms of the loan. [^] We also [^] offer an adjustable rate loan with a rate that adjusts every three years to the three-year [^] Constant Maturity U.S. Treasury index.

     The fixed rate mortgage loans that we originate generally meet the secondary mortgage market standards of the Federal National Mortgage Association[^]. For the purposes of interest rate risk management, we occasionally sell qualifying one- to four-family residential mortgages in the secondary market to [^] the Federal National Mortgage Association and other investors without recourse and with servicing retained, and we have entered into a master selling and servicing agreement with [^] the Federal

National Mortgage Association. However, loan sales in the last two years have not been significant. Loan sales may increase in the future in connection with interest rate risk management.


     Substantially all of our residential mortgages include "due on sale" clauses, which are provisions giving us the right to declare a loan immediately payable if the borrower sells or otherwise transfers an interest in the property to a third party. Property appraisals on real estate securing our one- to four-family residential loans are made by state certified or licensed independent appraisers approved by the Board of Directors. Appraisals are performed in accordance with applicable regulations and policies. We require title insurance policies on all first mortgage real estate loans originated. Homeowners, liability, fire and, if required, flood insurance policies are also required.

     Multi-family, Commercial and Other Mortgage Loans. We also originate non-residential mortgage loans, including loans on apartment buildings, retail/service properties, and other income-producing properties, including mixed-use properties combining residential and commercial space. We generally require no less than a 25% down payment or equity position for non-residential mortgage loans. Typically these loans are made with amortization terms of up to twenty-five years. The majority of our non-residential mortgage loans are on properties located within northern New Jersey and all are within the state.

     The non-residential mortgage loans portfolio grew from $17.8 million at September 30, 1998 to $29.9 million at March 31, 2003, however, the growth of one- to four-family loans has outpaced the growth in non-residential loans such that non-residential loans as a percentage of the total loan portfolio has decreased slightly. We may in the future seek to grow this portfolio.

     Non-residential mortgage loans generally are considered to entail significantly greater risk than that which is involved with one- to four-family real estate lending. The repayment of these loans typically is dependent on the successful operations and income stream of the borrower and the real estate securing the loan as collateral. These risks can be significantly affected by economic conditions. In addition, non-residential real estate lending generally requires substantially greater evaluation and oversight efforts compared to residential real estate lending.


     Construction Lending. Essentially all of [^] our construction lending is in northern New Jersey. [^] Our construction lending includes loans to individuals for construction of a primary residence as well as loans to builders and developers for multi-unit or multi-house projects. [^] We have no formal limits as to the number of projects a builder has under construction or development, and makes a case by case determination on loans to builders and developers who have multiple projects under development. [^] We generally [^] do not make construction loans to builders on a speculative basis, without a contract in place. In some cases, [^] we convert a construction loan to the permanent end mortgage loan upon completion of construction.

     Construction lending is generally considered to involve a higher degree of credit risk than long-term permanent financing of residential properties. If the estimate of construction cost proves to be inaccurate, [^] we may be compelled to advance additional funds to complete the construction with repayment dependent, in part, on the success of the ultimate project rather than the ability of a borrower or guarantor to repay the loan. If [^] we are forced to foreclose on a project prior to completion, there is no assurance that [^] we will be able to recover all of the unpaid portion of the loan. In addition, [^] we may be required to fund additional amounts to complete a project and may have to hold the property for an indeterminate period of time.

         The outstanding principal balance of [^] our construction loan portfolio has experienced a significant reduction over the last several years. [^] We decided to reduce [^] our origination of construction loans following the retirement of the loan officer who had primarily overseen this portfolio and management's determination that [^] the bank lacked sufficient staffing to maintain the portfolio at the same level as had been previously maintained. [^] We may in the future return to active origination of construction loans.

         Consumer Loans. Consumer loans consist of savings secured loans and unsecured consumer loans. [^] We will generally lend up to 90% of the account balance on a savings secured loan. At March 31, 2003, [^] we had $43,000 of unsecured consumer loans.


         Consumer loans generally have shorter terms and higher interest rates than residential loans. The consumer loan market can be helpful in improving the spread between the average loan yield and the cost of funds and at the same time improve the matching of rate sensitive assets and liabilities.

         Consumer loans entail greater risks than residential mortgage loans, particularly consumer loans that are unsecured. Further, consumer loan repayment is dependent on the borrower's continuing financial stability and is more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Finally, the application of various federal laws, including federal and state bankruptcy and insolvency laws, may limit the amount which can be recovered on consumer loans in the event of a default.

         Our underwriting standards for consumer loans include a determination of the applicant's credit history and an assessment of the applicant's ability to meet existing obligations and payments on the proposed loan. The stability of the applicant's monthly income may be determined by verification of gross monthly income from primary employment, and additionally from any verifiable secondary income.


         Home Equity Loans. Our home equity loan portfolio includes home equity lines of credit and second mortgage term loans. Home equity loans are primarily originated in our market area and are generally made in amounts of up to 80% of value on term loans and up to 80% of value on home equity lines of credit. During 2001, [^] we began offering home equity loans on investment properties in addition to loans on primary residences. Loans on investment properties are made in amounts of up to 65% of value on term loans and up to 60% of value of home equity lines of credit.


         Our second mortgage loans are fixed rate loans for terms of up to twenty years. Collateral value is determined through drive-by appraisal. Second mortgages and home equity lines of credit do not require title insurance but do require homeowner, liability, fire and, if required, flood insurance policies.


         Commercial Loans. We also originate commercial business loans to a variety of professionals, sole proprietorships and small businesses, primarily in our market area. These loans are generally secured by real estate. [^] We will make unsecured commercial loans in amounts up to $25,000. We generally require the personal guarantee of the business owner. Commercial lending products include term loans and lines of credit. [^] Our commercial term loans generally have terms from one to five years and are mostly fixed rate loans. [^] Our commercial lines of credit have terms from one to three years and are mostly adjustable rate loans.


         The commercial loan portfolio has grown significantly recently, from $417,000 at September 30, 2001 to $2.4 million at March 31, 2003. A significant portion of this portfolio is one lending relationship.

         Unlike single-family residential mortgage loans, which generally are made on the basis of the borrower's ability to make repayment from his or her employment and other income and which are secured by real property whose value tends to be more easily ascertainable, commercial business loans typically are made on the basis of the borrower's ability to make repayment from the cash flow of the borrower's business. As a result, the availability of funds for the repayment of commercial business loans may be substantially dependent on the success of the business itself and the general economic environment. Commercial business loans, therefore, have greater credit risk than residential mortgage loans. In addition, commercial loans generally carry larger balances to single borrowers or related groups of borrowers than one- to four-family loans. In addition, commercial lending generally requires substantially greater evaluation and oversight efforts compared to residential or non-residential real estate lending.

         Loans to One Borrower. Under federal law, savings institutions have, subject to certain exemptions, lending limits to one borrower in an amount equal to the greater of $500,000 or 15% of the institution's unimpaired capital and surplus. Accordingly, as of March 31, 2003, our loans to one borrower limit was approximately $3.5 million.


         At March 31, 2003, our largest single borrower had an aggregate balance of approximately $2.0 million, representing six loans, secured by commercial real estate, including apartment buildings located in [^] our market area, and also includes the borrower's personal residence. Our second largest single borrower had an aggregate balance of approximately $2.0 million, representing four loans secured by commercial real estate, including apartment buildings and mixed-use properties located in [^] our market area, and also includes the borrower's personal residence. Our third largest borrower had an aggregate balance of approximately $1.9 million, representing four loans and one line of credit secured by commercial real estate and a residence. At March 31, 2003, all of these lending relationships were current and performing in accordance with the terms of their loan agreements.

         Loan Originations, Purchases, Sales, Solicitation and Processing. Our customary sources of loan applications include repeat customers, referrals from realtors and other professionals, and "walk-in" customers. A majority of [^] our loan originations is produced by the [^] bank's one loan officer, whose referral base consists of a variety of sources, including customers, realtors, lawyers, title companies and accountants.

         [^] We primarily [^] originate our own loans and retains them in [^] our portfolio. Gross loan originations totaled $101.5 million for the year ended September 30, 2002. Net of principal repayments, loan originations totaled approximately $42.4 million for the fiscal year ended September 30, 2002. During the years ended September 30, 2002 and 2001, we did not purchase any whole loans. During the year ended September 30, 2000, we purchased sixteen one- to four-family mortgage loans, totaling $3.7 million, with servicing released by the seller and retained by [^] us. These loans are on properties in our market area and were purchased without recourse. During the years ended September 30, 2002 and 2001, we sold one loan for $258,000 and two loans for $425,000, respectively. We sold a substantially greater amount of loans during the year ended September 30, 2000, with loans sales totaling $2.2 million. The reduction in loan sales in the last two years is part of [^] our growth strategy. We generally sell loans on a non-recourse basis, with servicing retained. At March 31, 2003, loans serviced for the benefit of others totaled $10.3 million.

         [^] We occasionally [^] purchase participations in loans originated through the Thrift Institutions Community Investment Corporation of New Jersey[^]. At March 31, 2003, [^] our participations through such entity included multi-family or other non-one- to four-family properties, such as assisted living facilities. The aggregate balance of [^] Thrift Institutions Community Investment Corporation of New

Jersey participations at March 31, 2003 was $1.5 million and the average balance on a single [^] participation was approximately $100,000. [^] We may sell participation interests in multi-family, commercial and other real estate loans or construction loans if the total loan would otherwise exceed [^] our loans-to-one borrower limit.


         Loan Commitments. We give written commitments to prospective borrowers on all residential and non-residential mortgage loans. The total amount of commitments to extend credit for mortgage and consumer loans as of March 31, 2003, was approximately $19.5 million, excluding commitments on unused lines of credit of $9.7 million and undisbursed portions of construction loans totaling $381,000.


         Loan Approval Procedures and Authority. [^] Our lending policies and loan approval limits are recommended by senior management and approved by the Board of Directors. [^] Our Loan Origination Manager and one of [^] our loan underwriters have authority to approve one- to four-family loans up to $322,700, the [^] Federal National Mortgage Association conforming loan limit. [^] Our loan committee consists of three officers: the President and Chief Executive Officer, the Executive Vice President and Chief Operating Officer, and the Senior Vice President and Chief Lending Officer. Each of these officers has authority to approve one- to four-family loans up to $350,000. One- to four-family loans between $350,000 and $500,000 require the approval of at least one member of the loan committee and either the Loan Underwriter or the Loan Origination Manager. One- to four-family loans between $500,000 and $700,000 require the approval of at least two members of the loan committee. One- to four-family loans greater than $700,000 require the approval of the Board of Directors. Loans other than one- to four-family loans up to $500,000 require the approval of at least two members of the loan committee. Loans other than one- to four-family loans greater than $500,000 require the approval of the Board of Directors.


Asset quality

         Loan Delinquencies and Collection Procedures. The borrower is notified by both mail and telephone when a loan is sixteen days past due. If the delinquency continues, subsequent efforts are made to contact the delinquent borrower and additional collection notices and letters are sent. When a loan is ninety days delinquent, it is referred to an attorney for repossession or foreclosure. All reasonable attempts are made to collect from borrowers prior to referral to an attorney for collection. In certain instances, we may modify the loan or grant a limited moratorium on loan payments to enable the borrower to reorganize his financial affairs, and we attempt to work with the borrower to establish a repayment schedule to cure the delinquency.


         As to mortgage loans, if a foreclosure action is taken and the loan is not reinstated, paid in full or refinanced, the property is sold at judicial sale at which we may be the buyer if there are no adequate offers to satisfy the debt. Any property acquired as the result of foreclosure or by deed in lieu of foreclosure is classified as real estate owned [^] until it is sold or otherwise disposed of. When [^] real estate owned is acquired, it is recorded at the lower of the unpaid principal balance of the related loan or its fair market value less estimated selling costs. The initial writedown of the property is charged to the allowance for loan losses. Adjustments to the carrying value of the properties that result from subsequent declines in value are charged to operations in the period in which the declines occur. At March 31, 2003, we held no real estate owned.


         Loans are reviewed on a regular basis and are placed on non-accrual status when they are more than ninety days delinquent. Loans may be placed on a non-accrual status at any time if, in the opinion of management, the collection of additional interest is doubtful. Interest accrued and unpaid at the time a loan is placed on non-accrual status is charged against interest income. Subsequent payments are either applied to the outstanding principal balance or recorded as interest income, depending on the assessment of the ultimate collectibility of the loan. At March 31, 2003, we had approximately $537,000 of loans that were held on a non-accrual basis.

         Non-Performing   Assets.  The  following  table  provides   information
regarding our non-performing loans and other non-performing assets as of the dates indicated.

                                                           At                    At September 30,
                                                          March 31,  -----------------------------------------------
                                                           2003      2002      2001       2000      1999     1998
                                                           -----     ----      ----       ----      ----     ----
                                                                        (Dollars in thousands)
  Loans accounted for on a non-accrual basis:
    One- to four-family ...............................   $  147    $  147    $  309    $  374    $  610    $1,490
    Multi-family, commercial and other ................      371       423       287       343       215       142
    Construction ......................................       --        --        --        --        --        --
    Consumer ..........................................       --        --        21        --         2        --
    Home equity .......................................       19        --        11        61        63        64
    Commercial ........................................       --        --        --        --        --        --
                                                          ------    ------    ------    ------    ------    ------
       Total ..........................................      537       570       628       778       890     1,696
  Accruing loans contractually past due 90
    days or more.......................................       --        --        --        --        --        --
                                                          ------    ------    ------    ------    ------    ------
  Total non-performing loans ..........................      537       570       628       778       890     1,696
  Real estate owned ...................................       --        --        --        --       122       262
  Other non-performing assets .........................       --        --        --        --        --        --
                                                                                                            ------
  Total non-performing assets .........................   $  537    $  570    $  628    $  778    $1,012    $1,958
                                                          ======    ======    ======    ======    ======    ======

  Allowance for loan losses to non-performing loans ...   232.22%   195.96%   160.67%   128.92%   112.25%    61.38%
  Total non-performing loans to total loans ...........     0.22%     0.27%     0.36%     0.53%     0.71%     1.56%
  Total non-performing loans to total assets ..........     0.15%     0.17%     0.24%     0.35%     0.42%     0.98%
  Total non-performing assets to total assets .........     0.15%     0.17%     0.24%     0.35%     0.48%     1.13%


         During the six months ended March 31, 2003, gross interest income of $22,653 would have been recorded on loans accounted for on a non-accrual basis if those loans had been current, and $556 of interest on such loans was included in income for the six month period. During the year ended September 30, 2002, gross interest income of $50,452 would have been recorded on loans accounted for on a non-accrual basis if those loans had been current, and $28,248 of interest on such loans was included in income for the year ended September 30, 2002.


         Classified Assets. Management, in compliance with [^] Office of Thrift Supervision guidelines, has instituted an internal loan review program, whereby non-performing loans are classified as substandard, doubtful or loss. It is our policy to review the loan portfolio, in accordance with regulatory classification procedures, on at least a quarterly basis. When a loan is classified as substandard or doubtful, management is required to evaluate the loan for impairment. When management classifies a portion of a loan as loss, a reserve equal to 100% of the loss amount is required to be established or the loan is to be charged-off.


         An asset is considered "substandard" if it is inadequately protected by the paying capacity and net worth of the obligor or the collateral pledged, if any. Substandard assets include those characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. Assets classified as "doubtful" have all of the weaknesses inherent in those classified substandard, with the added characteristic that the weaknesses present make collection or liquidation in full highly questionable and improbable, on the basis of currently existing facts, conditions, and values. Assets, or portions thereof, classified as "loss" are considered uncollectible and of so little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. Assets which do not currently expose the insured institution to a sufficient degree of risk to warrant classification in one of the aforementioned categories but which have credit deficiencies or potential weaknesses are required to be designated "special mention" by management.


         Management's classification of assets is reviewed by the Board on a regular basis and by the regulatory agencies as part of their examination process. The following table discloses [^] our classification of [^] assets and designation of certain loans as special mention as of March 31, 2003. At March 31, 2003, all of the classified assets and special mention designated assets were loans.


                                  At March 31,
                                      2003
                                 --------------
                                 (In thousands)

Special Mention..................    $1,330
Substandard......................       595
Doubtful.........................       251
Loss.............................         -
                                     ------
  Total..........................    $2,176
                                     ======

         At March 31, 2003, $19,709 of the loans classified as "special mention" and approximately $441,224 of loans classified as "substandard" are included under non-performing assets, as shown in the table on page __. At March 31, 2003, $75,574 of the loans classified as "doubtful" are included under non-performing assets, as shown in the table on page __.

         Allowance for Loan Losses. The allowance for loan losses is a valuation account that reflects our estimation of the losses in our loan portfolio to the extent they are both probable and reasonable to estimate. The allowance is maintained through provisions for loan losses that are charged to income in the period they are established. We charge losses on loans against the allowance for loan losses when we believe the collection of loan principal is unlikely. Recoveries on loans previously charged-off are added back to the allowance.


     All allowance information has been restated as discussed in Note 1 to the financial statements.

Our [^] methodology for calculating the allowance for lease and loan losses is based upon FAS 5 and FAS 114. Under FAS 114, [^] we identify and [^] analyze certain loans for impairment. If an impairment is identified on a specific loan, a loss allocation is recorded in the amount of that impairment. Loan types subject to FAS 114 are construction loans, multi-family mortgage loans, non-residential mortgage loans and commercial (non-mortgage) loans. [^] We also [^] conduct a separate review of all loans on which the collectibility of principal may not be reasonably assured. We evaluate all classified loans individually and base our determination of a loss factor on the likelihood of collectibility of principal including consideration of the value of the underlying collateral securing the loan.

         Under [^] our implementation of FAS 5, [^] we segregate loans by loan category and [^] evaluate homogeneous loans as a group. The loss characteristics of aggregated homogeneous loans are examined using two sets of factors: (1) annual historical loss experience factors that consider the net charge-off history of both the [^] bank and that of its regional peer group and (2) environmental factors. Although there may be other factors that also warrant consideration, we consider the following environmental factors:


         o        levels and trends of delinquencies and impaired loans;
         o        levels and trends of charge-offs and recoveries;
         o        trends in volume and terms of loans;
         o        changes to lending policies, procedures and practices;
         o        experience, ability and depth of lending management and staff;
         o        national, regional and local economic trends and conditions;
         o        industry conditions; and
         o        changes in credit concentration.

         In recent years, our charge-offs have been low and, consequently, our estimation of the amount of losses in the loan portfolio both probable and reasonable to estimate has been more reflective of other factors.


         Our allowance estimation methodology utilizes historical loss experience and environmental factors such as the local and national economy, growth rate, trends in delinquencies and non-performing loans, experience of lending personnel, and other such factors. However, [^] we have had significant growth in the past one to two years, part of which is attributable to the new branch office opened in 2001. As a result of the significant loan growth, a large portion of [^] our loan portfolio is considered "unseasoned", meaning that the loans were originated less than two years ago [^]. Generally, unseasoned loans demonstrate a greater risk of credit losses than their seasoned counterparts. Moreover, in many cases, these unseasoned loans are obligations of borrowers with whom the Bank has had no prior payment experience. In the absence of adequate historical loss experience upon which the Bank can base its allowance calculations, the Bank includes peer group information in its evaluation of the allowance. The peer group information utilized by the [^] bank is that of [^] Office of Thrift Supervision regulated thrifts in the northeast region. Management believes that the majority of thrifts in the northeast region have similar loan portfolio composition.

         This estimation is inherently subjective as it requires estimates and assumptions that are susceptible to significant revisions as more information becomes available or as future events change. Future additions to the allowance for loan losses may be necessary if economic and other conditions in the future differ substantially from the current operating environment. In addition, the [^] Office of Thrift Supervision as an integral part of its examination process, periodically reviews our loan and foreclosed real estate portfolios and the related allowance for loan losses and valuation allowance for foreclosed real estate. The [^] Office of Thrift Supervision may require the allowance for loan losses or the valuation allowance for foreclosed real estate to be increased based on its review of information available at the time of the examination, which would negatively affect our earnings.

         The following table sets forth information with respect to [^] our allowance for loan losses for the periods indicated:

                                           Six Months Ended                           Year Ended
                                               March 31,                             September 30,
                                        --------------------    --------------------------------------------------------
                                          2003        2002        2002         2001        2000        1999      1998
                                        --------    --------    --------     --------    --------    --------    -------
                                                                (Dollars in thousands)
Allowance balance at beginning
   of period .......................... $  1,117    $  1,009    $  1,009     $  1,003    $    999    $  1,041   $  1,040

Provision for loan losses .............      130           1         105            2          22        (10)         6
Charge-offs:
  One- to four-family .................       --          --          --           --         (19)        (34)        --
  Consumer ............................       --          --          (1)          --          --          --         (7)
                                        --------    --------    --------     --------    --------    --------    -------
     Total charge-offs ................       --          --          (1)          --         (19)        (34)        (7)
                                        --------    --------    --------     --------    --------    --------    -------
Recoveries:
  Consumer ............................       --          --           4            4           1           2          2
                                        --------    --------    --------     --------    --------    --------    -------
     Total recoveries .................       --          --           4            4           1           2          2
                                        --------    --------    --------     --------    --------    --------    -------
Net (charge-offs) recoveries ..........       --          --           3            4         (18)        (32)        (5)
                                        --------    --------    --------     --------    --------    --------    -------

Allowance balance at end of period .... $  1,247    $  1,010    $  1,117     $  1,009    $  1,003    $    999   $  1,041
                                        ========    ========    ========     ========    ========    ========   ========
Total loans outstanding at end
  of period ........................... $242,895    $192,145    $211,939     $172,638    $146,930    $125,531   $118,336
                                        ========    ========    ========     ========    ========    ========   ========
Average loans outstanding
  during period ....................... $176,919    $186,974    $150,938     $128,463    $116,564    $101,613   $227,098
Allowance as a % of total loans .......     0.51%       0.53%       0.53%        0.58%       0.68%       0.80%      0.88%
Net loans charge-offs as a %
   of average loans....................     0.00%       0.00%       0.00%        0.00%       0.01%       0.03%      0.00%


         Allocation of Allowance for Loan Losses. The following table sets forth the allocation of [^] our allowance for loan losses by loan category and the percent of loans in each category to total loans receivable, net, at the dates indicated. The portion of the loan loss allowance allocated to each loan category does not represent the total available for future losses which may occur within the loan category since the total loan loss allowance is a valuation allocation applicable to the entire loan portfolio.

                            At March 31,                                      At September 30,
                          --------z--------  ---------------------------------------------------------------------------------------
                                2003              2002              2001             2000               1999             1998
                          -----------------  ----------------  ----------------  -----------------  --------------- ----------------
                                   Percent           Percent           Percent            Percent          Percent          Percent
                                   of Loans          of Loans          of Loans           of Loans         of Loans         of Loans
                                   to Total          to Total          to Total           to Total         to Total         to Total
                           Amount    Loans    Amount   Loans   Amount    Loans    Amount    Loans   Amount   Loans   Amount  Loans
                           ------    -----    ------   -----   ------    -----    ------    -----   ------   -----   ------  -----
                                                                        (Dollars in thousands)
At end of period
allocated to:
  One- to four-
    family................ $  636    82.55%   $  531   79.06%  $  366    76.18%   $  315    73.97%  $  294   71.56%  $  323   68.63%
  Multi-family,
    commercial
    and other.............    478    12.33       452   13.92      463    14.42       481    14.88      463   14.86      516   15.00
  Construction............      3     0.34        13    2.30       55     5.45       124     7.28      170    9.02      108   11.34
  Consumer................      2     0.30         3    0.38        2     0.31         2     0.37        3    0.55        7    0.52
  Home equity.............     35     3.48        29    3.26       36     3.40        39     3.34       37    3.96       40    4.35
  Commercial..............     49     1.00        46    1.08       11     0.24         5     0.16        2    0.05        5    0.16
  Unallocated............. [^] 44        -        43       -       76        -        37        -       30       -       42       -
                           ------   ------    ------  ------   ------   ------    ------   ------   ------  ------   ------  ------
     Total allowance...[^] $1,247   100.00%   $1,117  100.00%  $1,009   100.00%   $1,003   100.00%  $  999  100.00%  $1,041  100.00%
                           ======   ======    ======  ======   ======   ======    ======   ======   ======  ======   ======  ======

All allowance information has been restated as discussed in Note 1 to the financial statements.

SECURITIES PORTFOLIO


         General. Federally chartered savings banks have the authority to invest in various types of liquid assets. The investments authorized by the [^] bank's board approved investment policy include U.S. government and government agency obligations, mortgage-related securities of various U.S. government agencies or government-sponsored entities and private corporate issuers (including securities collateralized by mortgages), certificates of deposits of insured banks and savings institutions and municipal securities. [^] Our policy does not permit corporate non-residential mortgage related securities. [^] Our investment securities portfolio at March 31, 2003 did not contain securities of any issuer with an aggregate book value in excess of 10% of [^] our equity, excluding those issued by the United States Government or its agencies, other than the following: (i) an investment in an adjustable rate mortgage mutual fund with a carrying value of approximately $10.0 million at March 31, 2003, (ii) collateralized mortgage obligations issued by Residential Funding Mortgage Security, Inc. with a carrying value of $6.3 million at March 31, 2003 and (iii) collateralized mortgage obligations issued by Citicorp Mortgage Securities Inc. with a carrying value of $3.0 million at March 31, 2003.

         [^] Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," requires that securities be categorized as "held-to-maturity," "trading securities" or
"available-for-sale," based on management's intent as to the ultimate disposition of each security. [^] Statement No. 115 allows debt securities to be classified as "held-to-maturity" and reported in financial statements at amortized cost only if the reporting entity has the positive intent and ability to hold these securities to maturity. Securities that might be sold in response to changes in market interest rates, changes in the security's prepayment risk, increases in loan demand, or other similar factors cannot be classified as "held-to-maturity."


         We do not currently use or maintain a trading account. Securities not classified as "held-to-maturity" are classified as "available-for-sale." These securities are reported at fair value, and unrealized gains and losses on the securities are excluded from earnings and reported, net of deferred taxes, as a separate component of equity.

         All of our securities carry market risk insofar as increases in market rates of interest may cause a decrease in their market value. Investments in securities are made based on certain considerations, which include the interest rate, tax considerations, yield, settlement date and maturity of the security, our liquidity position, and anticipated cash needs and sources. The effect that the proposed security would have on our credit and interest rate risk and risk-based capital is also considered. We purchase securities to provide necessary liquidity for day-to-day operations, to aid in the management of interest rate risk and when investable funds exceed loan demand.


         Our investment policy, which is approved by the Board of Directors, is designed to foster earnings and liquidity within prudent interest rate risk guidelines, while complementing our lending activities. Generally, our investment policy is to invest funds in various categories of securities and maturities based upon our liquidity needs, asset/liability management policies, investment quality, marketability and performance objectives. The Asset/Liability Management Committee, comprised of Joseph Kliminski, the [^] bank's President and Chief Executive Officer, Richard Bzdek, the [^] bank's Executive Vice President and Chief Operating Officer, Catherine Bringuier, the [^] bank's Senior Vice President and Chief Lending Officer, Eric Heyer, the [^] bank's Senior Vice President and Chief Financial Officer, and Josephine Castaldo, the [^] bank's Vice President of Branch Administration, is responsible for the administration of the securities portfolio. This committee conducts regular, informal meetings, generally on a weekly basis, and meets quarterly to formally review the [^] bank's securities portfolio. The results of the committee's quarterly review are reported to the full Board, which makes adjustment to the investment policy and strategies as it considers necessary and appropriate.


         We do not currently participate in hedging programs, interest rate caps, floors or swaps, or other activities involving the use of off-balance sheet derivative financial instruments, but we may do so in the future as part of our interest rate risk management. Further, we do not invest in securities which are not rated investment grade.


         Actual maturities of the securities held by [^] us may differ from contractual maturities because issuers may have the right to call or prepay obligations with and without prepayment penalties. At March 31, 2003, [^] we had $6.5 million of callable securities in [^] our portfolio.

         Mortgage-related Securities. Mortgage-related securities represent a participation interest in a pool of one- to four-family or multi-family mortgages, although we focus primarily on mortgage-related securities secured by one- to four-family mortgages. Our mortgage-related securities portfolio includes mortgage-backed securities and collateralized mortgage obligations issued by U.S. government agencies or government-sponsored entities, such as Federal Home Loan Mortgage Corporation[^], the Government National Mortgage Association[^], and the Federal National Mortgage Association[^], as well as by private corporate issuers. The portfolio also includes an investment in an adjustable rate mortgage mutual fund, with a carrying value of approximately $10.0 million at March 31, 2003.

         The mortgage originators use intermediaries (generally government agencies and government-sponsored enterprises, but also a variety of private corporate issuers) to pool and repackage the participation interests in the form of securities, with investors such as us receiving the principal and interest payments on the mortgages. Securities issued or sponsored by U.S. government agencies and government-sponsored entities are guaranteed as to the payment of principal and interest to investors. Privately issued securities typically offer rates above those paid on government agency issued or sponsored securities, but lack the guaranty of those agencies and are generally less liquid investments. In the absence of an agency guarantee, [^] our policy requires that [^] we purchase only privately-issued mortgage-related securities [^] that have been assigned the highest credit rating (AAA) by the applicable securities rating agencies. Limiting [^] our purchases of privately-issued mortgage-related securities to those with a AAA rating reduces [^] our added credit risk in purchasing non-agency guaranteed securities. Moreover, because there is a robust secondary market for AAA-rated privately-issued mortgage-related securities, much of the liquidity risk otherwise associated with [^] our investment in non-agency securities is mitigated.


         Mortgage-backed securities are pass-through securities typically issued with stated principal amounts, and the securities are backed by pools of mortgages that have loans with interest rates that are within a specific range and have varying maturities. The life of a mortgage-backed security thus approximates the life of the underlying mortgages. Mortgage-backed securities generally yield less than the mortgage loans underlying such securities. The characteristics of the underlying pool of mortgages, i.e., fixed-rate or adjustable-rate, as well as prepayment risk, are passed on to the certificate holder. Mortgage-backed securities are generally referred to as mortgage participation certificates or pass-through certificates.


         Collateralized mortgage obligations [^] are mortgage-derivative products that aggregate pools of mortgages and mortgage-backed securities and create different classes of securities with varying maturities and amortization schedules as well as a residual interest with each class having different risk characteristics. The cash flows from the underlying collateral are usually divided into "tranches" or classes whereby tranches have descending priorities with respect to the distribution of principal and interest repayment of the underlying mortgages and mortgage-backed securities as opposed to pass through mortgage-backed securities where cash flows are distributed pro rata to all security holders. Unlike mortgage-backed securities from which cash flow is received and prepayment risk is shared pro rata by all securities holders, cash flows from the mortgages and mortgage-backed securities underlying [^] collateralized mortgage obligations are paid in accordance with a predetermined priority to investors holding various tranches of the securities or obligations. A particular tranche or class may carry prepayment risk which may be different from that of the underlying collateral and other tranches. Investing in [^] collateralized mortgage obligations allows us to better manage the prepayment and extension risk associated with conventional mortgage-related securities. Management believes [^] collateralized mortgage obligations represent attractive alternatives relative to other investments due to the wide variety of maturity, repayment and interest rate options available. At March 31, 2003, [^] collateralized mortgage obligations comprised $74.8 million of our securities portfolio.

         Other Securities. In addition, at March 31, 2003 we held an approximate investment of $2.9 million in [^] Federal Home Loan Bank of New York common stock (this amount is not shown in the securities portfolio). As a member of the [^] Federal Home Loan Bank of New York, ownership of [^] Federal Home Loan Bank of New York common shares is required.

         The following table sets forth the carrying value of [^] our securities portfolio at the dates indicated. Securities that are held-to-maturity are shown at [^] our amortized cost, and securities that are available-for-sale are shown at the current market value.


                                                                                                    At
                                                                     At                        September 30,
                                                                  March 31,        ----------------------------------------
                                                                   2003              2002           2001           2000
                                                                 ----------        --------       ---------       --------
                                                                                   (In thousands)
Securities Held-to-Maturity:
---------------------------
  U.S. government and federal agency
     obligations..........................................         $     -          $     -        $     -        $ 2,000
 Collateralized mortgage agency obligations...............             857            3,076          4,970          5,371
  Government National Mortgage Association................             605              711          1,137          1,606
  Federal Home Loan Mortgage Corporation..................             774              986          1,214          1,722
  Federal National Mortgage Association...................           1,894            2,197          2,866          4,188
                                                                   -------          -------       --------        -------
    Total securities held-to-maturity.....................           4,130            6,970         10,187         14,887
                                                                   -------          -------       --------        -------

Securities Available-for-Sale:
-----------------------------
  U.S. government and federal agency obligation...........           6,532                -              -              -
  Collateralized mortgage non-agency obligations..........          15,214           19,177         30,580         35,307
  Collateralized mortgage agency obligations..............          58,724           57,346         17,164         15,038
  Government National Mortgage Association................             418              513            770          1,174
  Federal Home Loan Mortgage Corporation..................             821              885            892          1,229
  Federal National Mortgage Association...................           1,949            2,213          2,616          3,879
  Mutual fund.............................................           9,990           10,000              -              -
                                                                   -------          -------       --------        -------
    Total securities available-for-sale...................          93,648           90,134         52,022         56,627
                                                                   -------          -------       --------        -------

    Total.................................................         $97,778          $97,104        $62,209        $69,514
                                                                   =======          =======        =======        =======

         The following table sets forth certain information regarding the carrying values, weighted average yields and maturities of [^] our investment and mortgage-backed securities portfolio at March 31, 2003. This table shows contractual maturities and does not reflect repricing or the effect of prepayments. Actual maturities may differ.

                                                                       At March 31, 2003
                                 ---------------------------------------------------------------------------------------------------
                                                                            Five to          More than
                                  One Year or Less    One to Five Years    Ten Years         Ten Years         Total Securities
                                 ------------------  ------------------ ----------------- ----------------  ------------------------
                                   Carrying Average   Carrying  Average Carrying Average Carrying  Average  Carrying Average  Market
                                     Value   Yield      Value    Yield    Value   Yield    Value    Yield     Value   Yield    Value
                                     -----   -----      -----    -----    -----   -----    -----    -----     -----   -----    -----
                                                                                (Dollars in thousands)
U.S. Government and Federal
Agency                            $       -      -%     $6,532    2.67%   $    -     -% $     -       -%    $ 6,532  2.67%   $ 6,532

Mortgage-backed non-agency
 obligations.....................         -       -         41     2.89        -     -   15,173    4.34      15,214   4.33    15,214

Government National Mortgage
 Association.....................         -       -         46     7.22        -     -    3,188    3.82       3,234   3.86     3,252

Federal Home Loan Mortgage
 Association.....................         -       -          3     8.25    7,373  3.01   36,454    3.21      43,830   3.18    43,845

Federal National Mortgage
 Association.....................        28    4.75          -        -        -     -   18,950    3.95      18,978   3.95    18,986
                                  ---------   -----   --------   ------ -------- -----   ------    ----      ------   ----   -------

  Total.......................... $      28   4.75%     $6,622    2.72%   $7,373  3.01% $73,765    3.66%    $87,788  3.41%   $87,829
                                  =========   ====      ======    ====    ======  ====  =======   ====      =======  ====    =======

         The following table sets forth certain information regarding the carrying values, weighted average yields and maturities of our investment and mortgage-backed securities portfolio at September 30, 2002. This table shows contractual maturities and does not reflect repricing or the effect of prepayments. Actual maturities may differ.

                                                                       At September 30, 2002
                                 ---------------------------------------------------------------------------------------------------
                                                                            Five to          More than
                                  One Year or Less    One to Five Years    Ten Years         Ten Years         Total Securities
                                 ------------------  ------------------ ----------------- ----------------  ------------------------
                                   Carrying Average   Carrying  Average Carrying Average Carrying  Average  Carrying Average  Market
                                     Value   Yield      Value    Yield    Value   Yield    Value    Yield     Value   Yield    Value
                                     -----   -----      -----    -----    -----   -----    -----    -----     -----   -----    -----
                                                                                (Dollars in thousands)
U.S. Government and Federal
Agency........................... $       -      -%     $    -       -%   $    -     -% $     -       -%    $     -     -%   $     -

Mortgage-backed non-agency
 obligations.....................         -       -          -       -       205  5.63   18,972    4.96      19,177   4.96    19,177

Government National Mortgage
 Association.....................         -       -         56    7.44         -    -     5,953    4.24       6,009   4.27     6,025

Federal Home Loan Mortgage
 Association.....................         -       -          4    8.46     8,053  4.29   31,991    3.94      40,048   4.01    40,050

Federal National Mortgage
 Association.....................         -       -         53    5.05         -     -   21,817    4.90      21,870   4.90    21,905
                                  ---------   -----     ------   -----  -------- -----   ------    ----      ------   ----   -------

  Total.......................... $       -       -%    $  113    6.35%   $8,258  4.33% $78,733    4.47%    $87,104  4.46%   $87,157
                                  =========   =====     ======    ====    ======  ====  =======   ====      =======  ====    =======

SOURCES OF FUNDS


         General. Deposits are our major source of funds for lending and other investment purposes. In addition, we derive funds from loan and mortgage-backed securities principal repayments, and proceeds from the maturity, call and sale of mortgage-backed securities and investment securities. Loan and securities payments are a relatively stable source of funds, while deposit inflows are significantly influenced by general interest rates and money market conditions. Borrowings (principally from the [^] Federal Home Loan Bank) are also used to supplement the amount of funds for lending and investment.

         Deposits. Our current deposit products include checking, savings, money market, club accounts, certificates of deposit accounts ranging in terms from thirty days to ten years, and individual retirement accounts[^]. Deposit account terms vary, primarily as to the required minimum balance amount, the amount of time that the funds must remain on deposit and the applicable interest rate.


         Deposits are obtained primarily from within New Jersey. Traditional methods of advertising are used to attract new customers and deposits, including print media, cable television, direct mail and inserts included with customer statements. We do not utilize the services of deposit brokers. Although we did offer special savings programs in connection with the opening of our Cedar Grove branch office, premiums or incentives for opening accounts are generally not offered. We periodically select particular certificate of deposit maturities for promotion.


         The determination of interest rates is based upon a number of factors, including: (1) our need for funds based on loan demand, current maturities of deposits and other cash flow needs; (2) a current survey of general market rates and rates of a selected group of competitors' rates for similar products; (3) our current cost of funds and yield on assets; and (4) the alternate cost of funds on a wholesale basis, in particular the cost of advances from the [^] Federal Home Loan Bank. Interest rates are reviewed by senior management on a weekly basis.


         A large percentage of our deposits are in certificates of deposit (44.2% at March 31, 2003). Our liquidity could be reduced if a significant amount of certificates of deposit, maturing within a short period of time, were not renewed. Historically, a significant portion of the certificates of deposit remain with us after they mature and we believe that this will continue. However, the need to retain these time deposits could result in an increase in our cost of funds.

         The following table sets forth the distribution of deposits at the [^] bank at the dates indicated and the weighted average nominal interest rates for each period on each category of deposits presented.


                                                                                     At September 30,
                           At March 31,           ----------------------------------------------------------------------------------
                              2003                           2002                          2001                      2000
                     ---------------------------  ----------------------------  --------------------------  ------------------------
                                        Weighted                      Weighted                    Weighted                  Weighted
                              Percent   Average            Percent    Average            Percent  Average          Percent  Average
                              of Total  Nominal            of Total   Nominal            of Total Nominal          of Total Nominal
                      Amount  Deposits    Rate     Amount  Deposits     Rate      Amount Deposits  Rate     Amount Deposits  Rate
                      ------  --------    ----     ------  --------     ----      ------ --------  ----     ------ --------  ----
                                                                (Dollars in thousands)
Non-interest-
   bearing
   demand
   deposits......  $ 18,438     6.68%        -%  $ 16,816       6.36%       -%  $ 13,635    7.22%      -% $ 12,444     7.81%      -%

Interest-
   bearing
   demand
   deposits......    20,974     7.60      1.25     27,733      10.48     1.55      9,756    5.17    1.76     8,644     5.42    1.73

Time deposits....   121,923    44.20      2.85    118,605      44.82     3.14    111,337   58.96    4.62   101,673    63.78    5.70

Savings
  deposits.......   114,522    41.52      1.98    101,433      38.34     2.30     54,100   28.65    2.87    36,642    22.99    2.05
                   --------   ------      ----   --------     ------     ----   --------  ------    ----  --------   ------    ----

     Total
      deposits...  $275,857   100.00%     2.18%  $264,587     100.00%    2.45%  $188,828  100.00%   3.64% $159,403   100.00%   4.20%
                   ========   ======      ====   ========     ======     ====   ========  ======    ====  ========   ======    ====

         The following table sets forth the time deposits at the [^] bank classified by interest rate as of the dates indicated.


                                At                                   At September 30,
                             March 31,       ---------------------------------------------------------------
                               2003                2002                  2001                   2000
                  -----------------------    -----------------     -------------------    ------------------
                                  Percent             Percent                 Percent               Percent
                      Amount     of Total    Amount   of Total     Amount     of Total    Amount    of Total
                      ------     --------    ------   --------     ------     --------    ------    --------
                                                            (Dollars in thousands)
Interest Rate
1.00% - 1.99%....  $ 31,226       25.62%   $    498       0.42%  $      -           -%  $      -          -%
2.00% - 2.99%....    41,980       34.43      66,213      55.82      2,086        1.87        740       0.73
3.00% - 3.99%....    24,995       20.50      28,792      24.28     15,140       13.60      2,718       2.67
4.00% - 4.99%....    17,948       14.72      16,557      13.96     67,264       60.42     21,177      20.83
5.00% - 5.99%....     4,602        3.77       5,129       4.32     14,374       12.91     24,823      24.41
6.00% - 6.99%....     1,172        0.96       1,383       1.17     12,113       10.88     51,143      50.31
7.00% - 7.99%....         -           -          33       0.03        360        0.32      1,072       1.05
                   --------      ------    --------     ------   --------      ------   --------     ------
  Total..........  $121,923      100.00%   $118,605     100.00%  $111,337      100.00%  $101,673     100.00%
                   ========      ======    ========     ======   ========      ======   ========     ======


         The following table sets forth the amount and maturities of time deposits at the [^] bank at March 31, 2003.


                                               Amount Due
                   ----------------------------------------------------------------
                                                                           After
                    March 31,   March 31,  March 31, March 31,  March 31, March 31,
Interest Rate         2004        2005       2006      2007       2008      2009
-------------       --------- ----------- ---------- --------- ---------- ---------
                                        (In thousands)

1.00% - 1.99%.....   $31,035      $  191     $    -    $    -    $     -    $    -
2.00% - 2.99%.....    36,893       4,911        176         -          -         -
3.00% - 3.99%.....    18,816       2,124      1,553     1,412      1,090         -
4.00% - 4.99%.....     1,481       1,777      5,509     1,097      6,863     1,221
5.00% - 5.99%.....       655         387         86       169      3,124       181
6.00% - 6.99%.....       199         294        579         -        100         -
                     -------      ------     ------    ------    -------    ------
    Total.........   $89,079      $9,684     $7,903    $2,678    $11,177    $1,402
                     =======      ======     ======    ======    =======    ======

     The following table shows the amount of our certificates of deposit of $100,000 or more by time remaining until maturity as of March 31, 2003.

                                          Certificates
Remaining Time Until Maturity             of Deposits
                                         -------------
                                         (In thousands)
Within three months                          $ 7,223
Three through six months                      10,241
Six through twelve months                      4,809
Over twelve months                             9,952
                                                  --
                                             -------
Total                                        $32,225
                                             =======


     The following table shows the amount of our certificates of deposit of $100,000 or more by time remaining until maturity as of September 30, 2002.

                                              Certificates
Remaining Time Until Maturity                 of Deposits
                                             --------------
                                             (In thousands)
Within three months                             $ 5,762
Three through six months                          8,681
Six through twelve months                         4,596
Over twelve months                               10,727
                                                -------
Total                                           $29,766
                                                =======


     Borrowings. To supplement our deposits as a source of funds for lending or investment, we borrow funds in the form of advances from the [^] Federal Home Loan Bank. We regularly make use of [^] Federal Home Loan Bank advances as part of [^] our interest rate risk management, primarily to extend the duration of funding to match the longer term fixed rate loans held in the loan portfolio as part of [^] our growth strategy.

     Advances from the [^] Federal Home Loan Bank are typically secured by the [^] Federal Home Loan Bank stock we own and a portion of our residential mortgage loans and may be secured by other assets, mainly securities which are obligations of or guaranteed by the U.S. government. At March 31, 2003, our borrowing limit with the [^] Federal Home Loan Bank was approximately $90.1 million. Additional information regarding our [^] Federal Home Loan Bank advances is included under Note 7 of the Notes to the Financial Statements beginning on page F-7.

         The following table sets forth certain information regarding [^] our borrowed funds.


                                           At or For the             At or For the
                                          Six Months Ended       Year Ended September 30,
                                          -----------------  ---------------------------------
                                            March 31, 2003      2002        2001        2000
                                          -----------------  ---------    --------   ---------
                                                          (Dollars in thousands)

[^] Federal Home Loan Bank Advances:
Average balance outstanding                     $51,651       $43,859      $39,094    $38,508
Maximum amount outstanding
  at any month-end during the period            $58,000       $48,500      $46,000    $44,800
Balance outstanding at end of period            $57,000       $44,000      $46,000    $43,700
Weighted average interest rate during
   the period                                     5.30%         5.16%        5.78%      5.96%
Weighted average interest rate at end
   of period                                      5.18%         5.59%        5.14%      6.23%





Subsidiary Activity

     In addition to American Savings Bank of NJ, ASB Holding Company has one service corporation subsidiary, ASB Investment Corp, a New Jersey corporation, which was organized in June 2003 for the purpose of selling insurance and investment products, including annuities, to customers of [^] American Savings Bank of NJ and the general public through a third party networking arrangement. Initially, activities at this subsidiary will be limited to the sale of fixed rate annuities. ASB Investment Corp is not a licensed insurance agency, and it may only offer insurance products through an agreement with a licensed insurance agency. In June 2003, ASB Investment Corp entered into an agreement with Essex National Insurance Agency, Inc., a licensed insurance agency, through which it may offer insurance products.

     ASB Investment Corp is not a registered broker-dealer and it does not currently conduct any securities activities. ASB Investment Corp may not offer and sell securities unless it becomes registered. Rules promulgated by the Securities and Exchange Commission, however, permit savings banks, such as American Savings Bank of NJ, to offer and sell securities without registering as a broker-dealer if the bank contracts directly with a registered broker-dealer to offer and sell securities through an agreement with the bank, and we could conduct such activities through American Savings Bank of NJ without registering either American Savings Bank of NJ or ASB Investment Corp as broker-dealers.


Personnel

     As of March 31, 2003, we had 47 full-time employees and 19 part-time employees. The employees are not represented by a collective bargaining unit. We believe our relationship with our employees is satisfactory.

Properties and Equipment

     At March 31, 2003, our net investment in property and equipment totaled $3.9 million. We use an outside service company for data processing. The following table sets forth the location of our main office and branch offices, the year the offices were opened and the net book value of each office.

                                         Year
                                       Facility   Leased or  Net Book Value at
    Office Location                     Opened      Owned      March 31, 2003
    ---------------                    --------   ---------  -----------------
                                                               (In thousands)
    Main Office
    365 Broad Street
    Bloomfield, New Jersey  07003        1965     Owned            $1,425

    Main Office Drive Up Facility
    16 Pitt Street
    Bloomfield, New Jersey  07003        1998     Owned             $ 391

    Full Service Branch
    310 Pompton Avenue
    Cedar Grove, New Jersey  07009       2001     Owned            $2,103


Legal Proceedings


     American Savings Bank of NJ, from time to time, is a party to routine litigation, which arises in the normal course of business, such as claims to enforce liens, condemnation proceedings on properties in which the [^] bank holds security interests, claims involving the making and servicing of real property loans, and other issues incident to the business of the [^] bank. There were no lawsuits pending or known to be contemplated against [^] American
Savings Bank of NJ at March 31, 2003 that would have a material effect on our operations or income.


                                   REGULATION



     Set forth below is a brief description of certain laws that relate to the regulation of American Savings Bank of NJ and ASB Holding Company. The description does not purport to be complete and is qualified in its entirety by reference to applicable laws and regulations. American Savings Bank of NJ and ASB Holding Company operate in a highly regulated industry. This regulation and supervision establishes a comprehensive framework of activities in which a federal savings bank may engage and is intended primarily for the protection of the deposit insurance fund and depositors.

     Any change in applicable statutory and regulatory requirements, whether by the [^] Office of Thrift Supervision, the Federal Deposit Insurance Corporation or the United States Congress, could have a material adverse impact on ASB Holding Company and American Savings Bank of NJ, and their operations. The adoption of regulations or the enactment of laws that restrict the operations of American Savings Bank of NJ and/or ASB Holding Company or impose burdensome requirements upon one or both of them could reduce their profitability and could impair the value of American Savings [^] Bank of NJ's franchise, resulting in negative effects on the trading price of ASB Holding Company common stock.

Regulation of American Savings Bank of NJ

     General. As a federally chartered, [^] Federal Deposit Insurance Corporation-insured savings bank, American Savings Bank of NJ is subject to extensive regulation by the [^] Office of Thrift Supervision and the Federal Deposit Insurance Corporation. This regulatory structure gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies regarding the classification of assets and the level of the allowance for loan losses. The activities of federal savings banks are subject to extensive regulation including restrictions or requirements with respect to loans to one borrower, the percentage of non-mortgage loans or investments to total assets, capital distributions, permissible investments and lending activities, liquidity, transactions with affiliates and community reinvestment. Federal savings banks are also subject to reserve requirements imposed by the Federal Reserve System. A federal savings bank's relationship with its depositors and borrowers is regulated by both state and federal law, especially in such matters as the ownership of savings accounts and the form and content of the bank's mortgage documents.

     American Savings Bank of NJ must file reports with the [^] Office of Thrift Supervision concerning its activities and financial condition, and must obtain regulatory approvals prior to entering into certain transactions such as mergers with or acquisitions of other financial institutions. The [^] Office of Thrift Supervision regularly examines American Savings Bank of NJ and prepares reports to American Savings [^] Bank of NJ's Board of Directors on deficiencies, if any, found in its operations.

     Insurance of Deposit Accounts. The [^] Federal Deposit Insurance Corporation administers two separate deposit insurance funds. Generally, the Bank Insurance Fund [^] insures the deposits of commercial banks and the Savings Association Insurance Fund [^] insures the deposits of savings institutions. The [^] Federal Deposit Insurance Corporation is authorized to increase deposit insurance premiums if it determines such increases are appropriate to maintain the reserves of either the [^] Bank Insurance Fund or the Savings Association Insurance Fund or to fund the administration of the [^] Federal Deposit Insurance Corporation. In addition, the [^] Federal Deposit Insurance Corporation is authorized to levy emergency special assessments on [^] Bank Insurance Fund and Savings Association Insurance Fund members. The assessment rate for most savings institutions, including American Savings Bank of NJ, is currently 0%.

     In addition, all [^] Federal Deposit Insurance Corporation-insured institutions are required to pay assessments to the [^] Federal Deposit Insurance Corporation at an annual rate, as of the first calendar quarter of 2003, of 0.0168% of insured deposits to fund interest payments on bonds issued by the Financing Corporation[^], an agency of the [^] federal government established to recapitalize the predecessor to the [^] Savings Association Insurance Fund. These assessments will continue until the [^] Financing Corporation bonds mature in 2017.

     Regulatory Capital Requirements. [^] Office of Thrift Supervision capital regulations require savings institutions to meet three capital standards: (1) tangible capital equal to 1.5% of total adjusted assets, (2) "Tier 1" or "core" capital equal to at least 4% (3% if the institution has received the highest possible rating on its most recent examination) of total adjusted assets, and
(3) risk-based capital equal to 8% of total risk-weighted assets. For American Savings [^] Bank of NJ's compliance with these regulatory capital standards, see Historical and Pro Forma Capital Compliance on page __.

     In addition, the [^] Office of Thrift Supervision may require that a savings institution that has a risk-based capital ratio of less than 8%, a ratio of Tier 1 capital to risk-weighted assets of less than 4% or a ratio of Tier 1 capital to total adjusted assets of less than 4% (3% if the institution has received the highest rating on its most recent examination) take certain action to increase its capital ratios. If the savings institution's capital is significantly below the minimum required levels of capital or if it is unsuccessful in increasing its capital ratios, the [^] Office of Thrift Supervision may restrict its activities.

     For purposes of the [^] Office of Thrift Supervision capital regulations, tangible capital is defined as core capital less all intangible assets except for certain mortgage servicing rights. Tier 1 or core capital is defined as common stockholders' equity, non-cumulative perpetual preferred stock and related surplus, minority interests in the equity accounts of consolidated subsidiaries, and certain non-withdrawable accounts and pledged deposits of mutual savings banks. American Savings Bank of NJ does not have any non-withdrawable accounts or pledged deposits. Tier 1 and core capital are reduced by an institution's intangible assets, with limited exceptions for certain mortgage and non-mortgage servicing rights and purchased credit card relationships. Both core and tangible capital are further reduced by an amount equal to the savings institution's debt and equity investments in "non-includable" subsidiaries engaged in activities not permissible to national banks other than subsidiaries engaged in activities undertaken as agent for customers or in mortgage banking activities and subsidiary depository institutions or their holding companies.


     The risk-based capital standard for savings institutions requires the maintenance of total capital of 8% of risk-weighted assets. Total capital equals the sum of core and supplementary capital. The components of supplementary capital include, among other items, cumulative perpetual preferred stock, perpetual subordinated debt, mandatory convertible subordinated debt, intermediate-term preferred stock, the portion of the allowance for loan losses not designated for specific loan losses and up to 45% of unrealized gains on equity securities. The portion of the allowance for loan and lease losses includable in supplementary capital is limited to a maximum of 1.25% of risk-weighted assets. Overall, supplementary capital is limited to 100% of core capital. For purposes of determining total capital, a savings institution's assets are reduced by the amount of capital instruments held by other depository institutions pursuant to reciprocal arrangements and by the amount of the institution's equity investments (other than those deducted from core and tangible capital) and its high loan-to-value ratio land loans and non-residential construction loans.

     A savings institution's risk-based capital requirement is measured against risk-weighted assets, which equal the sum of each on-balance-sheet asset and the credit-equivalent amount of each off-balance-sheet item after being multiplied by an assigned risk weight. These risk weights range from 0% for cash to 100% for delinquent loans, property acquired through foreclosure, commercial loans, and certain other assets.


     Prompt Corrective Regulatory Action. Under the [^] Office of Thrift Supervision Prompt Corrective Action regulations, the [^] Office of Thrift
Supervision is required to take supervisory actions against undercapitalized institutions, the severity of which depends upon the institution's level of capital. Generally, a savings institution that has total risk-based capital of less than 8.0%, or a leverage ratio or a Tier 1 core capital ratio that is less than 4.0%, is considered to be undercapitalized. A savings institution that has total risk-based capital less than 6.0%, a Tier 1 core risk-based capital ratio of less than 3.0% or a leverage ratio that is less than 3.0% is considered to be "significantly undercapitalized." A savings institution that has a tangible capital to assets ratio equal to or less than 2.0% is deemed to be "critically undercapitalized." Generally, the banking regulator is required to appoint a receiver or conservator for an institution that is "critically undercapitalized." The regulation also provides that a capital restoration plan must be filed with the [^] Office of Thrift Supervision within forty-five days of the date an institution receives notice that it is "undercapitalized," "significantly undercapitalized" or "critically undercapitalized." In addition, numerous mandatory supervisory actions become immediately applicable to the institution, including, but not limited to, restrictions on growth, investment activities, capital distributions, and affiliate transactions. The [^] Office of Thrift Supervision may also take any one of a number of discretionary supervisory actions against undercapitalized institutions, including the issuance of a
capital  directive  and  the  replacement  of  senior  executive   officers  and
directors.

     Dividend and Other Capital Distribution Limitations. The [^] Office of Thrift Supervision imposes various restrictions or requirements on the ability of savings institutions to make capital distributions, including cash dividends.

     A savings institution that is a subsidiary of a savings and loan holding company, such as American Savings Bank of NJ, must file an application or a notice with the [^] Office of Thrift Supervision at least thirty days before making a capital distribution. A savings institution must file an application for prior approval of a capital distribution if: (i) it is not eligible for expedited treatment under the applications processing rules of the [^] Office of Thrift Supervision; (ii) the total amount of all capital distributions, including the proposed capital distribution, for the applicable calendar year would exceed an amount equal to the savings institution's net income for that year to date plus the institution's retained net income for the preceding two years; (iii) it would not adequately be capitalized after the capital distribution; or (iv) the distribution would violate an agreement with the [^] Office of Thrift Supervision or applicable regulations.

     The [^] Office of Thrift Supervision may disapprove a notice or deny an application for a capital distribution if: (i) the savings institution would be undercapitalized following the capital distribution; (ii) the proposed capital distribution raises safety and soundness concerns; or (iii) the capital distribution would violate a prohibition contained in any statute, regulation or agreement.

     American Savings Bank of NJ will be required to file a capital distribution notice or application with the [^] Office of Thrift Supervision before paying any dividend to ASB Holding Company. However, capital distributions by ASB Holding Company, as a savings and loan holding company, will not be subject to the [^] Office of Thrift Supervision capital distribution rules.



     Qualified Thrift Lender Test. Federal savings institutions must meet a qualified thrift lender [^] test or they become subject to the business activity restrictions and branching rules applicable to national banks. To qualify as a [^] qualified thrift lender, a savings institution must either (i) be deemed a "domestic building and loan association" under the Internal Revenue Code by maintaining at least 60% of its total assets in specified types of assets, including cash, certain government securities, loans secured by and other assets related to residential real property, educational loans and investments in premises of the institution or (ii) satisfy the statutory [^] qualified thrift lender test set forth in the Home Owners' Loan Act by maintaining at least 65% of its [^] portfolio assets [^] in qualified thrift investments (defined to include residential mortgages and related equity investments, certain mortgage-related securities, small business loans, student loans and credit card loans, and 50% of certain community development loans). For purposes of the statutory [^] qualified thrift lender test, portfolio assets are defined as total assets minus intangible assets, property used by the institution in conducting its business, and liquid assets equal to 20% of total assets. A savings institution must maintain its status as a [^] qualified thrift lender on a monthly basis in at least nine out of every twelve months. American Savings Bank of NJ met the [^] qualified thrift lender test as of March 31, 2003 and in each of the last twelve months and, therefore, qualifies as a [^] qualified thrift lender.

     Transactions with Affiliates. Generally, federal banking law requires that transactions between a savings institution or its subsidiaries and its affiliates must be on terms as favorable to the savings institution as comparable transactions with non-affiliates. In addition, extensions of credit to affiliates and purchases from affiliates are restricted to an aggregate percentage of the savings institution's capital. Collateral in specified amounts must usually be provided by affiliates in order to receive loans from the savings institution. In addition, a savings institution may not extend credit to any affiliate engaged in activities not permissible for a bank holding company or acquire the securities of any affiliate that is not a subsidiary. The [^] Office of Thrift Supervision has the discretion to treat subsidiaries of savings institutions as affiliates on a case-by-case basis.

     Community Reinvestment Act. Under the Community Reinvestment Act[^], every insured depository institution, including American Savings Bank of NJ, has a continuing and affirmative obligation consistent with its safe and sound operation to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The [^] Community Reinvestment Act does not establish specific lending requirements or programs for financial institutions nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community. The [^] Community Reinvestment Act requires the [^] Office of Thrift Supervision to assess the depository institution's record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by such institution, such as a merger or the establishment of a branch office by American Savings Bank of NJ. An unsatisfactory [^] Community Reinvestment Act examination rating may be used by the [^] Office of Thrift Supervision as the basis for the denial of an application. American Savings Bank of NJ received a satisfactory [^] Community Reinvestment Act rating in its most recent [^] Community Reinvestment Act examination by the [^] Office of Thrift Supervision.

     Federal Home Loan Bank System. American Savings Bank of NJ is a member of the [^] Federal Home Loan Bank of New York, which is one of twelve regional [^] Federal Home Loan Banks. Each Federal Home Loan Bank serves as a reserve or central bank for its members within its assigned region. It is funded primarily from funds deposited by financial institutions and proceeds derived from the sale of consolidated obligations of the [^] Federal Home Loan Bank System. It makes loans to members pursuant to policies and procedures established by the board of directors of the [^] Federal Home Loan Bank.

     As a member, American Savings Bank of NJ is required to purchase and maintain stock in the [^] Federal Home Loan Bank of New York in an amount equal to the greater of 1% of our aggregate unpaid residential mortgage loans, home purchase contracts or similar obligations at the beginning of each year or 5% of [^] Federal Home Loan Bank advances. We are in compliance with this requirement. The [^] Federal Home Loan Bank imposes various limitations on advances such as limiting the amount of certain types of real estate related collateral to 30% of a member's capital and limiting total advances to a member.

     The [^] Federal Home Loan Banks are required to provide funds for the resolution of troubled savings institutions and to contribute to affordable housing programs through direct loans or interest subsidies on advances targeted for community investment and low- and moderate-income housing projects. These contributions have adversely affected the level of [^] Federal Home Loan Bank dividends paid and could continue to do so in the future.

     Federal Reserve System. The Federal Reserve System requires all depository institutions to maintain non-interest-bearing reserves at specified levels against their checking accounts and non-personal certificate accounts. The balances maintained to meet the reserve requirements imposed by the Federal Reserve System may be used to satisfy the [^] Office of Thrift Supervision liquidity requirements.

     Savings institutions have authority to borrow from the Federal Reserve System "discount window," but Federal Reserve System policy generally requires savings institutions to exhaust all other sources before borrowing from the Federal Reserve System.

Regulation of ASB Holding Company



     General. ASB Holding Company is a savings and loan holding company within the meaning of Section 10 of the Home Owners' Loan Act. It is required to file reports with the [^] Office of Thrift Supervision and is subject to regulation and examination by the [^] Office of Thrift Supervision. In addition, the [^] Office of Thrift Supervision has enforcement authority over ASB Holding Company and any non-savings institution subsidiaries. This permits the [^] Office of Thrift Supervision to restrict or prohibit activities that it determines to be a serious risk to American Savings Bank of NJ. This regulation is intended primarily for the protection of the depositors and not for the benefit of stockholders of ASB Holding Company

     Activities Restrictions. As a savings and loan holding company and as a subsidiary holding company of a mutual holding company, ASB Holding Company is subject to statutory and regulatory restrictions on its business activities. The non-banking activities of ASB Holding Company and its non-savings institution subsidiaries are restricted to certain activities specified by [^] Office of Thrift Supervision regulation, which include performing services and holding properties used by a savings institution subsidiary, activities authorized for savings and loan holding companies as of March 5, 1987, and non-banking activities permissible for bank holding companies pursuant to the Bank Holding Company Act of 1956 or authorized for financial holding companies pursuant to the Gramm-Leach-Bliley Act[^]. Before engaging in any non-banking activity or acquiring a company engaged in any such activities, ASB Holding Company must file with the [^] Office of Thrift Supervision either a prior notice or (in the case of non-banking activities permissible for bank holding companies) an application regarding its planned activity or acquisition.

     Mergers and Acquisitions. ASB Holding Company must obtain approval from the [^] Office of Thrift Supervision before acquiring more than 5% of the voting stock of another savings institution or savings and loan holding company or acquiring such an institution or holding company by merger, consolidation or purchase of its assets. In evaluating an application for ASB Holding Company to acquire control of a savings institution, the [^] Office of Thrift Supervision would consider the financial and managerial resources and future prospects of ASB Holding Company and the target institution, the effect of the acquisition on the risk to the insurance funds, the convenience and the needs of the community and competitive factors.

     Waivers of Dividends by American Savings, MHC. [^] Office of Thrift Supervision regulations require American Savings, MHC to notify the [^] Office of Thrift Supervision of any proposed waiver of its receipt of dividends from ASB Holding Company. The [^] Office of Thrift Supervision reviews dividend waiver notices on a case-by-case basis, and, in general, does not object to any such waiver if: (i) the mutual holding company's board of directors determines that such waiver is consistent with such directors' fiduciary duties to the mutual holding company's members; (ii) for as long as the savings association subsidiary is controlled by the mutual holding company, the dollar amount of dividends waived by the mutual holding company are considered as a restriction on the retained earnings of the savings association, which restriction, if material, is disclosed in the public financial statements of the savings association as a note to the financial statements; (iii) the amount of any dividend waived by the mutual holding company is available for declaration as a dividend solely to the mutual holding company, and, in accordance with [^] Statement of Financial Accounting Standards No. 5, where the savings association determines that the payment of such dividend to the mutual holding company is probable, an appropriate dollar amount is recorded as a liability; and (iv) the amount of any waived dividend is considered as having been paid by the savings association in evaluating any proposed dividend under [^] Office of Thrift Supervision capital distribution regulations.

     We anticipate that American Savings, MHC will waive dividends paid by ASB Holding Company , if any. Under [^] Office of Thrift Supervision regulations, our public stockholders would not be diluted because of any dividends waived by American Savings, MHC (and waived dividends would not be considered in determining an appropriate exchange ratio) in the event American Savings, MHC converts to stock form.

     Conversion of American Savings, MHC to Stock Form. [^] Office of Thrift Supervision regulations permit American Savings, MHC to convert from the mutual form of organization to the capital stock form of organization[^], commonly referred to as a second step conversion. There can be no assurance when, if ever, a [^] second step conversion will occur, and the Board of Directors has no current intention or plan to undertake a [^] second step conversion. In a second step conversion a new holding company would be formed as the successor to ASB Holding Company[^], American Savings, MHC's corporate existence would end, and certain depositors of American Savings Bank of NJ would receive the right to subscribe for shares of the [^] new holding company. In a second step conversion, each share of common stock held by stockholders other than American Savings, MHC [^] would be automatically converted into a number of shares of common stock of the [^] new holding company determined pursuant to an exchange ratio that ensures that [^] ASB Holding Company stockholders own the same percentage of common stock in the [^] new holding company as they owned in ASB Holding Company immediately prior to the [^] second step conversion. Under Office of Thrift Supervision regulations, ASB Holding Company stockholders would not be diluted because of any dividends waived by American Savings, MHC (and waived dividends would not be considered in determining an appropriate exchange ratio), in the event American Savings, MHC converts to stock form. The total number of shares held by [^] ASB Holding Company stockholders after a second step conversion also would be increased by any purchases by [^] ASB Holding Company stockholders in the stock offering of the new holding company conducted as part of the [^] second step conversion.


                                    TAXATION

Federal Taxation



     Savings institutions are subject to the Internal Revenue Code of 1986, as amended[^], in the same general manner as other corporations.

     All thrift institutions are now subject to the same provisions as banks with respect to deductions for bad debts. Thrift institutions that are treated as "small banks" (the average adjusted bases for all assets of such institution equals $500 million or less) under the Internal Revenue Code may account for bad debts by using the experience method for determining additions to their bad debt reserve. Thrift institutions that are not treated as small banks must now use the specific charge-off method.

     ASB Holding Company may exclude from its income 100% of dividends received from American Savings Bank of NJ as a member of the same affiliated group of corporations. A 70% dividends received deduction generally applies with respect to dividends received from corporations that are not members of such affiliated group.

     American Savings Bank of NJ files a consolidated federal tax return with American Savings, MHC. American Savings, MHC's consolidated federal income tax returns have not been audited by the IRS during the past five years.

State Taxation



     ASB Holding Company and its subsidiaries file New Jersey income tax returns and are subject to a state income tax that is calculated based on federal taxable income, subject to certain adjustments. In July 2002, New Jersey eliminated the 3% tax rate formerly applicable to thrift institutions located in New Jersey, and such institutions are now subject to the 9% tax rate applicable to New Jersey corporations. Such change is retroactive to January 1, 2002. The net effect of the retroactive tax increase on American Savings Bank of NJ was $3,340, and the increased tax rate will have an effect on future tax periods.

     The state income tax returns of American Savings Bank of NJ have not been audited during the past five years. For additional information, see Note 8 of the Notes to the Financial Statements beginning on page F-8.


                                   MANAGEMENT

Directors and Executive Officers of ASB Holding Company

     ASB Holding Company's Board of Directors is composed of seven members, each of whom serves for a term of three years. ASB Holding Company's bylaws require that directors be divided into three classes, as nearly equal in number as possible, with approximately one-third of the directors elected each year. ASB Holding Company's executive officers are appointed annually by the Board and serve at the Board's discretion.

     The following table sets forth information with respect to the directors and executive officers of ASB Holding Company.

                            Age at                                                         Current
                          March 31,                                          Director        Term
    Name                     2003      Position                              Since(1)      Expires
    ----                  ---------    --------                              --------      -------

    W. George Parker          77       Chairman                                1967          2006
    Joseph Kliminski          59       President, Chief Executive              1986          2004
                                       Officer and Director
    Robert A. Gaccione        61       Director                                2003          2004
    H. Joseph North           71       Director                                1991          2006
    Stanley Obal              80       Director                                1981          2005
    Vincent S. Rospond        70       Director                                1981          2005
    James H. Ward, III        54       Vice Chairman                           1991          2004
    Richard M. Bzdek          49       Executive Vice President, Chief          N/A          N/A
                                       Operating Officer and Secretary
    Eric B. Heyer             41       Senior Vice President, Treasurer         N/A           N/A
                                       and Chief Financial Officer


----------------------

(1) Indicates the year the individual first became a director of American Savings Bank of NJ. Upon the formation of ASB Holding Company in June 2003, each director of American Savings Bank of NJ became a director of ASB Holding Company



     The business experience of each of our directors and executive officers is set forth below. Each has held his present position for at least the past five years, except as otherwise indicated.

     W. George Parker has been a member of the Board since 1967 and Chairman since 1990. Mr. Parker is the owner, president and chief executive officer of Adco Chemical Company, located in Newark, New Jersey.


     Joseph Kliminski has been a member of the Board since 1986. He has been employed by American Savings Bank of NJ since 1967 and became President and Chief Executive Officer [^] of the bank in 1987 and President and Chief Executive Officer of ASB Holding Company upon its formation in June 2003. Mr. Kliminski serves as president of the Bloomfield Lions Club, as president of the Advisory Board to the Bloomfield Town Council, as chairman of the Bloomfield Education Foundation, and as chairman of the Deborah Hospital Children of the World Golf Tournament. Mr. Kliminski also serves as a member of the Bloomfield Center Alliance, and is a member and former president of the Board of Trustees of the Bloomfield Public Library. He is also a member of the Board of Governors of the New Jersey League of Community Bankers, and past president of the Essex County Savings League.


     Robert A. Gaccione has been a member of the Board since 2003. He has been a senior partner of the law firm of Gaccione, Pomaco & Beck, P.C. in Belleville, New Jersey for thirty years. He is a former Federal Bureau of Investigation agent. Mr. Gaccione also serves as the Essex County Tax Board Commissioner. He served as a director of Franklin Community Bank, a commercial bank located in Nutley, New Jersey for three years. Mr. Gaccione is a member and the past president of the Belleville Rotary Club, is the president of the Clara Maass Foundation and is a member of the Belleville Foundation.

     H. Joseph North has been a member of the Board since 1991. Mr. North retired in 1987 as Town Administrator of Bloomfield, New Jersey after 20 years of service as the municipality's chief administrative officer. Mr. North is a past president and a lifetime member of the New Jersey Municipal Management Association and is a former member of the International City Management Association. Mr. North is also a former president of the Bloomfield Lions Club, Bloomfield Fifth Quarter Club and Bloomfield Tennis Federation.

     Stanley Obal has been a member of the Board since 1981. Mr. Obal retired in 1982 and was the owner of Obal's Inn, a tavern and restaurant in Bloomfield, New Jersey.


     Vincent S. Rospond has been a member of the Board since 1981. He is an attorney and the majority stockholder of the law firm of Rospond, Rospond & Conte, P.A. in Bloomfield, New Jersey. Rospond, Rospond & Conte serves as general counsel to American Savings Bank of NJ. Mr. Rospond is the president and a trustee of United Way of Bloomfield, is a member and the former legal counsel of Bloomfield Chamber of Commerce, and is a member and the treasurer of North Jersey Manufacturer's & Businessmen Association. He is also a member of the Cornell Club of New Jersey, the Essex County Bar Association, the Newark Art Museum, the Bloomfield Music Federation and the New Jersey Bar Association.


     James H. Ward, III has been a member of the Board since 1991 and Vice Chairman since 2003. From 1998 to 2000, he was the majority stockholder and Chief Operating Officer of Rylyn Group, which operated a restaurant in Indianapolis, Indiana. Prior to that, he was the majority stockholder and Chief Operating Officer of Ward and Company, an insurance agency in Springfield, New Jersey, where he was employed from 1968 to 1998. He is now a retired investor.


     Richard  M.  Bzdek is [^]  American  Savings  Bank of NJ's  Executive  Vice
President, Chief Operating Officer and Secretary and became Executive Vice President, Chief Operating Officer and Secretary of ASB Holding Company upon its formation in June 2003. He has been employed by [^] the bank since 1975. Mr. Bzdek is the former president and a current director of the Bloomfield Chamber of Commerce. He is a member of the Financial Managers Society and serves on the Operations and Technology Committee of the New Jersey League of Community Bankers. He is also the treasurer and a trustee of United Way of Bloomfield and is a director and co-founder of the Bloomfield Center Alliance.

     Eric B. Heyer has been [^] American Savings Bank of NJ's Senior Vice President, Treasurer and Chief Financial Officer since 1997 and became Chief Financial Officer of ASB Holding Company upon its formation in June 2003. Mr. Heyer has been employed by [^] the bank since 1993. He was previously the chief financial officer of Monarch Savings Bank in Kearny, New Jersey, where he was employed from 1986 to 1993. Mr. Heyer is a member of the Financial Managers
Society. He has previously served as a trustee of Kingston United Methodist Church and currently serves on the finance committee of Princeton United Methodist Church.


Meetings and Committees of the Board of Directors



     ASB Holding Company was not formed until June 2003 and all of the information set forth below regarding meetings and committees relates to American Savings Bank of NJ. The Board of Directors conducts its business through meetings of the Board and through activities of its committees. During the fiscal year ended September 30, 2002, the Board of Directors met eighteen times, including regularly scheduled and special meetings. No director attended fewer than 75% of the total meetings of the Board of Directors and committees on which he served during the year ended September 30, 2002. The Board maintains an Audit Committee and a Compensation Committee, as well as a Building and Grounds Committee and a Bylaws Committee.


     The Audit Committee consists of Directors Parker, Obal and Ward, each of whom is an independent director. This committee meets periodically as needed with the internal auditor and the external auditors. This committee's main responsibilities include oversight of the internal auditor and the external auditors and monitoring of management and staff compliance with the Board's audit policies, and applicable laws and regulations.


     The Compensation Committee consists of the full Board of Directors. Mr. Kliminski does not participate in committee discussions regarding his own compensation. This committee meets as needed. The responsibilities of this committee include appraisal of the performance of officers of the [^] bank, administration of management incentive compensation plans and review of the directors' compensation. This committee reviews industry compensation surveys and reviews the recommendations of management on employee compensation matters.


Director Compensation

     Board Fees. Directors are currently paid a fee of $225 per Board meeting attended, and no fees are paid for committee meetings. For calendar year 2002, each director received an additional annual fee of $25,000. The aggregate fees paid to the directors for the calendar year ended December 31, 2002 were $149,550. Directors who also serve as employees do not receive compensation as directors.



     Directors Consultant and Retirement Plan[^]. The Directors Consultant and Retirement Plan provides retirement benefits to directors on their retirement date. "Retirement date" means the date of termination of service as a director following a participant's completion of not less than twelve years of service as a director, or not less than six years of service following a change in control; provided however, the retirement date with regard to directors serving as of August 27, 1996 who have completed not less than five years of service as of August 27, 1996 shall be the date of termination of service as a director without regard to whether the twelve years of service requirement has been fulfilled. Upon death or disability, a director shall be deemed to have terminated service as of such date.


     If a director agrees to become a consulting director to our board upon retirement, he will receive a monthly payment for 144 months equal to 0.08333333 times the average of the annual retainers paid (exclusive of payment of fees for special meetings) for the highest three yearly periods during the immediately prior ten-year period. In the event of a change in control, all directors will be presumed to have reached the retirement date and each director will receive a lump sum payment equal to the present value of future benefits payable.

Executive Compensation


     Summary Compensation Table. The following table sets forth the cash and non-cash compensation awarded to or earned by ASB Holding Company's President and Chief Executive Officer and the other executive officers of ASB Holding Company for the year ended December 31, 2002. All compensation was paid by American Savings Bank of NJ.



                                                  Annual Compensation
                                                  -------------------
                                                                         All Other
Name and Principal Position             Year       Salary       Bonus     Compensation
---------------------------             -----     --------     -------    ------------

Joseph Kliminski, President              2002     $198,753     $73,228    $152,005(1)
  and Chief Executive Officer            2001      193,905      35,455      15,393
                                         2000      186,000      25,042      15,702
Richard M. Bzdek, Executive              2002      157,079      30,492      35,721(2)
  Vice President, Chief                  2001      153,247      29,698      15,366
  Operating Officer and Secretary        2000      147,000      19,791      14,624
Eric B. Heyer, Senior Vice               2002      125,000      50,332      22,297(3)
  President, Treasurer and Chief         2001      115,000      24,283      12,057
  Financial Officer                      2000      105,000      14,136       9,804


--------------
(1) Consists of (i) an accrual of $128,140 under Mr. Kliminski's executive salary continuation agreement, (ii) an employer matching contribution to the 401(k) Plan for Mr. Kliminski of $5,175, and (iii) an employer contribution to the Profit Sharing Plan for Mr. Kliminski of $18,689.
(2) Consists of (i) an accrual of $14,818 under Mr. Bzdek's executive salary continuation agreement, (ii) an employer matching contribution to the 401(k) Plan for Mr. Bzdek of $4,728, and (iii) an employer contribution to the Profit Sharing Plan for Mr. Bzdek of $16,175.
(3) Consists of (i) an accrual of $6,436 under Mr. Heyer's executive salary continuation agreement, (ii) an employer matching contribution to the 401(k) Plan for Mr. Heyer of $4,124, and (iii) an employer contribution to the Profit Sharing Plan for Mr. Heyer of $11,736.


     Employment Agreements. American Savings Bank of NJ has entered into employment agreements with Mr. Kliminski, Mr. Bzdek and Mr. Heyer. Mr. Kliminski's, Mr. Bzdek's and Mr. Heyer's current base salaries are $250,000, $164,147 and $145,000, respectively. Mr. Kliminski's employment agreement has a term of three years while Mr. Bzdek's and Mr. Heyer's agreements have a term of two years. Each of the agreements provides for an annual one-year extension of the term of the agreement upon determination of the Board of Directors that the executive's performance has met the requirements and standards of the Board, so that the remaining term of the agreement continues to be three years, in the case of Mr. Kliminski, and two years, in the case of Mr. Bzdek and Mr. Heyer. If American Savings Bank of NJ terminates Mr. Kliminski without "just cause"as defined in the agreement, he will be entitled to a continuation of his salary from the date of termination through the remaining term of the agreement, but in no event for a period of less than two years. If American Savings Bank of NJ terminates Mr. Bzdek or Mr. Heyer without "just cause" as defined in the agreement, that individual will be entitled to a continuation of his salary from the date of termination through the remaining term of the agreement. Mr. Kliminski's employment agreement provides that if Mr. Kliminski's employment is terminated without just cause within twenty-four months of a change in control, he will be paid an amount equal to 2.999 times his five-year average annual taxable cash compensation in either a lump sum or, at his option, in periodic payments over a three-year period or the remaining term of the agreement, whichever is less. Mr. Bzdek's and Mr. Heyer's employment agreements provide that if their employment is terminated without just cause within twelve months of a change in control, they will be paid an amount equal to 2.0 times their five-year average annual taxable cash compensation in either a lump sum or, at their option, in periodic payments over a two-year period or the remaining term of the agreement, whichever is less. If change in control payments had been made under the agreements as of December 31, 2002, the payments would have equaled approximately $608,000, $300,000 and $215,000 to Kliminski, Bzdek and Heyer, respectively.

     ASB Holding Company has entered into an employment agreement with Mr. Kliminski, the terms of which are substantially the same as Mr. [^] Kliminski's employment agreement with American Savings Bank of NJ. The agreement with ASB Holding Company provides that if Mr. Kliminski's employment is terminated without just cause as defined in the agreement, he will be entitled to a continuation of his salary for three years from the date of termination. Any payments to Mr. Kliminski under the employment agreement with ASB Holding Company will be reduced to the extent that payments are made to Mr. Kliminski under his agreement with American Savings Bank of NJ.

     Executive Salary Continuation Agreements. American Savings Bank of NJ has implemented executive salary continuation agreements for the benefit of Messrs. Kliminski, Bzdek and Heyer. The executive salary continuation agreements will provide benefits at age 65 that would be comparable to approximately 50% of Mr. Kliminski's average base salary based upon the average of the three highest out of the last five years of employment, and 30% of average salary for Messrs. Bzdek and Heyer. The benefits will be paid in equal monthly installments until the death of the participant. If a participant terminates employment prior to age 65, then the target retirement benefits equal to the accrued balance of the participant's liability reserve account multiplied by a vested percentage (100% for Messrs. Kliminski and Bzdek and 33% per year for Mr. Heyer beginning January 1, 2002). Upon disability, the participant will receive 100% of the participant's accrued liability balance payable either in a lump sum or in 180 monthly installments. Upon a change in control of American Savings Bank of NJ, and the participant's termination, the participant will be deemed to reach age 65 and will receive full retirement benefits. As long as such agreement remains in effect, upon the death of a participant, the participant's beneficiary will be paid a death benefit under the terms of the Endorsement Method Split Dollar Life Insurance Agreement between the participant and American Savings Bank of NJ.

     For 2002, we accrued $128,140 under Mr. Kliminski's executive salary continuation agreement, $14,818 under Mr. Bzdek's executive salary continuation agreement and $6,436 under Mr. Heyer's executive salary continuation agreement. These accruals reflect the scheduled accruals under the plan in order for the retirement benefit provided by the plan to be fully accrued at the expected retirement date. The accrual for Mr. Kliminski is higher than for Messrs. Bzdek and Heyer due to the fewer number of months left to accrue the full retirement benefit that will be payable to Mr. Kliminski at his expected retirement date in 2008 and also reflects a higher average base salary for Mr. Kliminski and a higher percentage of such base provided under the plan, 50% versus 30% for Messrs. Bzdek and Heyer. When the plan was established in February 2002, there were 78 months until the expected retirement date for Mr. Kliminski, compared to 196 months and 300 months for Messrs. Bzdek and Heyer. The amounts required to accrue the present value of the retirement benefit provided for each individual are based upon assumptions for both discount rate and salary projections. These assumptions are reviewed at least annually and provide the basis upon which monthly benefit accruals are recorded. Such accruals are generally recorded in equal amounts from month to month with changes made to such amounts as required by assumption changes.[^]


Benefit Plans


     401(k) Savings and Profit Sharing Plan. [^] American Savings Bank of NJ sponsors a tax-qualified defined contribution savings plan [^] for the benefit of its employees. Employees become eligible to participate under the 401(k) Plan on the first day of any month following the completion of twelve months of service. Under the 401(k) Plan, employees may voluntarily elect to defer between 1% and 50% of compensation, not to exceed applicable limits under the Internal Revenue Code. In calendar year 2002, an employee could defer up to the lower of $11,000 or 60% of his salary. Employees age 50 and over may make catch-up contributions ($2,000 in 2003). In addition, the 401(k) Plan provides for matching contributions up to a maximum of 3% of such person's salary for each participant under the 401(k) Plan. Employee contributions are immediately fully vested under the 401(k) Plan and matching contributions are vested at a rate of 20% per year after two years and completely vested after six years of service. The 401(k) Plan will be amended for participants under the 401(k) Plan to be able to direct 401(k) Plan assets to be invested in the stock of ASB Holding Company in the offering.

     It is intended that the 401(k) Plan will operate in compliance with the provisions of the Employee Retirement Income Security Act of 1974, as amended[^], and the requirements of Section 401(a) of the Internal Revenue Code. Contributions to the 401(k) Plan for employees may be reduced in the future or eliminated as a result of contributions made to the Employee Stock Ownership Plan. See Management -Potential Stock Benefit Plans - Employee Stock Ownership Plan on page __.

     Management Incentive Plan[^]. American Savings Bank of NJ has adopted [^] a Management Incentive Plan to award annual bonuses for officers based on objective criteria including return on average equity, growth in loans, growth in deposits and earnings. The Board annually sets targets in advance for the objective criteria to be met and has responsibility for granting awards under the plan in addition to setting the annual targets. The [^] plan was amended in January 2003 to include assistant vice presidents in the pool of employees eligible to participate in the plan. There are now three tiers of [^] plan participants: Executive, Vice President and Assistant Vice President.

     For Messrs. Kliminski, Bzdek and Heyer, the [^] Management Incentive Plan award for 2002, 2001 and 2000 were as follows: Mr. Kliminski: 2002 - $48,228, 2001 - $27,455 and 2000 $25,042; Mr. Bzdek: 2002 - $30,492, 2001 - $21,698 and
2000 $19,791;  and Mr. Heyer:  2002 - $30,332,  2001 - $16,283 and 2000 $14,136.
Such amounts are included for each individual under the bonus column in the compensation table above. The aggregate [^] plan awards to executive officers of the [^] bank, including awards paid to Messrs. Kliminski, Bzdek and Heyer, were $134,800, $78,037 and $70,413 for 2002, 2001 and 2000, respectively. The aggregate [^] plan awards to vice presidents of the [^] bank were $36,203, $19,739 and $26,282 for 2002, 2001 and 2000, respectively.


Potential Stock Benefit Plans


     Employee Stock Ownership Plan. We intend to establish an employee stock ownership plan for the exclusive benefit of participating employees of American Savings Bank of NJ, to be implemented after the completion of the offering. Participating employees are employees who have completed one year of service and have attained the age of 21. An application for a letter of determination as to the tax-qualified status of the employee stock ownership plan will be submitted to the IRS. Although no assurances can be given, we expect that the employee stock ownership plan will receive a favorable letter of determination from the IRS.

     The employee stock ownership plan is to be funded by contributions made by American Savings Bank of NJ in cash or common stock. Benefits may be paid either in shares of the common stock or in cash. The plan will borrow funds with which to acquire up to 8% of the shares issued in the offering to persons other than American Savings, MHC. The employee stock ownership plan may elect, in whole or in part, to fill its order through open market purchases subsequent to the closing of the offering, subject to any required regulatory approval. The employee stock ownership plan intends to borrow funds from ASB Holding Company. The loan is expected to be for a term of ten years at an annual interest rate equal to the prime rate as published in The Wall Street Journal. Presently it is anticipated that the employee stock ownership plan will purchase up to 8% of the shares issued in the offering to persons other than American Savings, MHC. The loan will be secured by the shares purchased and earnings of employee stock ownership plan assets. Shares purchased with loan proceeds will be held in a suspense account for allocation among participants as the loan is repaid. It is anticipated that all contributions will be tax-deductible. This loan is expected to be fully repaid in approximately ten years.

     Contributions to the employee stock ownership plan and shares released from the suspense account will be allocated among participants on the basis of base compensation. All participants must be employed at least 1,000 hours in a plan year, or have terminated employment following death, disability or retirement, in order to receive an allocation. Participant benefits become fully vested in plan allocations following five years of service. Employment before the adoption of the employee stock ownership plan shall be credited for the purposes of vesting. Contributions to the employee stock ownership plan by American Savings Bank of NJ are discretionary and may cause a reduction in other forms of compensation, including our 401(k) Plan. As a result, benefits payable under this plan cannot be estimated.


     The Board of Directors has appointed the non-employee directors to a committee that will administer the plan and serve as the plan's trustees. The trustees must vote all allocated shares held in the plan as directed by plan participants. Unallocated shares and allocated shares for which no timely direction is received will be voted as directed by the Board of Directors or the plan's committee, subject to the trustees' fiduciary duties.


     Stock Option Plan. We intend to adopt a stock option plan for the benefit of directors and officers after the offering after the passage of at least one year from the completion of the offering. We may, however, decide to adopt the stock option plan sooner than one year following the offering, but in no event will the plan be adopted sooner than six months subsequent to the completion of the offering. If the stock option plan is implemented within one year of the completion of the offering, it will comply with the [^] Office of Thrift Supervision regulations related to such plans, including limitations on vesting and allocation of awards. Any plan adopted within one year of the completion of the offering will be subject to stockholder approval at a meeting of stockholders held no sooner than six months subsequent to the completion of the offering. Up to 5% of the total number of shares of common stock to be issued in the offering to public stockholders and American Savings, MHC will be reserved for issuance under the stock option plan. No determinations have been made as to the specific terms of, or awards under, the stock option plan.

     The purpose of the stock option plan will be to attract and retain qualified personnel in key positions, provide officers and directors with a proprietary interest in ASB Holding Company as an incentive to contribute to our success and reward directors and officers for outstanding performance. Although the terms of the stock option plan have not yet been determined, it is expected that the stock option plan will provide for the grant of: (1) options to purchase the common stock intended to qualify as incentive stock options under the Internal Revenue Code (incentive stock options); and (2) options that do not so qualify (non-incentive stock options). Any stock option plan would be in effect for up to ten years from the earlier of adoption by the Board of Directors or approval by the stockholders. Options would expire no later than 10 years from the date granted and would expire earlier if the option committee so determines or in the event of termination of employment. Options would be granted based upon several factors, including seniority, job duties and responsibilities and job performance.

     Restricted Stock Plan. We also intend to establish a restricted stock plan to provide our officers and directors with a proprietary interest in ASB Holding Company. We intend to adopt the restricted stock plan after the passage of at least one year from the completion of the offering. We may, however, decide to adopt the restricted stock plan sooner than one year following the offering, but in no event will the plan be adopted sooner than six months subsequent to the completion of the offering. If the restricted stock plan is implemented within one year of the completion of the offering, it will comply with the [^] Office of Thrift Supervision regulations related to such plans, including limitations on vesting and allocation of awards. Any plan adopted within one year of the completion of the offering will be subject to stockholder approval at a meeting of stockholders held no sooner than six months subsequent to the completion of the offering. The restricted stock plan is expected to provide for the award of common stock, subject to vesting restrictions, to eligible officers and directors.

     We expect to contribute funds to the restricted stock plan to acquire, in the aggregate, up to 2% of the total number of shares of common stock issued in the offering to public stockholders and American Savings, MHC, provided, however, that, pursuant to the regulations of the [^] Office of Thrift
Supervision, if the plan is adopted within one year of the completion of the offering, the plan will be limited to up to 1.5% if American Savings Bank of NJ does not have tangible capital of at least 10% at the time the plan is established. Shares used to fund the restricted stock plan may be acquired through open market purchases or provided from authorized but unissued shares. No determinations have been made as to the specific terms of the restricted stock plan.


Transactions with Management and Others


     Director Vincent S. Rospond is the majority stockholder of the law firm of Rospond, Rospond & Conte, P.A., which serves as general counsel to American Savings Bank of NJ and to which the [^] bank paid approximately $33,000 in legal fees during the year ended December 31, 2002. In addition, the [^] bank engages this law firm in connection with loan closings, and fees paid by borrowers in loan closings handled by such law firm totaled approximately $90,000 during 2002.

     Director Robert A. Gaccione is a principal of the law firm of Gaccione, Pomaco & Beck, P.C., to which the [^] bank paid approximately $14,000 in legal fees during the year ended December 31, 2002.

     The spouse of Chief Financial Officer, Eric B. Heyer, is the owner of MicroTutor, Inc. to which the [^] bank paid approximately $3,465 in fees during the year ended December 31, 2002 for employee training services.

     Other than as described above, no directors, officers or their immediate family members were engaged in transactions with ASB Holding Company or any subsidiary (other than through a loan with American Savings Bank [^] of NJ) during the years ended December 31, 2002 or 2001. [^] Management believes that the transactions described above were on terms at least as favorable to the [^] bank as the [^] bank would have received in transactions with an unrelated party.

     American Savings Bank of NJ makes loans to its officers, directors and employees in the ordinary course of business [^]. American Savings Bank of NJ waives its application fee for mortgages to officers and employees on single-family owner-occupied homes or second homes. It also reduces its application fee for mortgages on 2-4 family owner-occupied homes by the amount of the application fee for single family home mortgages and reduces its modification fee for 1-4 family owner-occupied home mortgages or second home mortgages by the amount of the application fee for single family home mortgages. Other than such application fee waivers and reductions to officers and employees, such loans are on substantially the same terms and conditions as those of comparable transactions prevailing at the time with other persons[^]. Such loans also do not include more than the normal risk of collectibility or present other unfavorable features.


Proposed Stock Purchases by Management


     While no formal decisions have been made, preliminary indications are that ASB Holding Company's directors and executive officers and their associates will purchase approximately [^] 242,000 shares of common stock in the offering, which represents [^] 6.8%, 5.8% and [^] 5.0%% of the total shares to be outstanding after the offering at the minimum, midpoint and maximum of the offering range, respectively.


     The following table sets forth for each of the directors and executive officers of ASB Holding Company (including in each case all "associates" of the directors and executive officers) the number of shares of common stock which each director and officer have preliminarily indicated they intend to purchase. The table does not include purchases by the employee stock ownership plan and does not take into account any stock benefit plans to be adopted following the stock offering. See Management -Potential Stock Benefit Plans on page __.



                                                    Percentage of Total   Percentage of Total   Percentage of
                       Total Number   Total Dollar  Outstanding Shares    Outstanding Shares   Total Outstanding
                            of          Amount of         at                    at                Shares at
                       Shares to be   Shares to be   Minimum of the       Midpoint of the       Maximum of the
         Name            Purchased     Purchased    Offering Range(1)     Offering Range(2)    Offering Range(3)
------------------     ------------   -----------   -----------------     -----------------    -----------------

W. George Parker            40,000       $400,000        [^] 1.1%               *                    *
Joseph Kliminski            40,000        400,000        [^] 1.1                *                    *
Robert A. Gaccione          15,000        150,000             *                 *                    *
H. Joseph North              2,000         20,000             *                 *                    *
Stanley Obal                10,000        100,000             *                 *                    *
Vincent S. Rospond          40,000        400,000        [^] 1.1                *                    *
James H. Ward, III          40,000        400,000        [^] 1.1                *                    *
Richard M. Bzdek            40,000        400,000        [^] 1.1                *                    *
Eric B. Heyer           [^] 15,000        150,000             *                 *                    *
     Total             [^] 242,000     $2,420,000           6.8%              5.8%                 5.0%



-----------------
*    Less than 1.0%.
(1) Assumes the issuance of [^] 3,570,000 shares in the offering, including shares to be issued to American Savings, MHC.
(2) Assumes the issuance of [^] 4,200,000 shares in the offering, including shares to be issued to American Savings, MHC.

(3) Assumes the issuance of [^] 4,830,000 shares in the offering, including shares to be issued to American Savings, MHC.


     If the stockholders of ASB Holding Company approve the stock benefit plans as discussed in this prospectus (including 2% of the total number of shares of common stock issued in the offering to public stockholders and American Savings, MHC for the restricted stock plan and 5% of the total number of shares of common stock issued in the offering to public stockholders and American Savings, MHC for the stock option plan), and assuming that all of the shares of common stock available for award under the restricted stock plan are awarded and all of the options available under the stock option plan are awarded and exercised, the aggregate ownership of directors and executive officers would increase to [^] 13.8% at the minimum of the offering range, [^] 12.8% at the midpoint of the offering range, and [^] 12.0% at the maximum of the offering range, assuming that the plans are funded with newly issued shares instead of shares acquired in open market purchases and assuming that no awards are made to non-executive officers. See Management - Potential Stock Benefit Plans on page __.

     Purchases of common stock in the offering by directors and executive officers will be counted toward the minimum of [^] 1,071,000 shares required to be sold to public stockholders to complete the offering. Management may, but is not required to, purchase additional shares in the offering to satisfy the [^] 1,071,000 share minimum, subject to the limitation on the individual maximum share purchase limitations and the requirement that directors, executive officers and their associates may not purchase, in the aggregate, more than 28% of the shares sold in the offering.


     Shares of common stock purchased by directors and executive officers cannot be sold for a period of one year following the offering, and stock certificates issued to directors and executive officers will bear a legend restricting their sale. See The Stock Offering - Restrictions on Transferability by Directors and Executive Officers on page __.

Security Ownership of Certain Beneficial Owners and Management


     Currently, all of the outstanding common stock of ASB Holding Company is held by American Savings, MHC, the federal mutual holding company parent of ASB Holding Company. After the stock offering, American Savings, MHC will hold [^] 70% of the outstanding common stock of ASB Holding Company. Information regarding the planned purchases of common stock in the stock offering by directors and executive officers of ASB Holding Company (including in each case all "associates" of the directors and executive officers) is set forth above under Proposed Stock Purchases by Management. The following table sets forth information regarding American Savings, MHC's ownership of ASB Holding Company common stock.



Name and Address                                                    Percent of Shares of
of Beneficial Owner                          Number of Shares     Common Stock Outstanding
-------------------                         ----------------     ------------------------

American Savings, MHC
365 Broad Street, Bloomfield, NJ 07003            1,000                     100%



                               THE STOCK OFFERING

     The Board of Directors adopted the plan authorizing the stock offering on February 10, 2003, subject to the approval of the [^] Office of Thrift Supervision. We received authorization from the Office of Thrift Supervision [^] to conduct the stock offering on ___________________, 2003. [^]

Office of Thrift Supervision authorization does not constitute a recommendation or endorsement of an investment in our stock by the [^] Office of Thrift Supervision.


General


     On February 10, 2003, the Board of Directors adopted the plan of stock issuance, pursuant to which ASB Holding Company will sell its common stock to eligible depositors of American Savings Bank of NJ in a subscription offering and, if necessary, to the general public if a community and/or a syndicated community offering is held. The Board of Directors unanimously adopted the plan after consideration of the advantages and the disadvantages of the stock offering. [^] The stock offering will be accomplished in accordance with the procedures set forth in the plan, the requirements of applicable laws and regulations, and the policies of the [^] Office of Thrift Supervision.

     We are offering for sale between a minimum of [^] 1,071,000 shares and an anticipated maximum of [^] 1,449,000 shares of common stock in the offering (subject to adjustment to up to [^] 1,666,350 shares if our estimated pro forma market value has increased at the conclusion of the offering), which will expire at 12:00 noon, eastern time, on __________, 2003. The minimum purchase is 25 shares of common stock (minimum investment of $250). Our common stock is being offered at a fixed price of $10.00 per share in the offering. Interest will be paid on subscription funds at American Savings [^] Bank of NJ's regular savings account rate from the date the payment is received until the offering is either completed or terminated.

     We may extend the expiration date without notice to you for up to 45 days, until _______, 2003. Once submitted, your order is irrevocable unless the offering is extended beyond ____________, 2003. We may request permission from the [^] Office of Thrift Supervision to extend the offering beyond ____________, 2003, and the [^] Office of Thrift Supervision may grant one or more extensions of the offering of up to 90 days per extension, but in no event may the offering be extended beyond February 10, 2005. If the offering is extended beyond __________, 2003, we will be required to notify each subscriber and resolicit subscriptions. During any extension period, subscribers will have the right to modify or rescind their subscriptions, and, unless an affirmative response is received, a subscriber's funds will be returned with interest at American Savings [^] Bank of NJ's regular savings account rate.


     We may cancel the offering at any time, and if we do, orders for common stock already submitted would be canceled and subscription funds would be returned.

     In accordance with Rule 15c2-4 of the Securities Exchange Act of 1934, pending completion or termination of the offering, subscription funds received by us will be invested only in investments permissible under Rule 15c2-4.

Purposes of the Stock Offering


     ASB Holding Company is offering for sale its common stock in the stock offering at an aggregate price based on an independent valuation. The proceeds from the sale of common stock of ASB Holding Company will provide American Savings Bank of NJ with new equity capital, which will support future deposit growth and expanded operations. While American Savings Bank of NJ currently exceeds all regulatory capital requirements to be considered well capitalized, the sale of stock, coupled with the accumulation of earnings, less dividends or other reductions in capital, from year to year, represents a means for the orderly preservation and expansion of American Savings [^] Bank of NJ's capital base. If our current growth continues at the same rate, and if we expand further as we currently plan, we will need the additional capital to remain well capitalized under regulatory capital requirements. After the stock offering, ASB Holding Company may repurchase shares of its common stock. The investment of the net proceeds of the offering also will provide additional income to further enhance American Savings [^] Bank of NJ's future capital position.


Conduct of the Offering

     Subject to the limitations of the plan of stock issuance adopted by our Board of Directors, shares of common stock are being offered in descending order of priority in the subscription offering to:

o Eligible Account Holders (depositors at the close of business on January 31, 2002 with deposits of at least $50.00);


o the tax qualified employee stock benefit plans of American Savings Bank of NJ; and


o Supplemental Eligible Account Holders (depositors at the close of business on June 30, 2003 with deposits of at least $50.00).

     To the extent that shares remain available and depending on market conditions at or near the completion of the subscription offering, we may conduct a community offering and possibly a syndicated community offering. The community offering, if any, may commence simultaneously with, during or subsequent to the completion of the subscription offering. A syndicated community offering, if we conduct one, would commence just prior to, or as soon as practicable after, the termination of the subscription offering. In any community offering or syndicated community offering, we will first fill orders for our common stock in an equitable manner as determined by the Board of Directors in order to achieve a wide distribution of the stock. If an oversubscription occurs in the offering by Eligible Account Holders, the employee stock ownership plan may, in whole or in part, fill its order through open market purchases subsequent to the closing of the offering, subject to any required regulatory approval.

     Shares sold above the maximum of the offering range may be sold to the employee stock ownership plan before satisfying remaining unfilled orders of Eligible Account Holders to fill the plan's subscription, or the plan may purchase some or all of the shares covered by its subscription after the offering in the open market, subject to any required regulatory approval.

Subscription Offering

     Subscription Rights. Non-transferable subscription rights to subscribe for the purchase of common stock have been granted under the plan of stock issuance to the following persons:


     Priority 1: Eligible Account Holders. Each Eligible Account Holder shall be given the opportunity to purchase up to 20,000 shares, or $200,000, of common stock offered in the subscription offering; subject to the overall limitations described under The Stock Offering - Limitations on Purchases of Stock, see page __. If there are insufficient shares available to satisfy all subscriptions of Eligible Account Holders, shares will be allocated to Eligible Account Holders so as to permit each subscribing Eligible Account Holder to purchase a number of shares sufficient to make his total allocation equal to the lesser of 100 shares or the number of shares ordered. Thereafter, unallocated shares will be allocated to remaining subscribing Eligible Account Holders whose subscriptions remain unfilled in the same proportion that each subscriber's qualifying deposit bears to the total amount of qualifying deposits of all subscribing Eligible Account Holders, in each case on January 31, 2002, whose subscriptions remain unfilled. Subscription rights received by officers and directors, based on their increased deposits in American Savings Bank of NJ in the one year preceding the eligibility record date will be subordinated to the subscription rights of other eligible account holders. To ensure proper allocation of stock, each Eligible

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


Account Holder must list on his order form all accounts in which he had an ownership interest as of the Eligibility Record Date.

     Priority 2: The Employee Plans. The tax qualified employee plans may be given the opportunity to purchase in the aggregate up to but less than 5% of the total number of shares of common stock issued in the offering to public stockholders and to American Savings, MHC. It is expected that the employee stock ownership plan will purchase up to 8% of the shares issued in the offering to persons other than American Savings, MHC. [^] The employee stock ownership plan may elect, in whole or in part, to fill its order through open market purchases subsequent to the closing of the offering, subject to any required regulatory approval.


     Priority 3: Supplemental Eligible Account Holders. If there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders and the employee stock ownership plan and other tax-qualified employee stock benefit plans, each Supplemental Eligible Account Holder shall have the opportunity to purchase up to 20,000 shares, or $200,000, of common stock offered in the subscription offering, subject to the overall limitations described under The Stock Offering - Limitations on Purchases of Common Stock, see page __. If Supplemental Eligible Account Holders subscribe for a number of shares which, when added to the shares subscribed for by Eligible Account Holders and the employee stock ownership plan and other tax-qualified employee stock benefit plans, if any, is in excess of the total number of shares offered in the offering, the shares of common stock will be allocated among subscribing Supplemental Eligible Account Holders first so as to permit each subscribing Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his total allocation equal to the lesser of 100 shares or the number of shares ordered. Thereafter, unallocated shares will be allocated to each subscribing Supplemental Eligible Account Holder whose subscription remains unfilled in the same proportion that each subscriber's qualifying deposit bear to the total amount of qualifying deposits of all subscribing Supplemental Eligible Account Holders, in each case on June 30, 2003, whose subscriptions remain unfilled. To ensure proper allocation of stock each Supplemental Eligible Account Holder must list on his order form all accounts in which he had an ownership interest as of the Supplemental Eligibility Record Date.


     State Securities Laws. We, in our sole discretion, will make reasonable efforts to comply with the securities laws of any state in the United States in which American Savings Bank of NJ account holders at the eligibility record date or the supplemental eligibility record date reside, and will only offer the common stock in states in which the offers and sales comply with state securities laws. However, subject to our discretion, no person will be offered common stock if he resides in a foreign country or in a state of the United States with respect to which:


o a small number of persons otherwise eligible to purchase shares reside in that state; or

o the offer or sale of shares of common stock to these persons would require us or our employees to register, under the securities laws of that state, as a broker or dealer or to register or otherwise qualify its securities for sale in that state; or

o registration or qualification would be impracticable for reasons of cost or otherwise.

     Restrictions on Transfer of Subscription Rights and Shares. The plan of stock issuance prohibits any person with subscription rights, including Eligible Account Holders and Supplemental Eligible Account Holders, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights or the shares of common stock to be issued when subscription rights are exercised. Subscription rights may be exercised only by the person to whom they are granted and only for his account. Each person subscribing for shares will be required to certify that he is purchasing shares solely for his own account and that he has no agreement or understanding regarding the sale or transfer of the shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase subscription rights or shares of common stock before the completion of the offering.

     We will pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights and will not honor orders which we determine involve the transfer of subscription rights.

Deadlines for Purchasing Stock


     The subscription offering will terminate at 12:00 noon, eastern time, on _____________, 2003. We may extend this expiration date without notice to you for up to 45 days, until _______, 2003. Once submitted, your order is irrevocable unless the offering is extended beyond ____________, 2003. We may request permission from the [^] Office of Thrift Supervision to extend the offering beyond ____________, 2003, and the [^] Office of Thrift Supervision may grant one or more extensions of the offering of up to 90 days per extension, but in no event may the offering be extended beyond February 10, 2005. If the offering is extended beyond __________, 2003, we will be required to notify each subscriber and resolicit subscriptions. During any extension period, subscribers will have the right to modify or rescind their subscriptions, and, unless an affirmative response is received, a subscriber's funds will be returned with interest at American Savings [^] Bank of NJ's regular savings account rate. A community offering and a syndicated community offering, if such offerings are conducted, may terminate at any time without notice but no later than _____________, 2003.


Community Offering and Syndicated Community Offering


     Community Offering. If less than the total number of shares of common stock to be subscribed for in the offering are sold in the subscription offering and depending on market conditions at or near the completion of the subscription offering, shares remaining unsubscribed may be made available for purchase in the community offering to certain members of the general public. The maximum amount of common stock that any person may purchase in the community offering is 20,000 shares, or $200,000. In the community offering, if any, shares will be available for purchase by the general public, and preference may be given to natural persons residing in counties in which American Savings Bank of NJ has branch offices, and second to natural persons residing in New Jersey. We will attempt to issue the shares in a manner that would promote a wide distribution of common stock.


     If purchasers in the community offering, whose orders would otherwise be accepted, subscribe for more shares than are available for purchase, the shares available to them will be allocated among persons submitting orders in the community offering in an equitable manner we determine.


     The community offering, if any, may commence simultaneously with, during or subsequent to the completion of the subscription offering. The community offering, if any, must be completed within 45 days after the completion of the subscription offering unless otherwise extended by the [^] Office of Thrift Supervision.


     We, in our absolute discretion, reserve the right to reject any or all orders in whole or in part which are received in the community offering, at the time of receipt or as soon as practicable following the completion of the community offering.


     Syndicated Community Offering. If shares remain available after the subscription offering, and depending on market conditions at or near the completion of the subscription offering, we may offer shares to selected persons through a syndicated community offering on a best-efforts basis conducted through Milestone Advisors, LLC in accordance with such terms, conditions and procedures as may be determined by our Board of Directors. A syndicate of broker-dealers (selected dealers) may be formed to assist in the syndicated community offering. A syndicated community offering, if we conduct one, would commence just prior to, or as soon as practicable after, the termination of the subscription offering.


     Orders received in connection with the syndicated community offering, if any, will receive a lower priority than orders received in the subscription offering and community offering. Common stock sold in the syndicated community offering will be sold at the same price as all other shares in the subscription offering. A syndicated community offering would be open to the general public beyond the local community, however, we have the right to reject orders, in whole or in part, in our sole discretion in the syndicated community offering. No person will be permitted to purchase more than 20,000 shares, or $200,000, of common stock in the syndicated community offering.


     The date by which orders must be received in the syndicated community offering will be set by us at the time the syndicated community offering commences; but if the syndicated community offering is extended beyond _______________, 2003, each purchaser will have the opportunity to maintain, modify, or rescind his order. In that event, all funds received in the syndicated community offering will be promptly returned with interest at American Savings [^] Bank of NJ's regular savings account rate to each purchaser unless he requests otherwise.


Limitations on Purchases of Common Stock

     The following additional limitations have been imposed on purchases of shares of common stock:

     1. The maximum number of shares which may be purchased in the offering by any individual (or individuals through a single account) shall not exceed 20,000 shares, or $200,000. This limit applies to stock purchases in total in the subscription, community and syndicated community offerings.

     2. The maximum number of shares that may be purchased by any individual together with any associate or group of persons acting in concert is 40,000 shares, or $400,000. This limit applies to stock purchases in total in the subscription, community and syndicated community offerings. This limit does not apply to our employee stock benefit plans, which in the aggregate may subscribe for up to 5% of the total number of shares of common stock issued in the offering to public stockholders and to American Savings, MHC.

     3. The maximum number of shares which may be purchased in all categories in the offering by our officers and directors and their associates in the aggregate shall not exceed 28% of the total number of shares sold in the offering.

     4.   The minimum order is 25 shares, or $250.

     5. If the number of shares otherwise allocable to any person or that person's associates would be in excess of the maximum number of shares permitted as set forth above, the number of shares allocated to that person shall be reduced to the lowest limitation applicable to that person, and then the number of shares allocated to each group consisting of a person and that person's associates shall be reduced so that the aggregate allocation to that person and his associates complies with the above maximums, and the maximum number of shares shall be reallocated among that person and his associates in proportion to the shares subscribed by each (after first applying the maximums applicable to each person, separately).

     6. Depending on market or financial conditions, we may decrease or increase the purchase limitations, provided that the maximum purchase limitations may not be increased to a percentage in excess of 5% of the offering. If we increase the maximum purchase limitations, we are only required to resolicit persons who subscribed for the maximum purchase amount and may, in our sole discretion, resolicit certain other large subscribers.

     7. If the total number of shares offered increases in the offering due to an increase in the maximum of the estimated valuation range of up to 15% (the adjusted maximum) the additional shares will be used in the following order of priority: (a) to fill the employee stock ownership plan's subscription; (b) if there is an oversubscription at the Eligible Account Holder level, to fill unfilled subscriptions of Eligible Account Holders exclusive of the adjusted maximum; (c) if there is an oversubscription at the Supplemental Eligible Account Holder level, to fill unfilled subscriptions of Supplemental Eligible Account Holders exclusive of the adjusted maximum; (d) to fill orders received in a community offering exclusive of the adjusted maximum, with preference given to persons who live in the local community; and
          (e) to fill orders received in the syndicated community offering exclusive of the adjusted maximum.

     8. No person will be allowed to purchase any stock if that purchase would be illegal under any federal law or state law or regulation or would violate regulations or policies of the NASD, particularly those regarding free riding and withholding. We and/or our representatives may ask for an acceptable legal opinion from any purchaser regarding the legality of the purchase and may refuse to honor any purchase order if that opinion is not timely furnished.

     9. We have the right to reject any order submitted by a person whose representations we believe are untrue or who we believe is violating, circumventing, or intends to violate, evade, or circumvent the terms and conditions of the plan of stock issuance, either alone or acting in concert with others.


     10. The above restrictions also apply to purchases by persons acting in concert under applicable regulations of the [^] Office of Thrift Supervision. Under regulations of the [^] Office of Thrift Supervision, our directors are not considered to be affiliates or a group acting in concert with other directors solely as a result of membership on our Board of Directors.


     11. In addition, in any community offering or syndicated community offering, we must first fill orders for our common stock up to a maximum of 2% of the total shares issued in the offering in a manner that will achieve a wide distribution of the stock, and thereafter any remaining shares will be allocated on an equal number of shares per order basis, until all orders have been filled or the shares have been exhausted.

     The term "associate" of a person is defined in the plan of stock issuance to mean:

     (1) any corporation or organization of which a person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities;

     (2) any trust or other estate in which a person has a substantial beneficial interest or as to which a person serves as trustee or in a similar fiduciary capacity; or

     (3) any relative or spouse of a person or any relative of a spouse, who has the same home as that person.

     For example, a corporation for which a person serves as an officer would be an associate of that person and all shares purchased by that corporation would be included with the number of shares which that person individually could purchase under the above limitations.

     The term "acting in concert" means:

     (1) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or

     (2) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

     A person or company which acts in concert with another person or company ("other party") shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee stock benefit plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by the plan will be aggregated. We will presume that certain persons are acting in concert based upon various facts, including the fact that persons have joint account relationships or the fact that such persons have filed joint Schedules 13D with the Securities and Exchange Commission with respect to other companies. We reserve the right to make an independent investigation of any facts or circumstances brought to our attention that indicate that one or more persons acting independently or as a group acting in concert may be attempting to violate or circumvent the regulatory prohibition on the transferability of subscription rights.


     We have the right, in our sole discretion, to determine whether prospective purchasers are "associates" or "acting in concert." These determinations are in our sole discretion and may be based on whatever evidence we believe to be relevant, including joint account relationships or shared addresses on the records of American Savings Bank of NJ.


     Each person purchasing shares of the common stock in the offering will be considered to have confirmed that his purchase does not conflict with the maximum purchase limitation. If the purchase limitation is violated by any person or any associate or group of persons affiliated or otherwise acting in concert with that person, we will have the right to purchase from that person at the $10.00 purchase price per share all shares acquired by that person in excess of that purchase limitation or, if the excess shares have been sold by that person, to receive the difference between the purchase price per share paid for the excess shares and the price at which the excess shares were sold by that person. Our right to purchase the excess shares will be assignable.

     Common stock purchased pursuant to the offering will be freely transferable, except for shares purchased by our directors and executive officers. For certain restrictions on the common stock purchased by our directors and executive officers, see The Stock Offering - Restrictions on Transferability by Directors and Executive Officers on page __. In addition, under guidelines of the NASD, members of the NASD and their associates are subject to certain restrictions on the transfer of securities purchased in accordance with subscription rights and to certain reporting requirements after the purchase.

Ordering and Receiving Common Stock

     Use of Order Forms. Rights to subscribe may only be exercised by completion of an order form. Any person receiving an order form who desires to subscribe for shares of common stock must do so prior to the applicable expiration date by delivering by mail or in person a properly executed and completed order form, together with full payment of the purchase price for all shares for which subscription is made;

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

provided, however, that if the employee plans subscribe for shares during the subscription offering, the employee plans will not be required to pay for the shares at the time they subscribe but rather may pay for the shares upon completion of the offering. All subscription rights will expire on the expiration date, whether or not we have been able to locate each person entitled to subscription rights. Once tendered, subscription orders cannot be revoked without our consent.

     If a stock order form:

o is not delivered and is returned to us by the United States Postal Service or we are unable to locate the addressee;

o    is not received or is received after the applicable expiration date;

o    is not completed correctly or executed; or

o is not accompanied by the full required payment for the shares subscribed for, including instances where a savings account or certificate balance from which withdrawal is authorized is unavailable, uncollected or insufficient to fund the required payment, but excluding subscriptions by the employee plans;

     then the subscription rights for that person will lapse as though that person failed to return the completed order form within the time period specified.


     However, we may, but will not be required to, waive any irregularity on any order form or require the submission of corrected order forms or the remittance of full payment for subscribed shares by a date that we may specify. The waiver of an irregularity on an order form in no way obligates us to waive any other irregularity on any other order form. Waivers will be considered on a case by case basis. We will not accept orders received on photocopies or facsimile order forms, or for which payment is to be made by wire transfer or payment from private third parties. Our interpretation of the terms and conditions of the plan of stock issuance and of the acceptability of the order forms will be final, subject to the authority of the [^] Office of Thrift Supervision.


     To ensure that each purchaser receives a prospectus at least 48 hours before the applicable expiration date, in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, no prospectus will be mailed any later than five days prior to the expiration date or hand delivered any later than two days prior to the expiration date. Execution of the order form will confirm receipt or delivery in accordance with Rule 15c2-8. Order forms will only be distributed with a prospectus.

     Payment for Shares. For subscriptions to be valid, payment for all subscribed shares will be required to accompany all properly completed order forms, on or prior to the expiration date specified on the order form unless we extend the date. Employee plans subscribing for shares during the subscription offering may pay for those shares upon completion of the offering. Payment for shares of common stock may be made:

o    in cash, if delivered in person;

o    by check or money order made payable to ASB Holding Company; or


o for shares subscribed for in the subscription offering, by authorization of withdrawal from deposit accounts maintained with American Savings Bank of NJ.

     Payment for subscriptions of $25,000 or more must be paid by account withdrawal, certified or cashier's check, or money order. In accordance with Rule 15c2-4 of the Securities Exchange Act of 1934, subscribers' checks must be made payable to American Savings Bank of NJ, and checks received by the Stock Center will be transmitted by noon of the following business day directly to the segregated deposit account at American Savings Bank of NJ established to hold funds received as payment for shares.

     Appropriate means by which account withdrawals may be authorized are provided on the order form. Once a withdrawal has been authorized, none of the designated withdrawal amount may be used by a subscriber for any purpose other than to purchase the common stock for which a subscription has been made until the offering has been completed or terminated. In the case of payments authorized to be made through withdrawal from savings accounts, all sums authorized for withdrawal will continue to earn interest at the contract rate until the offering has been completed or terminated. Interest penalties for early withdrawal applicable to certificate accounts will not apply to withdrawals authorized for the purchase of shares, however, if a partial withdrawal results in a certificate account with a balance less than the applicable minimum balance requirement, the certificate shall be canceled at the time of withdrawal, without penalty, and the remaining balance will earn interest at the regular savings account rate subsequent to the withdrawal. In the case of payments made in cash or by check or money order, funds will be placed in a segregated account and interest will be paid by American Savings Bank of NJ at the regular savings account rate from the date payment is received until the offering is completed or terminated. An executed order form, once we receive it, may not be modified, amended, or rescinded without our consent, unless the offering is not completed within 45 days after the conclusion of the subscription offering, in which event subscribers may be given the opportunity to increase, decrease, or rescind their subscription for a specified period of time. If the offering is not completed for any reason, all funds submitted pursuant to the offerings will be promptly refunded with interest as described above.

     Owners of self-directed IRAs may use the assets of their IRAs to purchase shares of common stock in the offerings, provided that their IRAs are not maintained on deposit at American Savings Bank of NJ. Persons with IRAs maintained at American Savings Bank of NJ must have their accounts transferred to an unaffiliated institution or broker to purchase shares of common stock in the offerings. There is no early withdrawal or IRS interest penalties for these transfers. Instructions on how to transfer self-directed IRAs maintained at American Savings Bank of NJ can be obtained from the Stock Center. Depositors interested in using funds in an IRA account to purchase common stock should contact the Stock Center as soon as possible so that the necessary forms may be forwarded, executed and returned prior to the expiration date.

     Federal regulations prohibit American Savings Bank of NJ from lending funds or extending credit to any person to purchase the common stock in the offering.

     Stock Center. Our Stock Center is located at 365 Broad Street, Bloomfield, New Jersey 07003. The phone number is (973) [^] 233-7001. The Stock Center's hours of operation are 9:00 a.m. to 3:00 p.m., eastern time, Monday through Friday.


     Delivery of Stock Certificates. Certificates representing common stock issued in the offering will be mailed to the persons entitled thereto at the address noted on the order form, as soon as practicable following completion of the offering. Any certificates returned as undeliverable will be held until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for the common stock are available and delivered to subscribers, subscribers may not be able to sell the shares of stock for which they subscribed.

Restriction on Sales Activities


     Our directors, officers and other employees may participate in the offering in ministerial capacities and have been instructed not to solicit offers to purchase common stock or provide advice regarding the

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purchase of common stock.  Questions of prospective  purchasers will be directed to registered representatives of Milestone Advisors, LLC. None of our officers, directors or other employees will be compensated in connection with his
participation   in  the  offering  by  the  payment  of   commissions  or  other
remuneration based either directly or indirectly on transactions in the common stock.


Restrictions on Repurchase of Shares


     Generally, during the first year following the offering, we will not be permitted to repurchase shares of our stock unless we can show extraordinary circumstances. If extraordinary circumstances exist and if we can show a compelling and valid business purpose for the repurchase, the [^] Office of Thrift Supervision may approve repurchases of up to 5% of the outstanding stock during the first year after the offering. After the first year following the offering, we can repurchase any amount of stock so long as the repurchase would not cause us to become undercapitalized. If, in the future, the rules and regulations regarding the repurchase of stock are liberalized, we may utilize the rules and regulations then in effect.


Stock Pricing and the Number of Shares to be Offered


     FinPro, which is experienced in the valuation and appraisal of business entities, including savings institutions, has been retained to prepare an independent valuation of the estimated pro forma market value of the common stock (the "independent valuation"). This independent valuation will express our pro forma market value in terms of an aggregate dollar amount. FinPro, Inc. will receive fees of $65,000 for its appraisal services, including the independent valuation and any subsequent update, and assistance in preparation of our business plan, plus up to $3,000 for reasonable out-of-pocket expenses incurred in connection with the independent valuation and business plan. We have agreed to indemnify FinPro, Inc. under certain circumstances against liabilities and expenses arising out of or based on any misstatement or untrue statement of a material fact contained in the information supplied by us to FinPro, except where FinPro, Inc. is determined to have been negligent or failed to exercise due diligence in the preparation of the independent valuation.

     The number of shares of common stock to be offered in the offering will be based on the estimated pro forma market value of the common stock and the purchase price of $10.00 per share. FinPro, Inc. has determined that as of [^] July 28, 2003, our estimated aggregate pro forma market value was [^] $42,000,000. Pursuant to regulations, this estimate must be included within a range with a minimum of [^] $35,700,000 and a maximum of [^] $48,300,000. We have determined to offer shares of common stock in the offering at a price of $10.00 per share. We are offering a maximum of [^] 1,449,000 shares for sale to public stockholders in the offering, subject to adjustment. In determining the offering range, the Board of Directors reviewed [^] FinPro, Inc.'s independent valuation. The independent valuation contains an analysis of a number of factors, including but not limited to our financial condition and results of operations as of March 31, 2003, our operating trends, the competitive environment in which we operate, operating trends of certain savings institutions and savings and loan holding companies, relevant economic conditions both nationally and in New Jersey which affect the operations of savings institutions, stock market values of certain institutions, and stock market conditions for publicly traded savings institutions and savings and loan holding companies. In addition, FinPro, Inc. has advised us that it has considered and will consider the effect of the additional capital raised by the sale of the common stock on the estimated pro forma market value. The Board also reviewed the methodology and the assumptions used by FinPro, Inc. in preparing its independent valuation. The number of shares is subject to change if the independent valuation changes at the conclusion of the offering.

     The number of shares and price per share of common stock was determined by the Board of Directors based on the independent valuation. The actual number of shares to be sold in the offering may be increased or decreased before completion of the offering, subject to approval and conditions that may

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be imposed by the [^] Office of Thrift Supervision, to reflect any change in our estimated pro forma market value.

     Depending on market and financial conditions at the time of the completion of the offering, we may increase or decrease the number of shares to be issued in the offering. No resolicitation of purchasers will be made and purchasers will not be permitted to modify or cancel their purchase orders unless the change in the number of shares to be issued in the offering results in fewer than [^] 1,071,000 shares or more than [^] 1,666,350 shares being sold in the offering at the purchase price of $10.00, in which event we may also elect to terminate the offering. If we terminate the offering, purchasers will receive a prompt refund of their purchase orders, together with interest earned thereon from the date of receipt to the date of termination of the offering. Furthermore, any account withdrawal authorizations will be terminated. If we receive orders for less than [^] 1,071,000 shares, at the discretion of the Board of Directors and subject to approval of the [^] Office of Thrift Supervision, we may establish a new offering range and resolicit purchasers. If we resolicit, purchasers will be allowed to modify or cancel their purchase orders. Any adjustments in our pro forma market value as a result of market and financial conditions or a resolicitation of prospective purchasers must be approved by the [^] Office of Thrift Supervision.

     The independent valuation will be updated at the time of the completion of the offering, and the number of shares to be issued may increase or decrease to reflect the changes in market conditions, the results of the offering, or our estimated pro forma market value. If the updated independent valuation increases, we may increase the number of shares sold in the offering to up to [^] 1,666,350 shares. Subscribers will not be given the opportunity to change or withdraw their orders unless more than [^] 1,666,350 shares or fewer than [^] 1,071,000 shares are sold in the offering. Any adjustment of shares of common stock sold will have a corresponding effect on the estimated net proceeds of the offering and the pro forma capitalization and per share data. An increase in the total number of shares to be issued would decrease a subscriber's percentage ownership interest and pro forma net worth (book value) per share and increase the pro forma net income and net worth (book value) on an aggregate basis. In the event of a reduction in the valuation, we may decrease the number of shares to be issued to reflect the reduced valuation. A decrease in the number of shares to be issued would increase a subscriber's percentage ownership interest and the pro forma net worth (book value) per share and decrease the pro forma net income and net worth on an aggregate basis. For a presentation of the possible effects of an increase or decrease in the number of shares to be issued, see Pro Forma Data on page __.

     The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing the common stock. In preparing the independent valuation, FinPro, Inc. has relied on and assumed the accuracy and completeness of financial and statistical information provided by us. FinPro, Inc. did not independently verify the financial statements and other information provided by us, nor did FinPro, Inc. value independently our assets and liabilities. The independent valuation considers us only as a going concern and should not be considered as an indication of our liquidation value. Moreover, because the independent valuation is based on estimates and projections on a number of matters, all of which are subject to change from time to time, no assurance can be given that persons purchasing the common stock will be able to sell their shares at a price equal to or greater than the purchase price.


     A copy of the independent valuation report is available for your review at our main office. In addition, our Board of Directors does not make any recommendation as to whether or not the stock will be a good investment for you.


     No sale of shares of common stock may be completed unless FinPro, Inc. confirms that, to the best of its knowledge, nothing of a material nature has occurred that, taking into account all relevant factors, would cause FinPro, Inc. to conclude that the independent valuation is incompatible with its estimate of our pro forma market value at the conclusion of the offering. Any change that would result in the number

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of shares  being  offered to the public  being below [^]  1,071,000 or above [^]
1,666,350 would be subject to [^] Office of Thrift Supervision approval. If confirmation from FinPro, Inc. is not received, we may extend the offering, reopen or commence a new offering, request a new independent valuation, establish a new offering range and commence a resolicitation of all purchasers with the approval of the [^] Office of Thrift Supervision, or take other action as permitted by the [^] Office of Thrift Supervision in order to complete the offering. If a resolicitation is commenced, unless an affirmative response is received, a subscriber's funds will be promptly returned with interest at American Savings [^] Bank of NJ's regular savings account rate.


Plan of Distribution/Marketing Arrangements


     The common stock will be offered in the offering principally by the distribution of this prospectus and through activities conducted at our Stock Center. A registered representative employed by Milestone Advisors, LLC will be working at, and supervising the operation of, the Stock Center. Milestone
Advisors, LLC will respond to questions regarding the offering, provide assistance in completing and submitting stock order forms, and process order forms.

     Milestone Advisors, LLC is a broker-dealer registered with the National Association of Securities Dealers, Inc. [^] Milestone Advisors, LLC's core focus is providing investment banking services to middle market companies primarily within the financial services sector. [^] Milestone Advisors, LLC's partners and professionals have particular expertise working with thrifts converting from mutual to stock form. The professionals at Milestone Advisors, LLC have managed and completed over 70 mutual to stock conversion in their respective careers.

     We have entered into an agency agreement with Milestone Advisors, LLC under which Milestone Advisors, LLC will provide financial advisory services and assist, on a best efforts basis, in the solicitation of subscriptions and purchase orders for the common stock in the offering. Specifically, Milestone Advisors, LLC will assist in the offering in the following manner:


o    keeping records of subscriptions and orders for common stock;

o training and educating our employees regarding the mechanics and regulatory requirements of the stock offering process; and

o providing other general advice and assistance as may be requested to promote the successful completion of the offering.


     Milestone Advisors, LLC has received, as compensation, a management fee of $25,000. This fee is to be deducted from the marketing fee to be paid. Milestone Advisors, LLC will receive a marketing fee of $100,000 regardless of the amount of stock sold in the subscription and community offerings. For stock sold by other NASD member firms under a selected dealer agreement if a syndicate of broker-dealers (selected dealers) is formed to assist in the syndicated community offering, the commission paid to those firms shall be determined at such time. A syndicate will be formed only with our consent. The management fee and marketing fee to be received by Milestone Advisors, LLC were determined by arms-length negotiation between Milestone Advisors, LLC and the Board of Directors.

     Milestone Advisors, LLC [^] will also be reimbursed up to $32,500 for its out-of-pocket expenses, including the fees and expenses of its legal counsel. We have agreed to indemnify Milestone Advisors, LLC, to the extent allowed by law, for reasonable costs and expenses in connection with certain claims or liabilities, including certain liabilities under the Securities Act of 1933, as amended. See Pro Forma Data on page __ for further information regarding expenses of the offering.


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Restrictions on Transferability by Directors and Executive Officers

     Shares of the common stock purchased by our directors or executive officers cannot be sold for a period of one year following completion of the offering, except for a disposition of shares after death. To ensure this restriction is upheld, shares of the common stock issued to directors and executive officers will bear a legend restricting their sale. Any shares issued to directors and executive officers as a stock dividend, stock split, or otherwise with respect to restricted stock will be subject to the same restriction.


     For a period of three years following the offering, our directors and executive officers and their associates may not, without the prior approval of the [^] Office of Thrift Supervision, purchase our common stock except from a broker or dealer registered with the SEC. This prohibition does not apply to negotiated transactions including more than 1% of our common stock or purchases made for tax qualified or non-tax qualified employee stock benefit plans which may be attributable to individual directors or executive officers.


Restrictions on Agreements or Understandings Regarding Transfer of Common Stock to be Purchased in the Offering

     Before the completion of the offering, no depositor may transfer or enter into an agreement or understanding to transfer any subscription rights or the legal or beneficial ownership of the shares of common stock to be purchased in the offering. Depositors who submit an order form will be required to certify that their purchase of common stock is solely for their own account and there is no agreement or understanding regarding the sale or transfer of their shares. We intend to pursue any and all legal and equitable remedies after we become aware of any agreement or understanding, and will not honor orders we reasonably believe to involve an agreement or understanding regarding the sale or transfer of shares.

Effects of the Stock Offering


     General. The stock offering will not have any effect on American Savings [^] Bank of NJ's present business of accepting deposits and investing its funds in loans and other investments permitted by law. The stock offering will not result in any change in the existing services provided to depositors and borrowers, or in existing offices, management, and staff. After the stock offering, American Savings Bank of NJ will continue to be subject to regulation, supervision, and examination by the [^] Office of Thrift Supervision and the Federal Deposit Insurance Corporation.

     Deposits and Loans. Each holder of a deposit account in American Savings Bank of NJ at the time of the stock offering will continue as an account holder in American Savings Bank of NJ after the stock offering, and the stock offering will not affect the deposit balance, interest rate, or other terms. Each deposit account will be insured by the [^] Federal Deposit Insurance Corporation to the same extent as before the stock offering. Depositors will continue to hold their existing certificates, savings records, checkbooks, and other evidence of their accounts. The stock offering will not affect the loans of any borrower from American Savings Bank of NJ. The amount, interest rate, maturity, security for, and obligations under each loan will remain contractually fixed as they existed prior to the stock offering.

     Voting Rights. As a federally chartered stock savings bank, all voting rights of American Savings Bank of NJ are held solely by its sole stockholder, ASB Holding Company. All voting rights of ASB Holding Company are held solely by its sole stockholder, American Savings, MHC. All voting rights of American Savings, MHC are held by the depositors and certain borrowers of American Savings Bank of NJ at the applicable record date. After the stock offering, the voting rights of ASB Holding Company will be held by stockholders. American Savings, MHC will own a majority of the outstanding common stock of ASB Holding Company, and thus the Board of Directors of American Savings, MHC, which is

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comprised of the same individuals who are directors of ASB Holding Company, will control the affairs of ASB Holding Company, including the election of directors of ASB Holding Company


     Material Federal and State Tax Consequences. We have received an opinion from Malizia Spidi & Fisch, PC on the material federal tax consequences of the stock offering to ASB Holding Company, the purchasers of its common stock and the recipients of subscription rights to purchase such common stock. The opinion has been filed as an exhibit to the registration statement of which this prospectus is a part and covers those federal tax matters that are material to the transaction. Such opinion is made in reliance upon various statements, representations and declarations as to matters of fact made by us, as detailed in the opinion. The opinion provides that:

     o we will recognize no gain or loss upon the receipt of money in exchange for shares of common stock; and

     o no gain or loss will be recognized by Eligible Account Holders and Supplemental Eligible Account Holders upon the distribution to them of the nontransferable subscription rights to purchase shares of common stock.


     The opinion in the second bullet above is predicated on representations from American Savings Bank of NJ, ASB Holding Company and American Savings, MHC that no person shall receive any payment, whether in money or property, in lieu of the issuance of subscription rights. The conclusion in the second bullet above is based on the position that the subscription rights to purchase shares of common stock received by Eligible Account Holders and Supplemental Eligible Account Holders have a fair market value of zero. In reaching their opinion stated in the second bullet above, Malizia Spidi & Fisch, PC has noted that the subscription rights will be granted at no cost to the recipients, will be legally non-transferable and of short duration, and will provide the recipients with the right only to purchase shares of common stock at the same price to be paid by members of the general public in any community offering. Malizia Spidi & Fisch, PC believes that it is more likely than not that the fair market value of the subscription rights to purchase common stock is zero. Malizia Spidi & Fisch, PC has noted in its opinion that they are not aware of the Internal Revenue Service claiming in any similar transaction that subscription rights have any market value. In that there are no judicial opinions or official Internal Revenue Service positions on this issue, however, such position related to subscription rights comes to a reasoned conclusion instead of an absolute conclusion on these issues. Such conclusion of counsel is supported by a letter from FinPro, Inc. furnished to us which states that the subscription rights do not have any value when they are distributed or exercised. If the Internal Revenue Service disagrees with this valuation of subscription rights and determines that such subscription rights have value, income may be recognized by recipients of these rights, in certain cases whether or not the rights are exercised. This income may be capital gain or ordinary income, and ASB Holding Company could recognize gain on the distribution of these rights. Based on the foregoing, Malizia Spidi & Fisch, PC believes that it is more likely than not that the nontransferable subscription rights to purchase our common stock have no value.


     We are also subject to New Jersey income taxes and have received an opinion from Crowe Chizek and Company LLC that the stock offering will be treated for New Jersey state tax purposes similar to the treatment of the stock offering for federal tax purposes.

     Unlike a private letter ruling from the IRS, the federal and state tax opinions have no binding effect or official status, and no assurance can be given that the conclusions reached in any of those opinions would be sustained by a court if contested by the IRS or the New Jersey tax authorities. Eligible Account Holders and Supplemental Eligible Account Holders are encouraged to consult with their own tax advisers as to the tax consequences in the event the subscription rights are determined to have any market value.

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Amendment or Termination of the Plan of Stock Offering


     If determined to be necessary or desirable by the Board of Directors, the plan may be amended by a two-thirds vote of the full Board, with the concurrence of the [^] Office of Thrift Supervision. The plan may be terminated by the Board of Directors, by a two-thirds vote with the concurrence of the [^] Office of Thrift Supervision.


Conditions to the Offering

     Completion of the offering is subject to:


1. the receipt of all the required approvals of the [^] Office of Thrift Supervision for the issuance of common stock in the offering, and

2.   the sale of a minimum of [^] 1,071,000 shares of common stock.

     If such conditions are not met before we complete the offering, all funds received will be promptly returned with interest at American Savings [^] Bank of NJ's regular savings account rate and all withdrawal authorizations will be canceled. The stock purchases of our officers and directors will be counted for purposes of meeting the minimum number of shares.


               RESTRICTIONS ON ACQUISITION OF ASB HOLDING COMPANY

General


     The principal federal regulatory restrictions which affect the ability of any person, firm or entity to acquire ASB Holding Company, American Savings Bank of NJ or their respective capital stock are described below. Also discussed are certain provisions in ASB Holding Company's charter and bylaws which may be deemed to affect the ability of a person, firm or entity to acquire ASB Holding Company


Statutory and Regulatory Restrictions on Acquisition


     The Change in Bank Control Act provides that no person, acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a savings institution unless the [^] Office of Thrift Supervision has been given 60 days prior written notice. The Home Owners' Loan Act provides that no company may acquire "control" of a savings institution without the prior approval of the [^] Office of Thrift Supervision. Any company that acquires such control becomes a savings and loan holding company subject to registration, examination and regulation by the [^] Office of Thrift Supervision. Pursuant to federal regulations, control of a savings institution is conclusively deemed to have been acquired by, among other things, the acquisition of more than 25% of any class of voting stock of the institution or the ability to control the election of a majority of the directors of an institution. Moreover, control is presumed to have been acquired, subject to rebuttal, upon the acquisition of more than 10% of any class of voting stock, or of more than 25% of any class of stock of a savings institution, where certain enumerated "control factors" are also present in the acquisition.


     The Office of Thrift Supervision may prohibit an acquisition of control if:

o    it would result in a monopoly or substantially lessen competition;

o the financial condition of the acquiring person might jeopardize the financial stability of the institution; or

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o    the competence,  experience or integrity of the acquiring  person indicates that it would not be in the interest of the depositors or of the public to permit the acquisition of control by such person. These restrictions do not apply to the acquisition of a savings institution's capital stock by one or more tax-qualified employee stock benefit plans, provided that the plans do not have beneficial ownership of more than 25% of any class of equity security of the savings institution.


     For a period of three years following completion of the stock issuance, Office of Thrift Supervision regulations generally prohibit any person from acquiring or making an offer to acquire beneficial ownership of more than 10% of the stock of ASB Holding Company or American Savings Bank of NJ without Office of Thrift Supervision approval.


Charter and Bylaws of ASB Holding Company

     The following discussion is a summary of certain provisions of the charter and bylaws of ASB Holding Company that relate to corporate governance. The description is necessarily general and qualified by reference to the charter and bylaws.

     Classified Board of Directors. The Board of Directors of ASB Holding Company is required by the bylaws to be divided into three staggered classes which are as equal in size as is possible. One class is required to be elected annually by stockholders of ASB Holding Company for three-year terms, and classes are elected in series. A classified board promotes continuity and stability of management of ASB Holding Company, but makes it more difficult for stockholders to change a majority of the directors because it generally takes at least two annual elections of directors for this to occur.

     Authorized but Unissued Shares of Capital Stock. Following the stock offering, ASB Holding Company will have authorized but unissued shares of preferred stock and common stock. See Description of Capital Stock of ASB Holding Company on page __. Although these shares could be used by the Board of Directors of ASB Holding Company to make it more difficult or to discourage an attempt to obtain control of ASB Holding Company through a merger, tender offer, proxy contest or otherwise, it is unlikely that we would use or need to use shares for these purposes because American Savings, MHC owns a majority of the common stock.

     Special Meetings of Stockholders. ASB Holding Company's bylaws provide that special meetings of stockholders may be called only by chairman or vice chairman of the board, the president, or a majority of the Board of Directors, or upon the written request of the holders of not less than one-tenth of all of the outstanding stock ASB Holding Company

     How Shares are Voted. ASB Holding Company's bylaws provide that there will not be cumulative voting by stockholders for the election of ASB Holding Company's directors. No cumulative voting rights means that American Savings, MHC, as the holder of a majority of the shares eligible to be voted at a meeting of stockholders, may elect all directors of ASB Holding Company to be elected at that meeting. This could prevent minority stockholder representation on ASB Holding Company's Board of Directors.

     Procedures for Stockholder Nominations. ASB Holding Company's bylaws provide that any stockholder wanting to make a nomination for the election of directors or a proposal for new business at a meeting of stockholders must send written notice to the Secretary of ASB Holding Company at least five days before the date of the annual meeting. The bylaws further provide that if a stockholder wanting to make a nomination or a proposal for new business does not follow the prescribed procedures, the proposal will not be considered until an adjourned, special, or annual meeting of the stockholders taking place thirty days or more thereafter. Management believes that it is in the best interests of ASB Holding Company and its stockholders to provide enough time for management to disclose
to  stockholders   information  about  a
dissident slate of nominations for directors. This advance notice requirement may also give management time to solicit its own proxies in an attempt to defeat any dissident slate of nominations if management thinks it is in the best interest of stockholders generally. Similarly, adequate advance notice of stockholder proposals will give management time to study such proposals and to determine whether to recommend to the stockholders that such proposals be adopted.

     Director Qualification Provisions. ASB Holding Company's bylaws provide several qualification provisions applicable to members of its board of directors which serve to ensure the loyalty and professional integrity of each individual director. In particular, the bylaws provide that a majority of the directors must be New Jersey residents.


     ASB Holding Company's bylaws also prohibit persons from serving as director if that individual is currently serving as a management official of another depository institution or depository holding company, as those terms are defined by the regulations of the [^] Office of Thrift Supervision. Further, to ensure the integrity and good character of ASB Holding Company's directors, the bylaws prohibit an individual from serving as a director if he (i) has been subject to conviction for a criminal offense involving dishonesty or breach of trust for which the penalty could be imprisonment for more than one year; (ii) has, within the past ten years, been subject to a cease and desist order for similar conduct; or (iii) has been found by a regulatory agency or a court to have breached a fiduciary duty involving personal profit or to have committed a willful violation of any law, rule or regulation governing banking, securities, commodities or insurance, or any final cease and desist order issued by a banking, securities, commodities or insurance regulatory agency. Any nominations for director of ASB Holding Company must be accompanied by the nominee's certification, under oath, before a notary public, that he meets the eligibility requirements of integrity and good character to be a director.


     In addition to discouraging a takeover attempt which a majority of our public stockholders might determine to be in their best interest or in which our stockholders might receive a premium over the current market prices for their shares, the effect of these provisions may render the removal of our management more difficult.


     Indemnification. ASB Holding Company's bylaws provide for indemnification of its officers, directors and employees to the fullest extent authorized by the regulations of the [^] Office of Thrift Supervision.


                          DESCRIPTION OF CAPITAL STOCK

General


     ASB Holding Company is authorized to issue 20,000,000 shares of common stock, par value $0.10 per share and 5,000,000 shares of serial preferred stock, par value $0.10 per share. We currently expect to have between [^] 1,071,000 and [^] 1,449,000 shares of common stock, subject to an increase to [^] 1,666,350 shares, outstanding after the stock offering, not including shares that will be held by American Savings, MHC. Upon payment of the purchase price shares of common stock issued in the offering will be fully paid and non-assessable. Each share of common stock will have the same relative rights as, and will be identical in all respects with, each other share of common stock. The common stock will represent non-withdrawable capital, will not be an account of insurable type and will not be insured by the [^] Federal Deposit Insurance Corporation or any other governmental agency. The Board of Directors can, without stockholder approval, issue additional shares of common stock, although American Savings, MHC, so long as it is in existence, must own a majority of ASB Holding Company's outstanding shares of common stock.

Common Stock

     Distributions. ASB Holding Company can pay dividends if, as and when declared by its Board of Directors, subject to compliance with limitations which are imposed by law. See Dividend Policy on page __. The holders of common stock of ASB Holding Company will be entitled to receive and share equally in such dividends as may be declared by the Board of Directors of ASB Holding Company out of funds legally available therefor. If ASB Holding Company issues preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

     Voting Rights. The holders of common stock will possess exclusive voting rights in ASB Holding Company. The holder of shares of common stock will be entitled to one vote for each share held on all matters subject to stockholder vote and will not have any right to cumulate votes in the election of directors.


     Liquidation Rights. In the event of any liquidation, dissolution, or winding-up of ASB Holding Company, the holders of the common stock generally would be entitled to receive, after payment of all debts and liabilities of ASB Holding Company (including all debts and liabilities of American Savings Bank [^] of NJ), all assets of ASB Holding Company available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.


     Preemptive Rights; Redemption. Because the holders of the common stock do not have any preemptive rights with respect to any shares ASB Holding Company may issue, the Board of Directors may sell shares of capital stock of ASB Holding Company without first offering such shares to existing stockholders. The common stock will not be subject to any redemption provisions.

Preferred Stock

     We are authorized to issue up to 5,000,000 shares of serial preferred stock and to fix and state voting powers, designations, preferences, or other special rights of preferred stock and the qualifications, limitations and restrictions of those shares as the Board of Directors may determine in its discretion. Preferred stock may be issued in distinctly designated series, may be convertible into common stock and may rank prior to the common stock as to dividends rights, liquidation preferences, or both, and may have full or limited voting rights. The issuance of preferred stock could adversely affect the voting and other rights of holders of common stock.

     The authorized but unissued shares of preferred stock and the authorized but unissued and unreserved shares of common stock will be available for issuance in future mergers or acquisitions, in future public offerings or private placements. Except as otherwise required to approve the transaction in which the additional authorized shares of preferred stock would be issued, no stockholder approval generally would be required for the issuance of these shares.

                             LEGAL AND TAX OPINIONS


     The legality of the issuance of the common stock being offered and certain matters relating to the stock offering and federal taxation will be passed upon for us by Malizia Spidi & Fisch, PC, Washington, D.C. Matters relating to state taxation will be passed upon for us by Crowe Chizek and Company LLC, Oak Brook, Illinois. Certain legal matters will be passed upon for Milestone Advisors, LLC by Bracewell & Patterson, L.L.P., Houston, Texas.

                                     EXPERTS

     The financial statements of American Savings Bank of NJ at September 30, 2002 and 2001 and for each of the years in the two year period ended September 30, 2002 have been included in this prospectus in reliance upon the report of Crowe Chizek and Company LLC, appearing elsewhere in this prospectus, and upon the authority of said firm as experts in accounting and auditing. Separate financial statements for ASB Holding Company have not been included in this prospectus because ASB Holding Company was not formed until June 10, 2003, has engaged in only organizational activities to date, has no significant assets, contingent or other liabilities, revenues, or expenses.

     FinPro, Inc. has consented to the publication in this document of a summary of its letter to ASB Holding Company setting forth its conclusion as to the estimated pro forma market value of the common stock and has also consented to the use of its name and statements with respect to it appearing in this document.

                            REGISTRATION REQUIREMENTS


     Prior to completion of the offering, we will register our common stock with the SEC pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended[^]. We will be subject to the information, proxy solicitation, insider trading restrictions, tender offer rules, periodic reporting and other requirements of the SEC under the Securities Exchange Act of 1934. We will not deregister the common stock under the Securities Exchange Act of 1934 for a period of at least three years following the stock offering.


                    WHERE YOU CAN FIND ADDITIONAL INFORMATION


     We have filed with the SEC a registration statement on Form SB-2 under the Securities Act of 1933, as amended, with respect to the common stock offered in this document. As permitted by the rules and regulations of the SEC, this document does not contain all the information set forth in the registration statement. This information can be examined without charge at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of the registration materials can be obtained from the SEC at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling 1-800-SEC-0330. The SEC also maintains [^] a web site [^] that contains reports, proxy and information statements and other information regarding registrants, including ASB Holding Company, that file electronically with the SEC. The address for this web site is [^] http://www.sec.gov. [^] The statements contained in this document as to the contents of any contract or other document filed as an exhibit to the Form SB-2 are, of necessity, brief descriptions, and each statement is qualified by reference to the complete contract or document.

     We have filed an application for approval of the stock issuance with the [^] Office of Thrift Supervision. This prospectus omits certain information contained in that application. That information can be examined without charge at the public reference facilities of the [^] Office of Thrift Supervision located at 1700 G Street, N.W., Washington, D.C. 20552.

     A copy of our charter and bylaws, filed as exhibits to the registration statement as well as those of American Savings Bank of NJ and American Savings, MHC, are available without charge from ASB Holding Company. Copies of the plan of stock issuance are also available without charge.

                           AMERICAN SAVINGS BANK OF NJ
                             Bloomfield, New Jersey


                              FINANCIAL STATEMENTS



                                    CONTENTS




REPORT OF INDEPENDENT AUDITORS                                          F-1


FINANCIAL STATEMENTS

         STATEMENTS OF FINANCIAL CONDITION                              F-2

         STATEMENTS OF INCOME                                           F-3

         STATEMENTS OF CHANGES IN EQUITY AND COMPREHENSIVE INCOME       F-4

         STATEMENTS OF CASH FLOWS                                       F-5

         NOTES TO FINANCIAL STATEMENTS                                  F-7



     All schedules are omitted as the required information either is not applicable or is included in the consolidated financial statements or related notes.

     Separate financial statements for ASB Holding Company have not been included in this prospectus because ASB Holding Company, which has engaged in only organizational activities to date, has no significant assets, contingent or other liabilities, revenues, expenses or earnings per share.

                         REPORT OF INDEPENDENT AUDITORS



Board of Directors
American Savings Bank of NJ
Bloomfield, New Jersey


We have audited the accompanying statements of financial condition of American Savings Bank of NJ as of September 30, 2002 and 2001, and the related statements of income, changes in equity and comprehensive income, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American Savings Bank of NJ as of September 30, 2002 and 2001 and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.



                                              /s/Crowe Chizek and Company LLC

                                              Crowe Chizek and Company LLC

Oak Brook, Illinois
February 20, 2003

                           AMERICAN SAVINGS BANK OF NJ
                        STATEMENTS OF FINANCIAL CONDITION
                        (In thousands except share data)

-----------------------------------------------------------------------------------------

                                                          March 31, ---September 30,---
                                                            2003       2002       2001
                                                          --------   --------   --------
                                                        (Unaudited)
ASSETS
Cash and cash equivalents
     Cash and due from banks                              $  1,487   $  2,170   $  1,276
     Interest-bearing deposits                               3,116      6,860     11,933
     Federal funds sold                                      2,300      8,300      8,900
                                                          --------   --------   --------
         Total cash and cash equivalents                     6,903     17,330     22,109

Securities available-for-sale                               93,648     90,134     52,022
Securities held-to-maturity (fair value:  March 31,
  2003 - $4,171, September 30, 2002 - $7,023;
  September 30, 2001 - $10,278)                              4,130      6,970     10,187
Loans receivable, net of allowance for loan losses:
  (restated - see note 1) March 31, 2003 - $1,247;
  September 30, 2002 - $1,117; September 30, 2001 -
  $1,009                                                   242,122    208,374    166,322
Premises and equipment                                       3,919      3,786      3,809
Federal Home Loan Bank stock, at cost                        2,900      2,200      2,300
Cash surrender value of life insurance                       4,919      4,477          -
Accrued interest receivable                                  1,251      1,313      1,148
Other assets                                                   770        295        311
                                                          --------   --------   --------

     Total assets                                         $360,562   $334,879   $258,208
                                                          ========   ========   ========

LIABILITIES AND EQUITY
Deposits
     Non-interest-bearing                                 $ 18,438   $ 16,816   $ 13,635
     Interest-bearing                                      257,419    247,771    175,193
                                                          --------   --------   --------
         Total deposits                                    275,857    264,587    188,828
Advance payments by borrowers for taxes
  and insurance                                              1,850      1,713      1,358
Federal Home Loan Bank advances                             57,000     44,000     46,000
Due to broker                                                1,500          -          -
Accrued expenses and other liabilities                       2,180      2,707      1,867
                                                          --------   --------   --------
     Total liabilities                                     338,387    313,007    238,053

Commitments and contingent liabilities

Equity
     Preferred stock no par value; 2,000,000 authorized          -          -          -
     Common stock $.10 par value; 8,000,000 shares
       authorized; 100 shares issued and outstanding             -          -          -
     Retained earnings                                      21,973     21,341     19,451
     Accumulated other comprehensive income                    202        531        704
                                                          --------   --------   --------
         Total equity                                       22,175     21,872     20,155
                                                          --------   --------   --------
              Total liabilities and equity                $360,562   $334,879   $258,208
                                                          ========   ========   ========

-----------------------------------------------------------------------------------------

                 See accompanying notes to financial statements

                           AMERICAN SAVINGS BANK OF NJ
                              STATEMENTS OF INCOME
                        (In thousands except share data)

------------------------------------------------------------------------------------------------

                                                     Six Months Ended          Years Ended
                                                  ------March 31,-------   ----September 30,----
                                                     2003         2002        2002        2001
                                                  ---------    ---------   ---------   ---------
                                                      (Unaudited)
Interest income
     Loans, including fees                        $   7,128    $   6,254   $  12,907   $  11,542
     Securities                                       1,582        2,232       4,414       4,261
     Federal funds sold and other                       133          134         257         249
                                                  ---------    ---------   ---------   ---------
         Total interest income                        8,843        8,620      17,578      16,052

Interest expense
     NOW and money market                               178           76         211         149
     Savings                                          1,132        1,083       2,196         895
     Certificates of deposit                          1,826        2,260       4,158       5,835
     Federal Home Loan Bank advances                  1,369        1,093       2,264       2,261
                                                  ---------    ---------   ---------   ---------
         Total interest expense                       4,505        4,512       8,829       9,140
                                                  ---------    ---------   ---------   ---------

Net interest income                                   4,338        4,108       8,749       6,912

Provision for loan losses                               130            1         105           2
                                                  ---------    ---------   ---------   ---------
Net interest income after provision
  for loan losses                                     4,208        4,107        8,644        6,910

Noninterest income
     Service charges on deposits                        136          114          240          215
     Income from cash surrender value of
       life insurance                                   118            -          102            -
     Loss on sales of securities available-for-
       sale                                            (188)           -            -            -
     Other                                              109          125          253          243
                                                  ---------    ---------   ----------   ----------
         Total noninterest income                       175          239          595          458

Noninterest expense
     Salaries and employee benefits                   2,317        1,916        3,969        3,081
     Advertising                                        103          258          394          234
     Data processing                                    264          228          486          416
     Occupancy and equipment                            391          350          737          581
     Federal deposit insurance                           21           16           36           31
     Other                                              300          288          652          580
                                                  ---------    ---------   ----------   ----------
         Total noninterest expense                    3,396        3,056        6,274        4,923
                                                  ---------    ---------   ----------   ----------

Income before income taxes                              987        1,290        2,965        2,445

Provision for income taxes                              355          469        1,075          888
                                                  ---------    ---------   ----------   ----------


Net income                                        $     632    $     821   $    1,890   $    1,557
                                                  =========    =========   ==========   ==========

Earnings per share:
     Basic and diluted                            $6,330.16    $8,206.24   $18,899.42   $15,570.36


--------------------------------------------------------------------------------------------------

                 See accompanying notes to financial statements

                           AMERICAN SAVINGS BANK OF NJ
            STATEMENTS OF CHANGES IN EQUITY AND COMPREHENSIVE INCOME
                                 (In thousands)

----------------------------------------------------------------------------------------------------------------

                                                                              Accumulated
                                                                                 Other
                                                                             Comprehensive              Compre-
                                                                  Retained      Income       Total      hensive
                                                                  Earnings      (Loss)      Equity      Income
                                                                  --------      -----       ------      ------

Balance at October 1, 2000 as reported                          $   17,534   $    (557)  $   16,977
Adjustment (Note 1)                                                    360           -          360
                                                                ----------   ---------   ----------
Balance at October 1, 2000 as restated                              17,894        (557)      17,337

Comprehensive income
    Net income                                                       1,557           -        1,557
    Unrealized holding gain on securities available-
      for-sale, net of tax of $708                                       -       1,261        1,261
                                                                                         ----------

       Total comprehensive income                                                             2,818    $  2,818
                                                                ----------   ---------   ----------    ========

Balance at September 30, 2001                                       19,451         704       20,155

Comprehensive income
    Net income                                                         821           -          821
    Unrealized holding loss on securities available-
      for-sale, net of tax of $(422)                                     -        (752)        (752)
                                                                                         ----------
       Total comprehensive income for six months
         ended March 31, 2002                                                                    69    $     69
                                                                ----------   ---------   ----------    ========

Balance at March 31, 2002 (unaudited)                           $   20,272   $     (48)  $   20,224
                                                                ==========   =========   ==========

Balance at October 1, 2001                                      $   19,451   $     704   $   20,155

Comprehensive income
    Net income                                                       1,890           -        1,890
    Unrealized holding loss on securities available-
      for-sale, net of tax of $(42)                                      -        (173)        (173)
                                                                                         ----------

       Total comprehensive income                                                             1,717    $  1,717
                                                                ----------   ---------   ----------    ========

Balance at September 30, 2002                                       21,341         531       21,872

Comprehensive income
    Net income                                                         632           -          632
    Unrealized holding loss on securities available-
      for-sale, net of tax of $(219)                                     -        (329)        (329)
                                                                                         ----------
       Total comprehensive income for six months
         ended March 31, 2003                                                                   303    $    303
                                                                ----------   ---------   ----------    ========

Balance at March 31, 2003 (unaudited)                           $   21,973   $     202   $   22,175
                                                                ==========   =========   ==========

                 See accompanying notes to financial statements

                           AMERICAN SAVINGS BANK OF NJ
                            STATEMENTS OF CASH FLOWS
                                 (In thousands)

----------------------------------------------------------------------------------------------------------------

                                                                      Six Months Ended          Years Ended
                                                                   -------March 31,-----    ---September 30,--
                                                                         (Unaudited)
                                                                      2003         2002        2002        2001
                                                                      ----         ----        ----        ----
Cash flows from operating activities
    Net income                                                     $     632    $    821    $  1,890    $  1,557
    Adjustments to reconcile net income to net cash
      provided by operating activities
       Depreciation and amortization                                     177         191         378         295
       Net amortization of premiums and discounts                        616         184         422          34
       Losses on sales of securities available-for-sale                  188           -           -           -
       Provision for loan losses                                         130           1         105           2
       Increase in cash surrender value of life insurance               (118)          -        (102)          -
       Gain on sale of other real estate owned                            (3)          -           -           -
       Gain on sale of loans                                               -           -          (7)         (2)
       Proceeds from sales of loans                                        -           -         265       1,373
       Net change in loans held for sale                                   -           -           -         452
       Decrease (increase) in accrued interest receivable                 62        (208)       (165)         21
       Decrease (increase) in other assets                              (275)        637         184         (23)
       Change in deferred income taxes                                    19          26        (126)          -
       Increase (decrease) in other liabilities                         (527)         (4)        840          85
                                                                   ---------    --------    --------    --------
          Net cash provided by operating activities                      901       1,648       3,684       3,794

Cash flows from investing activities
    Net increase in loans receivable                                 (33,938)    (22,320)    (42,415)    (27,188)
    Proceeds from maturities of securities held-to-maturity                -           -           -       2,000
    Principal paydowns on securities held-to-maturity                  2,849       1,772       3,231       2,686
    Purchases of securities available-for-sale                       (62,223)    (44,009)    (58,906)     (3,913)
    Sales of securities available-for-sale                            21,026           -           -           -
    Principal paydowns on securities available-for-sale               37,822       9,944      20,143      10,466
    Purchase of Federal Home Loan Bank stock                            (750)          -        (225)        (40)
    Redemption of Federal Home Loan Bank stock                            50          50         325           -
    Purchase of bank-owned life insurance                               (324)     (3,500)     (4,375)          -
    Purchase of premises and equipment                                  (310)       (241)       (355)     (1,675)
    Proceeds from sale of other real estate owned                         63           -           -           -
                                                                   ---------    --------    --------    --------
       Net cash used in investing activities                         (35,735)    (58,304)    (82,577)    (17,664)

Cash flows from financing activities
    Net increase in deposits                                          11,270      48,231      75,759      29,426
    Net change in advance payments by borrowers
      for taxes and insurance                                            137         214         355         101
    Repayment of Federal Home Loan Bank of New
      York advances                                                   (2,000)     (2,000)    (14,000)    (16,700)
    Federal Home Loan Bank of New York advances                       15,000           -      12,000      19,000
                                                                   ---------    --------    --------    --------
       Net cash provided by financing activities                      24,407      46,445      74,114      31,827
                                                                   ---------    --------    --------    --------

Net change in cash and cash equivalents                              (10,427)    (10,211)     (4,779)     17,957

Cash and cash equivalents at beginning of period                      17,330      22,109      22,109       4,152
                                                                   ---------    --------    --------    --------

Cash and cash equivalents at end of period                         $   6,903    $ 11,898    $ 17,330    $ 22,109
                                                                   =========    ========    ========    ========

----------------------------------------------------------------------------------------------------------------
                                   (Continued)

                           AMERICAN SAVINGS BANK OF NJ
                            STATEMENTS OF CASH FLOWS
                              (Tables in thousands)

-----------------------------------------------------------------------------------------------------------------

                                                                      Six Months Ended         Years Ended
                                                                   -------March 31,-----    ---September 30,---
                                                                         (Unaudited)
                                                                      2003         2002        2002        2001
                                                                      ----         ----        ----        ----
Supplemental cash flow information:
    Cash paid during the period for
       Interest                                                    $   4,452    $  4,494    $  8,790    $  9,075
       Income taxes, net of refunds                                      445         230       1,031       1,020

Supplemental disclosures of noncash investing transactions:
    Conversion of loans to other real estate owned                 $      60    $      -    $      -    $      -
    Due to broker                                                      1,500           -           -           -

-----------------------------------------------------------------------------------------------------------------

                 See accompanying notes to financial statements.

                           AMERICAN SAVINGS BANK OF NJ
                          NOTES TO FINANCIAL STATEMENTS
                              (Tables in thousands)

--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of  Operations:  The American  Savings Bank of NJ (the Bank)  completed a
---------------------
Plan of Mutual Holding Company Reorganization utilizing the Mutual Holding Company structure. In a series of steps, which constitutes an internal reorganization for which there is no change in basis, the Bank formed American Savings MHC (the MHC), which owns 100% of the common stock of the Bank. The MHC, which has had no operations and no assets other than an investment in the Bank, is not included in these financial statements.

The Bank provides a full range of banking services to individual and corporate customers in New Jersey. The Bank is subject to competition from other financial institutions and to the regulations of certain federal and state agencies and undergoes periodic examinations by those regulatory authorities.

Use of Estimates: In preparing the financial statements,  management is required
----------------
to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheets and revenues and expenses for the period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans.

A substantial portion of the Bank's loans are secured by real estate in the New Jersey market. In addition, a substantial portion of real estate owned is located in that same market. Accordingly, as with most financial institutions in the market area, the ultimate collectibility of a substantial portion of the Bank's loan portfolio and the recovery of the carrying amount of real estate owned are susceptible to changes in market conditions.

Cash and Cash  Equivalents:  For purposes of the statements of cash flows,  cash
--------------------------
and cash equivalents include cash on hand and in banks; interest-bearing deposits; and federal funds sold, which are generally sold for one-day periods.

Securities:  Securities  are  classified  as  held-to-maturity  and  carried  at
----------
amortized cost when management has the positive intent and ability to hold them to maturity. Securities are classified as available-for-sale when they might be sold before maturity. Securities available-for-sale are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income.

Interest income includes amortization of purchase premium or discount. Premiums and discounts are amortized using the level yield method. Gains and losses on sales are based on the amortized cost of the security sold. Securities are written down to fair value when a decline in fair value is not temporary.

--------------------------------------------------------------------------------
                                  (Continued)

                           AMERICAN SAVINGS BANK OF NJ
                          NOTES TO FINANCIAL STATEMENTS
                              (Tables in thousands)

--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loans:  Mortgages  on real estate and other loans are stated at the  outstanding
-----
principal amount of the loans, net of deferred loan fees and the allowance for loan losses. Interest income on loans is accrued and credited to interest income as earned. Loans are generally placed on nonaccrual status when they become delinquent 90 days or more as to principal or interest or when it appears that principal or interest is uncollectible. Interest accrued prior to a loan being placed on nonaccrual status is subsequently reversed. Interest income on nonaccrual loans is recognized only in the period in which it is ultimately collected. Loans are returned to an accrual status when factors indicating doubtful collectibility no longer exist.

The Bank defines the population of impaired loans to be all nonaccrual commercial real estate, multi-family, and land loans. Impaired loans are individually assessed to determine whether the loan's carrying value is not in excess of the fair value of the collateral or the present value of the loan's expected future cash flows. Smaller balance homogeneous loans that may be collectively evaluated for impairment, such as residential mortgage loans and installment loans, are specifically excluded from the impaired loan portfolio.

Loans  Held-For-Sale:  Loans  held-for-sale  are carried at the lower of cost or
--------------------
market, using the aggregate method. Gains and losses on sales of mortgage loans are recognized at the time of sale.

Allowance  For Loan  Losses:  The  allowance  for  loan  losses  is a  valuation
---------------------------
allowance for probable incurred credit losses, increased by the provision for loan losses and decreased by charge-offs less recoveries. Management estimates the allowance balance required using past loan loss experience, peer group information, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged off. Loan losses are charged against the allowance when management believes that the uncollectibility of a loan balance is confirmed.

A loan is impaired when full payment under the loan terms is not expected. Impairment is evaluated in total for smaller-balance loans of similar nature, such as residential mortgage and consumer loans, and on an individual loan basis for other loans. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported net, at the present value of estimated future cash flow using the loan's existing rate or at the fair value of collateral if repayment is expected solely from the collateral.

Loan Fees: Loan fees and certain direct loan  origination  costs for originating
---------
mortgage loans are deferred and the net fee or cost is recognized into interest income using the interest method over the contractual lives of the loans.

--------------------------------------------------------------------------------
                                  (Continued)

                           AMERICAN SAVINGS BANK OF NJ
                          NOTES TO FINANCIAL STATEMENTS
                              (Tables in thousands)

--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Real Estate Owned:  When properties are acquired through  foreclosure,  they are
-----------------
transferred at the lower of the book value or estimated fair value and any required write-downs are charged to the allowance for loan losses. Subsequently, such properties are carried at the lower of the adjusted cost or fair value less estimated selling costs. Estimated fair value of the property is generally based on an appraisal. The Bank maintains an allowance for real estate owned losses for subsequent declines in estimated fair value. Expenses of holding foreclosed properties, net of other income, are charged to operations as incurred. Gains and losses from sales of such properties are recognized as incurred.

Premises and Equipment: Land is carried at cost. Office properties and equipment
----------------------
are carried at cost, less accumulated depreciation. Office buildings and improvements are depreciated using the straight-line method with useful lives ranging from 20 to 40 years. Furniture, fixtures, and equipment are depreciated with the straight-line method with useful lives ranging from 3 to 10 years.

Income  Taxes:  The  provision for income taxes is the total of the current year
-------------
income tax due or refundable and the change in the deferred tax assets and liabilities. Deferred tax assets and liabilities are the estimated future tax consequences attributable to differences between the financial statements' carrying amounts of existing assets and liabilities and their respective tax bases, computed using enacted tax rates. The realization of deferred tax assets is assessed and a valuation allowance provided, when necessary, for that portion of the asset which is not likely to be realized. Management believes, based upon current facts, that it is more likely than not there will be sufficient taxable income in future years to realize the deferred tax assets.

Earnings Per Common Share: Basic earnings per common share is net income divided
-------------------------
by the weighted average number of common shares outstanding during the period. The weighted average common shares outstanding were 100 for the six months ended March 31, 2003 and 2002 (unaudited) and the years ended September 30, 2002 and 2001. There were no potentially dilutive securities for the periods ended March 31, 2003 and 2002 (unaudited) or the years ended September 30, 2002 and 2001.

Restatement:  The accompanying  financial statements for 2002 and 2001 have been
-----------
restated to reflect an adjustment to the allowance for loan losses as of September 30, 1995. During the late 1980s and early 1990s, the Bank experienced significant losses in the loan portfolio. Consequently, additional provisions for loan losses were recorded as a result of the substantial credit losses that had occurred during that time. Subsequently, the Bank's credit quality improved, nonperforming assets decreased, and net charge-offs decreased. However, the Bank's allowance for loan losses was not adjusted accordingly.

During 2003, the Bank completed a comprehensive review of the entire allowance for loan loss process and determined that a portion of the additional allowance provided earlier should have been reversed as of September 30, 1995 because it was no longer supported by loss history. As a result, management recorded a prior period adjustment. The financial statements from September 30, 1995 have been restated which reduced the allowance for loan losses by $600,000, reduced the deferred tax asset by $240,000, and increased equity by $360,000 at March 31, 2003 (unaudited), and September 30, 2002 and 2001. Net income for 2003 (unaudited) 2002 and 2001 was not affected.

--------------------------------------------------------------------------------
                                  (Continued)

                           AMERICAN SAVINGS BANK OF NJ
                          NOTES TO FINANCIAL STATEMENTS
                              (Tables in thousands)

--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Unaudited  Periods:  Balances as of March 31, 2003 and for the six months  ended
------------------
March 31, 2003 and 2002 have not been audited. In the opinion of management, all adjustments consisting of normal recurring adjustments that are necessary for a fair presentation of the unaudited periods have been reflected.

New Accounting Pronouncements:  American Savings Bank of NJ adopted Statement of
-----------------------------
Financial Accounting Standards 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" on January 1, 2002. The statement requires that the bank recognize an impairment loss on long-lived assets when the carrying amount is not recoverable and the measurement of the impairment loss is the difference between the carrying amount and the fair value of the asset. The adoption of Statement No. 144 did not have any effect on the bank's financial condition or results of operations.

On April 1, 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 145, "Rescission of Financial Accounting Standards Board Statements No. 4, 44, and 64, Amendment of Financial Accounting Standards Board Statement No. 13, and Technical Corrections." Statement No. 145 is effective for financial statements issued on or after May 15, 2002. Statement No. 145 requires that any gains or losses on extinguishment of debt that were classified as an extraordinary item in prior periods that are not unusual in nature and infrequent in occurrence be reclassified to other income or expense. Statement No. 145 also amends Statement No. 13 to require certain modifications to capital leases be treated as a sale-leaseback and modifies the accounting for sub-leases when the original lessee remains a secondary obligor or guarantor. Adoption of Statement No. 145 did not have any effect on the Company's financial condition or results of operations. on September 30, 2002

On June 1, 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." Statement No. 146 is effective for exit or disposal activities initiated after December 31, 2002, and may be early applied. Statement No. 146 supersedes EITF 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." Statement No. 146 provides guidance on the accounting for the recognition of liabilities associated with exit and disposal activities. Under Statement No. 146, "a liability for a cost associated with an exit or disposal activity should be recognized when the liability is incurred." The Financial Accounting Standards Board concluded that an entity's commitment to a plan, by itself, does not create a present obligation to others that meet the definition of a liability. American Savings Bank of NJ adopted Statement No. 146 effective July 1, 2002, and the adoption of this standard did not have any effect on the bank's financial condition or results of operations.

--------------------------------------------------------------------------------
                                  (Continued)

                           AMERICAN SAVINGS BANK OF NJ
                          NOTES TO FINANCIAL STATEMENTS
                              (Tables in thousands)

--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

On October 1, 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 147, "Acquisitions of Certain Financial Institutions." Statement No. 147 was effective October 1, 2002, and may be early applied. Statement No. 147 supersedes Statement No. 72, "Accounting for Certain Acquisitions of Banking or Thrift Institutions." Statement No. 147 provides guidance on the accounting for the acquisition of a financial institution, and applies to all such acquisitions except those between two or more mutual enterprises. Under Statement No. 147, the excess of the fair value of liabilities assumed over the fair value of tangible and identifiable intangible assets acquired in a financial institution business combination represents goodwill that should be accounted for under Statement No. 142, "Goodwill and Other Intangible Assets." If certain criteria are met, the amount of the unidentifiable intangible asset resulting from prior financial institutions acquisitions is to be reclassified to goodwill upon adoption of this Statement. Financial institutions meeting conditions outlined in Statement No. 147 are required to restate previously issued financial statements. The objective of the restatement is to present the balance sheet and income statement as if the amount accounted for under Statement No. 72 as an unidentifiable intangible asset had been reclassified to goodwill as of the date American Savings Bank of NJ adopted Statement No. 142. Adoption of Statement No. 147 on October 1, 2002 did not have a material effect on the Company's consolidated financial position or results of operations did not have any impact on the Company's financial condition or results of operations as the Company had not previously acquired any financial institution branches.

On December 31, 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 148, "Accounting for Stock Based Compensation - Transition and Disclosure." Statement No. 148 is effective for the 2002 annual financial statements as well as interim financial statements starting in the first quarter of 2003. Statement No. 148 requires more prominent disclosure of how an entity's accounting policy for stock based compensation affects net income, including moving the pro-forma table of the effect of not following FAS 123 to Note 1 Summary of Significant Accounting policies. Statement No. 148 also provides additional choices on how to adopt FAS 123. The adoption of Statement No. 148 did not have any impact on American Savings Bank of NJ's financial condition or results of operations.

In April 2003, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." Statement No. 149 is effective for contracts entered into or modified after June 30, 2003, except for hedging activities designated after June 30, 2003 and Statement 133 Implementation Issues that have been effective for fiscal quarters that began prior to June 15, 2003. Statement No. 148 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under Financial Accounting Standards Board No. 133, "Accounting for Derivative Instruments and Hedging Activities." Adoption of Statement No. 149 in April 2003 did not have any impact on American Savings Bank of NJ's financial condition or results of operations.

--------------------------------------------------------------------------------
                                  (Continued)

                           AMERICAN SAVINGS BANK OF NJ
                          NOTES TO FINANCIAL STATEMENTS
                              (Tables in thousands)

--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

On May 31, 2003, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." Statement No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities. Statement No. 150 requires that an issuer classify components of financial instruments as liabilities or equity based upon the particular characteristics of such components. If an instrument contains both liability and equity components, the separate components would be reported in the balance sheet as a liability or equity, as applicable, rather than presenting those components on a aggregate basis entirely as a liability or entirely as equity. Adoption of Statement No. 150 did not have any impact on American Savings Bank of NJ's financial condition or results of operations.

In December 2002, the Financial Accounting Standards Board issued Interpretation No. 45 (FIN 45), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect

Guarantees of Indebtedness of Others." FIN 45 is effective on a prospective basis to guarantees issued or modified after December 31, 2002. FIN 45 requires a guarantor to make additional disclosures in its interim and annual financial statements regarding the guarantor's obligations. FIN 45 also requires, under certain circumstances, that a guarantor recognize, at the inception of the guarantee, a liability for the fair value of the obligation undertaken when issuing the guarantee. The adoption of FIN 45 did not have any impact on American Saving Bank of NJ's financial condition or results of operation.

--------------------------------------------------------------------------------
                                  (Continued)

                           AMERICAN SAVINGS BANK OF NJ
                          NOTES TO FINANCIAL STATEMENTS
                              (Tables in thousands)

--------------------------------------------------------------------------------

NOTE 2 - SECURITIES

The fair value of securities available-for-sale were as follows:

                                                 Gross       Gross
                                       Fair    Unrealized  Unrealized
                                       Value     Gains       Losses
                                       -----     -----       ------
March 31, 2003 (Unaudited)
--------------------------
U.S. Government and federal agency    $ 6,532   $     -    $  -
Mortgage-backed
    FHLMC                                 821         7       -
    FNMA                                1,949        26       -
    GNMA                                  418         8       -
Collateralized mortgage obligations
    Agency                             58,724       223     (28)
    Non-agency                         15,214       119      (9)
Mutual fund                             9,990         -     (10)
                                      -------   -------    ----

                                      $93,648   $   383    $(47)
                                      =======   =======    ====
September 30, 2002
------------------
Mortgage-backed
    FHLMC                             $   885   $     4    $  -
    FNMA                                2,213        35      (2)
    GNMA                                  513         6       -
Collateralized mortgage obligations
    Agency                             57,346       571     (14)
    Non-agency                         19,177       291      (7)
Mutual fund                            10,000         -       -
                                      -------   -------    ----

                                      $90,134   $   907    $(23)
                                      =======   =======    ====
September 30, 2001
------------------
Mortgage-backed
    FHLMC                             $   892   $     -    $(17)
    FNMA                                2,616         9     (24)
    GNMA                                  770         5       -
Collateralized mortgage obligations
    Agency                             17,164       416       -
    Non-agency                         30,580       712       -
                                      -------   -------    ----

                                      $52,022   $ 1,142    $(41)
                                      =======   =======    ====

--------------------------------------------------------------------------------
                                  (Continued)

                           AMERICAN SAVINGS BANK OF NJ
                          NOTES TO FINANCIAL STATEMENTS
                              (Tables in thousands)

--------------------------------------------------------------------------------

NOTE 2 - SECURITIES (Continued)

The amortized cost and fair value of securities held-to-maturity were as follows:

                                                 Gross      Gross
                                    Amortized  Unrealized Unrealized   Fair
                                      Cost       Gains      Losses     Value
                                      ----       -----      ------     -----
March 31, 2003 (Unaudited)
--------------------------
Mortgage-backed
    FHLMC                             $   774   $   7    $      -    $   781
    FNMA                                1,894      10          (6)     1,898
    GNMA                                  605      18           -        623
Collateralized mortgage obligations
    Agency                                857      12           -        869
                                      -------   -----    --------    -------

                                      $ 4,130   $  47    $     (6)   $ 4,171
                                      =======   =====    ========    =======

September 30, 2002
------------------
Mortgage-backed
    FHLMC                             $   986   $   8    $      -    $   994
    FNMA                                2,197      14          (2)     2,209
    GNMA                                  711      16           -        727
Collateralized mortgage obligations
    Agency                              3,076      26          (9)     3,093
                                      -------   -----    --------    -------

                                      $ 6,970   $  64    $    (11)   $ 7,023
                                      =======   =====    ========    =======

September 30, 2001
------------------
Mortgage-backed
    FHLMC                             $ 1,214   $   -    $    (17)   $ 1,197
    FNMA                                2,866       8         (27)     2,847
    GNMA                                1,137       9          (1)     1,145
Collateralized mortgage obligations
    Agency                              4,970     119           -      5,089
                                      -------   -----    --------    -------

                                      $10,187   $ 136    $    (45)   $10,278
                                      =======   =====    ========    =======

Proceeds from sales of securities amounted to $21,026 during the six months ended March 31, 2003 (unaudited) resulting in gross gains of $0 and gross losses of $188. There were no securities sales during the six months ended March 31, 2002 (unaudited) or the years ended September 30, 2002 and 2001.

--------------------------------------------------------------------------------
                                  (Continued)

                           AMERICAN SAVINGS BANK OF NJ
                          NOTES TO FINANCIAL STATEMENTS
                              (Tables in thousands)

--------------------------------------------------------------------------------

NOTE 2 - SECURITIES (Continued)

The fair value of debt securities and carrying amount, if different, at March 31, 2003 (unaudited) by contractual maturity were as follows. Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately.

                                                              Available
                                   Held-to-Maturity           for Sale
                                 Carrying        Fair           Fair
                                  Amount         Value          Value
                                  ------         -----          -----

Due from one to five years        $    -        $    -        $ 6,532
Mortgage-backed                    4,130         4,171         77,126
Mutual fund                            -             -          9,990
                                  ------        ------        -------

     Total                        $4,130        $4,171        $93,648
                                  ======        ======        =======

Securities with carrying values of $2,562 (unaudited), $2,665, and $3,431 at March 31, 2003 and September 30, 2002 and 2001, respectively, were pledged to secure public deposits as required or permitted by law.


NOTE 3 - LOANS

Loans at period-end were as follows:

                                   March 31,        ----September 30,-----
                                     2003              2002         2001
                                  ---------         ---------    ---------
                                 (Unaudited)
Mortgage loans:
    One-to-four-family            $ 200,498         $ 167,564    $ 131,513
    Multi-family and commercial      29,946            29,503       24,903
    Construction                        832             4,875        9,402
Consumer                                720               795          540
Home equity                           8,458             6,904        5,863
Commercial                            2,441             2,298          417
                                  ---------         ---------    ---------
    Total loans                     242,895           211,939      172,638

Allowance for loan losses            (1,247)           (1,117)      (1,009)
Net deferred loan costs                 855               673          532
Loans in process                       (381)           (3,121)      (5,839)
                                  ---------         ---------    ---------

    Loans, net                    $ 242,122         $ 208,374    $ 166,322
                                  =========         =========    =========


--------------------------------------------------------------------------------
                                  (Continued)

                           AMERICAN SAVINGS BANK OF NJ
                          NOTES TO FINANCIAL STATEMENTS
                              (Tables in thousands)

--------------------------------------------------------------------------------

NOTE 3 - LOANS (Continued)

Certain directors and officers of the Bank and companies with which they are affiliated have obtained loans from the Bank on various occasions. A summary of such loans made by the Bank in the ordinary course of business is as follows:

                                                  March 31,       September 30,
                                                    2003              2002
                                                   -----             -----
                                                (Unaudited)
 Beginning balance                                 $ 520             $ 285
     New loans                                       308               307
     Repayments                                     (162)              (72)
                                                   -----             -----

 Ending balance                                    $ 666             $ 520
                                                   =====             =====

Activity in the allowance for loan losses was as follows:

                                    Six Months Ended       Years Ended
                                    ---March 31,---       --September 30,--
                                     2003     2002          2002      2001
                                    ------   ------       -------    ------
                                      (Unaudited)

 Balance at beginning of year       $1,117   $1,009       $ 1,009    $1,003
 Provision charged to income           130        1           105         2
 Charge-offs                             -        -            (1)        -
 Recoveries                              -        -             4         4
                                    ------   ------       -------    ------

     Balance at end of year         $1,247   $1,010       $ 1,117    $1,009
                                    ======   ======       =======    ======

Mortgage loans serviced for others are not included in the accompanying financial statements. At March 31, 2003 and September 30, 2002 and 2001, the unpaid principal balances of these loans totaled $10,260 (unaudited), $14,818, and $21,778, respectively.


--------------------------------------------------------------------------------
                                  (Continued)

                           AMERICAN SAVINGS BANK OF NJ
                          NOTES TO FINANCIAL STATEMENTS
                              (Tables in thousands)

--------------------------------------------------------------------------------

NOTE 3 - LOANS (Continued)

Impaired loans were as follows:

                                                        March 31,    ---September 30,---
                                                           2003         2002      2001
                                                         ------         ----      ----
                                                      (Unaudited)
     Period-end loans with no allocated allowance
       for loan losses                                   $1,288         $528      $--
     Period-end loans with allocated allowance
       for loan losses                                      250          175       287
                                                         ------         ----      ----

         Total                                           $1,538         $703      $287
                                                         ======         ====      ====

     Amount of the allowance for loan losses allocated   $  125         $ 88      $ 18
     Average of impaired loans during the period            981          695       321
     Interest income recognized during impairment            55           26        19
     Cash-basis interest income recognized                   55           26        20


Nonperforming loans were as follows:

                                                        March 31,    ---September 30,---
                                                           2003           2002    2001
                                                         ------           ----    ----
                                                      (Unaudited)
     Loans past due over 90 days still on accrual        $    -         $    -  $    -
     Nonaccrual loans                                       537            570     628

Nonperforming loans and impaired loans are defined differently. Some loans may be included in both categories, whereas other loans may only be included in one category.


NOTE 4 - ACCRUED INTEREST RECEIVABLE

Accrued interest receivable is summarized as follows:

                                                      March 31,    ---September 30,---
                                                        2003        2002       2001
                                                       ------       ----       ----
                                                      (Unaudited)

Investment securities                                  $   316    $   400    $   290
Loans receivable                                           935        913        858
                                                       -------    -------    -------

                                                       $ 1,251    $ 1,313    $ 1,148
                                                       =======    =======    =======

--------------------------------------------------------------------------------

                                   (Continued)

                           AMERICAN SAVINGS BANK OF NJ
                          NOTES TO FINANCIAL STATEMENTS
                              (Tables in thousands)

--------------------------------------------------------------------------------

NOTE 5 - PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:

                                              March 31,    ---September 30,---
                                                 2003         2002      2001
                                               ------         ----      ----
                                            (Unaudited)

Land$                                        $   840       $   840    $   840
Office buildings and improvements              3,312         3,077      2,919
Furniture and equipment                        3,027         2,952      2,754
                                             -------       -------    -------
                                               7,179         6,869      6,513
Less accumulated depreciation                  3,260         3,083      2,704
                                             -------       -------    -------

    Total                                    $ 3,919       $ 3,786    $ 3,809
                                             =======       =======    =======


NOTE 6 - DEPOSITS

Deposit accounts are summarized as follows:

                                              March 31,    ---September 30,---
                                                 2003         2002      2001
                                               ------         ----      ----
                                            (Unaudited)

Demand deposits                              $  18,438     $  16,816  $  13,635
NOW and money market accounts                   20,974        27,733      9,756
Savings accounts                               114,522       101,433     54,100
Certificates of deposit                        121,923       118,605    111,337
                                             ---------     ---------  ---------

    Total deposits                           $ 275,857     $ 264,587  $ 188,828
                                             =========     =========  =========

Certificates of deposit accounts with balances over $100,000 totaled $28,125,058 (unaudited), $25,566,318 and $23,118,356 at March 31, 2003 and September 30,
2002 and 2001, respectively. All other deposit accounts with balances over $100,000 totaled $58,554,155 (unaudited), $54,000,447 and $15,968,390 at March
31, 2003 and September 30, 2002 and 2001, respectively. Deposit balances over $100,000 are not federally insured.

--------------------------------------------------------------------------------
                                  (Continued)

                           AMERICAN SAVINGS BANK OF NJ
                          NOTES TO FINANCIAL STATEMENTS
                              (Tables in thousands)

--------------------------------------------------------------------------------

NOTE 6 - DEPOSITS (Continued)

Scheduled maturities of certificates of deposit were as follows:

                        March 31,                             September 30,
                          2003                                    2002
                          ----                                    ----
                       (Unaudited)

2004                  $  89,079           2003                 $  80,288
2005                      9,684           2004                    18,988
2006                      7,903           2005                     8,087
2007                      2,678           2006                       535
2008 and thereafter      12,579           2007 and thereafter     10,707
                      ---------                                ---------

Total                 $ 121,923                                $ 118,605
                      =========                                =========


NOTE 7 - FEDERAL HOME LOAN BANK ADVANCES

The Bank has multiple advances with the Federal Home Loan Bank (FHLB) with maturities through 2012 and rates ranging from 2.80% to 6.94% at March 31, 2003 (unaudited) and 3.25% to 6.94% at September 30, 2002. Scheduled repayments and maturities of fixed rate advances from the Federal Home Loan Bank are as follows:

                           Weighted
                         Average Rate
                   March 31,  September 30,   March 31,       September 30,
                     2003         2002          2003         2002        2001
                     ----         ----          ----         ----        ----
                                             (Unaudited)
Maturing in 2002         -%          -%      $      -    $      -    $ 14,000
Maturing in 2003      6.05        5.39          3,000       4,000       4,000
Maturing in 2004      5.56        5.52          4,000       4,000       4,000
Maturing in 2005      6.28        6.24          3,000       2,000       2,000
Maturing in 2006      3.85        5.68          8,000       4,000       4,000
Maturing in 2007      5.51        5.52          4,000       4,000       4,000
Maturing in 2008      5.53        5.67         12,000      11,000       9,000
Maturing in 2009      4.99        5.42          6,000       4,000       2,000
Maturing in 2010      5.17        5.57          6,000       4,000       2,000
Maturing in 2011      5.19        5.49          6,000       4,000       1,000
Maturing in 2012      4.94        5.55          5,000       3,000           -
                                             --------    --------    --------

                      5.18        5.59       $ 57,000    $ 44,000    $ 46,000
                                             ========    ========    ========

--------------------------------------------------------------------------------
                                  (Continued)

                           AMERICAN SAVINGS BANK OF NJ
                          NOTES TO FINANCIAL STATEMENTS
                              (Tables in thousands)

--------------------------------------------------------------------------------

NOTE 7 - FEDERAL HOME LOAN BANK ADVANCES (Continued)

At March 31, 2003 and September 30, 2002 and 2001, the advances are secured primarily by mortgage-backed securities, mortgage loans, and all stock in the Federal Home Loan Bank under a blanket collateral agreement for the amount of the note outstanding. At March 31, 2003, the Bank's borrowing limit with the FHLB was approximately $90.1 million.


NOTE 8 - INCOME TAXES

An analysis of the provision for income taxes is as follows:

                      Six Months Ended
                      ----March 31,----           ---September 30,---
                      2003         2002              2002        2001
                      ----       ------           -------        ----
                         (Unaudited)

Current               $336       $  443           $ 1,201        $888
Deferred                19           26              (126)        --
                      ----       ------           -------        ----

                      $355       $  469           $ 1,075        $888
                      ====       ======           =======        ====

A reconciliation of the expected income tax expense and the actual income tax expense was as follows:

                                       Six Months Ended
                                       ----March 31,----    ---September 30,---
                                         2003    2002         2002        2001
                                         ----    ----         ----        ----
                                         (Unaudited)

Expected federal income
  tax expense at statutory rate         $ 336    $439        $ 1,008    $831
Increase in taxes resulting from
    State income taxes, net of
      federal benefit                      53      26            154      48
    Tax-exempt income from
      life insurance                      (40)      -            (35)      -
    Other, net                              6       4             12       9
    Deferred tax adjustment -
      state tax rate change                 -       -            (64)      -
                                        -----    ----        -------    ----

         Income tax expense             $ 355    $469        $ 1,075    $888
                                        =====    ====        =======    ====

--------------------------------------------------------------------------------
                                  (Continued)

                           AMERICAN SAVINGS BANK OF NJ
                          NOTES TO FINANCIAL STATEMENTS
                              (Tables in thousands)

--------------------------------------------------------------------------------

NOTE 8 - INCOME TAXES (Continued)

The tax effects of temporary differences that give rise to significant portions of the deferred tax asset and deferred tax liabilities are as follows:

                                                      March 31,  -September 30,-
                                                         2003      2002    2001
                                                         ----      ----    ----
                                                    (Unaudited)
Deferred tax assets
    Provision for loan losses                          $  498      $438   $ 394
    Deferred loan origination fees                          9        13      17
    Accrued expenses and other liabilities                527       529     337
                                                       ------      ----   -----
         Total gross deferred tax assets                1,034       980     748

Deferred tax liabilities
    Depreciation                                          116       116     108
    Deferred loan origination costs                       470       397     292
    Unrealized gain on securities available-for-sale      134       353     396
    Other                                                  34        34      39
                                                       ------      ----   -----
         Total gross deferred tax liabilities             754       900     835
                                                       ------      ----   -----

             Net deferred tax asset (liability)        $  280      $ 80   $ (87)
                                                       ======      ====   =====

Effective for the Bank on January 1, 2002, the State of New Jersey enacted an income tax rate change for savings institutions from 3% to 9%. This change in tax rate has been reflected in the current period and the deferred inventory has been adjusted accordingly.

Retained earnings includes allocations for federal income tax purposes representing tax bad debt deductions of approximately $1,500,000 through March 31, 2003 (unaudited) and September 30, 2002 on which no tax has been paid and no deferred federal income taxes have been provided. The related amount of deferred tax liability is approximately $599,000. Reductions of amounts so allocated for purposes other than tax bad debt losses will create income for tax purposes only, which will be subject to the then current corporate income tax rate.


NOTE 9 - BENEFIT PLANS

The Bank has a directors' retirement plan that provides retirement benefits to all members of the Board of Directors vested under the plan in accordance with the plan document. During the six months ended March 31, 2003 and 2002 and the years ended September 30, 2002 and 2001, the


--------------------------------------------------------------------------------
                                  (Continued)

                           AMERICAN SAVINGS BANK OF NJ
                          NOTES TO FINANCIAL STATEMENTS
                              (Tables in thousands)

--------------------------------------------------------------------------------

NOTE 9 - BENEFIT PLANS (Continued)

Bank accrued expenses related to the plan totaling $72,660 (unaudited) and $57,075 (unaudited), $185,613, and $86,775, respectively.

The Bank has a 401(k) profit sharing plan covering substantially all employees. Contributions to the plan are made at the discretion of the Board of Directors and charged to expense annually. The plan also allows participant salary deferrals into the plan along with a matching contribution provided by the Bank. Total expenses related to the plan, including employer match and profit sharing contributions, were $131,934 (unaudited) and $99,644 (unaudited), $205,477 and $197,422 for the six months ended March 31, 2003 and 2002, and the years ended September 30, 2002 and 2001.

During 2002, the Bank implemented a supplemental executive retirement plan that provides benefits to certain key executive officers in accordance with the plan document. During the six months ended March 31, 2003 and for the year ended September 30, 2002, Bank expenses related to the plan totaled $128,231 (unaudited) and $86,770. During 2002, the Bank also purchased bank-owned life insurance on the individuals covered by the supplemental executive retirement plan.


NOTE 10 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

The Bank is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to fund loans and previously approved unused lines of credit. The Bank's exposure to credit loss in the event of nonperformance by the parties to these financial instruments is represented by the contractual amount of the instruments. The Bank uses the same credit policy for commitments as it uses for on-balance-sheet items. The contract amount of these financial instruments is summarized as follows:

                                 March 31,          ---September 30,---
                                   2003               2002        2001
                                 -------            -------     -------

(Unaudited)

 Commitments to extend credit    $19,481            $17,829     $13,674
 Unused lines of credit            9,714              9,357       6,340
 Construction loans in process       381              3,121       5,839

Fixed rate loan commitments totaled $13,608 at March 31, 2003 and have interest rates ranging from 5.00% to 6.50%.

--------------------------------------------------------------------------------
                                  (Continued)

                           AMERICAN SAVINGS BANK OF NJ
                          NOTES TO FINANCIAL STATEMENTS
                              (Tables in thousands)

--------------------------------------------------------------------------------

NOTE 10 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK (Continued)

Since many commitments expire without being used, the amounts above do not necessarily represent future cash commitments. Collateral may be obtained upon exercise of a commitment. The amount of collateral is determined by management and may include commercial and residential real estate and other business and consumer assets.

NOTE 11 - REGULATORY CAPITAL REQUIREMENTS

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required.

The Bank's actual and required capital amounts and ratios are presented below.

                                                                                                  To Be Well
                                                                        For Capital            Capitalized Under
                                                                         Adequacy              Prompt Corrective
                                                  Actual                 Purposes                   Action
                                           --------------------    --------------------     --------------------
                                              Amount      Ratio       Amount      Ratio      Amount        Ratio
                                              ------      -----       ------      -----      ------        -----
As of March 31, 2003 (unaudited)
    Total capital (to risk-weighted
      assets)                              $   23,220     12.9%    $   14,389      8.0%     $  17,986      10.0%
    Tier I capital (to risk-weighted)
      assets)                                  21,973     12.2          7,194      4.0         10,792       6.0
    Tier I (core) capital (to adjusted
      total assets)                            21,973      6.1         14,414      4.0         18,018       5.0

As of September 30, 2002:
    Total capital (to risk-weighted
      assets)                              $   22,440     13.9%    $   12,946      8.0%     $  16,182      10.0%
    Tier I capital (to risk-weighted
      assets)                                  21,341     13.2          6,473      4.0          9,709       6.0
    Tier I (core) capital (to adjusted
      total assets)                            21,341      6.4         13,374      4.0         16,717       5.0


----------------------------------------------------------------------------------------------------------------
                                  (Continued)

                           AMERICAN SAVINGS BANK OF NJ
                          NOTES TO FINANCIAL STATEMENTS
                              (Tables in thousands)

--------------------------------------------------------------------------------

NOTE 11 - REGULATORY CAPITAL REQUIREMENTS (Continued)

                                                                                                  To Be Well
                                                                        For Capital            Capitalized Under
                                                                         Adequacy              Prompt Corrective
                                                  Actual                 Purposes                   Action
                                           --------------------    --------------------     --------------------
                                              Amount      Ratio       Amount      Ratio      Amount        Ratio
                                              ------      -----       ------      -----      ------        -----
As of September 30, 2001:
    Total capital (to risk-weighted
      assets)                              $   20,410     15.1%    $   10,815      8.0%     $  13,519      10.0%
    Tier I capital (to risk-weighted
      assets)                                  19,451     14.4          5,407      4.0          8,111       6.0
    Tier I (core) capital (to adjusted
      total assets)                            19,451      7.6         10,300      4.0         12,875       5.0

As of March 31, 2003 (unaudited) and September 30, 2002, the most recent notification from the Office of Thrift Supervision categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank's category.

The following is a reconciliation of the Bank's equity under accounting principles generally accepted in the United States of America (GAAP) to regulatory capital as of the dates indicated (in thousands):

                                               March 31,   ---September 30,----
                                                 2003        2002        2001
                                               --------    --------    --------
                                             (Unaudited)

GAAP equity                                    $ 22,175    $ 21,872    $ 20,155
Accumulated other comprehensive income             (202)       (531)       (704)
                                               --------    --------    --------
    Tier I capital                               21,973      21,341      19,451
General regulatory allowance for loan losses      1,247       1,099         959
                                               --------    --------    --------

    Total capital                              $ 23,220    $ 22,440    $ 20,410
                                               ========    ========    ========



--------------------------------------------------------------------------------
                                  (Continued)

                           AMERICAN SAVINGS BANK OF NJ
                          NOTES TO FINANCIAL STATEMENTS
                              (Tables in thousands)

--------------------------------------------------------------------------------

NOTE 12 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amount and estimated fair value of financial instruments were as follows:

                            -----March 31,-----   ----September 30,---- ----September 30,----
                                   2003                  2002                  2001
                                   ----                  ----                  ----
                                 (Unaudited)
                                       Estimated             Estimated            Estimated
                            Carrying     Fair     Carrying     Fair     Carrying    Fair
                             Amount      Value     Amount      Value     Amount     Value
                             ------      -----     ------      -----     ------     -----
Financial assets
    Cash and cash
      equivalents           $  6,903   $  6,903   $ 17,330   $ 17,330   $ 22,109   $ 22,109
    Securities available-
      for-sale                93,648     93,648     90,134     90,134     52,021     52,022
    Securities held-to-
      maturity                 4,130      4,171      6,970      7,023     10,187     10,278
    Loans receivable, net    242,122    248,496    208,374    213,920    166,322    169,310
    Federal Home Loan
      Bank stock               2,900      2,900      2,200      2,200      2,300      2,300
    Accrued interest
      receivable               1,251      1,251      1,313      1,314      1,148      1,148

Financial liabilities
    Deposits                $275,857   $277,923   $264,587   $266,408   $188,828   $189,942
    Advance payments
      by borrowers for
      taxes and insurance      1,850      1,850      1,713      1,713      1,358      1,358
    Federal Home Loan
      Bank advances           57,000     61,779     44,000     47,870     46,000     47,596
    Accrued interest
      payable                    282        282        229        229        189        189



--------------------------------------------------------------------------------
                                  (Continued)

                           AMERICAN SAVINGS BANK OF NJ
                          NOTES TO FINANCIAL STATEMENTS
                              (Tables in thousands)

--------------------------------------------------------------------------------

NOTE 12 - FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

The methods and assumptions used to estimate fair value are described as follows:

Carrying amount is the estimated fair value for cash and cash equivalents, Federal Home Loan Bank stock, accrued interest receivable and payable, demand deposits, short-term debt, and variable rate loans or deposits that reprice frequently and fully. Security fair values are based on market prices or dealer quotes and, if no such information is available, on the rate and term of the security and information about the issuer. For fixed rate loans or deposits and for variable rate loans or deposits with infrequent repricing or repricing limits, fair value is based on discounted cash flows using current market rates applied to the estimated life and credit risk. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values. Fair value of debt, including Federal Home Loan Bank advances, is based on current rates for similar financing. The fair value of off-balance-sheet items is based on the current fees or cost that would be charged to enter into or terminate such arrangements. The fair value of these off-balance sheet items is not material.


NOTE 13 - ADOPTION OF PLAN OF STOCK ISSUANCE (UNAUDITED)

On February 10, 2003, the Board of Directors of the MHC and the Bank adopted a plan to form ASB Holding Company (the Stock Holding Company), a new mid-tier holding company, with the concurrent sale of the Stock Holding Company's common stock in an amount equal to 40% of the pro forma market value of the Stock Holding Company and the Bank after giving effect to the offering. As part of the formation of the Stock Holding Company, the MHC will contribute all of its ownership of the Bank to the Stock Holding Company. A subscription offering of the shares of common stock in the new holding company will be offered initially to the Bank's eligible deposit account holders and the Bank's tax qualified employee benefit plan, then to other members of the Bank. Any shares of the Stock Holding Company's common stock not sold in the subscription offering will be offered for sale to the general public, giving preference to the Bank's market area.

Upon completion of the plan, the MHC will own 60% of the outstanding stock of the Stock Holding Company, with the remaining 40% held by the public. The Stock Holding Company will own 100% of the Bank. The Bank may not pay dividends to the Stock Holding Company if the dividends would cause the Bank to fall below the "well capitalized" capital threshold.


--------------------------------------------------------------------------------
                                  (Continued)

                           AMERICAN SAVINGS BANK OF NJ
                          NOTES TO FINANCIAL STATEMENTS
                              (Tables in thousands)

--------------------------------------------------------------------------------

NOTE 13 - ADOPTION OF PLAN OF STOCK ISSUANCE (UNAUDITED) (Continued)

The Stock Holding Company intends to contribute approximately 80% of the proceeds of the offering to the Bank. The Stock Holding Company will also lend its employee stock ownership plan cash to enable the plan to buy up to 8% of the shares issued in the offering to persons other than the MHC. The balance will be retained as the Stock Holding Company's initial capitalization and may be used for general business purposes including investment in securities, repurchasing shares of its common stock and paying dividends. The funds received by the Bank will be used for general business purposes including originating loans and purchasing securities and may also be used for growth through expansion of the branch office network.

Offering costs will be deferred and deducted from the proceeds of the shares sold in the stock offering. If the offering is not completed, all costs will be charged to expense. At March 31, 2003 (unaudited), $173,422 of costs have been incurred.

--------------------------------------------------------------------------------
                                  (Continued)

You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is different. This document does not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities offered hereby to any person in any jurisdiction in which the offer or solicitation would be unlawful. The affairs of ASB Holding Company and its subsidiaries may change after the date of this prospectus. Delivery of this document and the sales of shares made hereunder does not mean otherwise.



                                     [logo]



                               ASB HOLDING COMPANY



                   Up to [^] 1,449,000 Shares of Common Stock
               (Subject to Increase to up to [^] 1,666,350 Shares)






                                   ----------

                                   PROSPECTUS
                                   ----------





                             Milestone Advisors, LLC





                                ___________, 2003







Until the later of _______________, 2003, or 90 days after commencement of the offering, all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                 PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 27.          Exhibits:

                  The exhibits filed as part of this Registration Statement are as follows:

                   1       Form of Sales Agency Agreement with Milestone Merchant Partners*
                   2       Plan of Stock Issuance of American Financial Group, Inc.
                   3(i)    Charter of ASB Holding Company*
                   3(ii)   Bylaws of ASB Holding Company*
                   4       Specimen Stock Certificate of ASB Holding Company*
                   5       Opinion of Malizia Spidi & Fisch, PC regarding legality of securities registered
                   8.1     Federal Tax Opinion of Malizia Spidi & Fisch, PC*
                   8.2     State Tax Opinion of Crowe Chizek and Company LLC*
                  10.1     Employment Agreement between American Savings Bank of NJ and
                              Joseph Kliminski*
                  10.2     Employment Agreement between American Savings Bank of NJ and
                              Richard M. Bzdek*
                  10.3     Employment Agreement between American Savings Bank of NJ and
                              Eric B. Heyer*
                  10.4     Form of Executive Salary Continuation Agreement*
                  21       Subsidiaries*
                  23.1     Consent of Malizia Spidi & Fisch, PC (contained in its opinions filed as Exhibits
                           5, 8.1 and 8.2)
                  23.2     Consent of Crowe Chizek and Company LLC
                  23.3     Consent of FinPro, Inc.
                  24       Power of Attorney (reference is made to the signature page)*
                  99.1     Stock Order Form*
                  99.2     Marketing Materials*
                  99.3     Opinion of FinPro, Inc. as to the value of subscription rights*
                  99.4     Conversion Valuation Appraisal Report prepared by FinPro, Inc.

----------------
*       Previously filed.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in Bloomfield, New Jersey on August 11, 2003.

                                AMERICAN FINANCIAL GROUP, INC.

                                By:      /s/ Joseph Kliminski
                                         ---------------------------------------
                                         Joseph Kliminski
                                         President and Chief Executive Officer
                                         (Duly Authorized Representative)


         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated as of August 11, 2003.

/s/ Joseph Kliminski                        *                 /s/ Joseph Kliminski
---------------------------------------------                 --------------------------------------------
W. George Parker                                              Joseph Kliminski
Chairman and Director                                         President, Chief Executive Officer and
                                                                 Director
                                                              (Principal Executive Officer)


/s/ Joseph Kliminski                        *                 /s/ Joseph Kliminski                        *
---------------------------------------------                 ---------------------------------------------
Eric B. Heyer                                                 Vincent S. Rospond
Vice President and Chief Financial Officer                    Director
(Principal Accounting Officer)


/s/ Joseph Kliminski                        *                 /s/ Joseph Kliminski                        *
---------------------------------------------                 ---------------------------------------------
H. Joseph North                                               James H. Ward, III
Director                                                      Director


/s/ Joseph Kliminski                        *                 /s/ Joseph Kliminski                        *
---------------------------------------------                 ---------------------------------------------
Stanley Obal                                                  Robert Gaccione
Director                                                      Director



----------------------------------------
* Signed pursuant to a power of attorney.



                                      II-2